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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on July 30, 2014

Registration No. 333-197123

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 2
TO

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LOXO ONCOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	46-2996673 (I.R.S. Employer Identification Number)

Loxo Oncology, Inc.
One Landmark Square
Suite 1122
Stamford, CT 06901
(203) 653-3880
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joshua H. Bilenker, M.D.
President and Chief Executive Officer
Loxo Oncology, Inc.
One Landmark Square
Suite 1122
Stamford, CT 06901
(203) 653-3880
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Effie Toshav, Esq. Robert A. Freedman, Esq. Matthew S. Rossiter, Esq. Fenwick & West LLP 555 California Street San Francisco, CA 94104 (415) 875-2300	Bruce K. Dallas, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)	Dated July 30, 2014

4,384,615 Shares

Common Stock

This is the initial public offering of our common stock. We are offering 4,384,615 shares of common stock. Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on the NASDAQ Global Market under the symbol "LOXO." We expect the public offering price will be between $12.00 and $14.00 per share.

We are an "emerging growth company" under applicable Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption "Risk Factors" beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds to Loxo (Before Expenses)	$	$

(1)
We refer you to "Underwriting" beginning on page 132 of this prospectus for additional information regarding total underwriter compensation.

Certain of our principal stockholders and their affiliated entities, including stockholders affiliated with our directors, have indicated an interest in purchasing up to $9.0 million of shares of our common stock in this offering at the initial public offering price. In addition, existing stockholders and certain investment funds affiliated with Deerfield Management Company, L.P. have indicated an interest in purchasing up to approximately $14.5 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any of these parties, or any of these parties may determine to purchase more, fewer or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these entities as they will on any other shares sold to the public in this offering.

In addition, New Enterprise Associates 14, L.P., or NEA, an existing stockholder, has agreed to purchase approximately $3.0 million of shares of our common stock at the initial public offering price in a private placement that will close concurrently with this offering. The underwriters will serve as placement agents for such concurrent private placement and receive the same discount on shares purchased by NEA as they will on shares sold to the public in this offering. The closing of this offering is not conditioned upon the closing of such concurrent private placement.

The underwriters may also purchase up to an additional 657,692 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments, if any.

The underwriters expect to deliver the shares against payment in New York, New York on                        , 2014.

Cowen and Company	Stifel

Oppenheimer & Co.	JMP Securities

The date of this prospectus is                        , 2014

        We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospectus may have changed since that date.

i

 PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes thereto and the information set forth under the sections "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in each case included in this prospectus. Unless the context otherwise requires, we use the terms "Loxo," "Loxo Oncology," "company," "we," "us" and "our" in this prospectus to refer to Loxo Oncology, Inc.

Overview

        Loxo Oncology develops targeted small molecule therapeutics for the treatment of cancer in genetically defined patient populations. Our development approach translates key scientific insights relating to the oncogenic drivers of cancer into drugs that are potent and highly selective for their intended targets. Such drugs typically achieve high target engagement, which has been correlated with improved tumor response. We believe our approach will allow us to develop drugs with a high probability of clinical success while reducing the time, costs and risks of drug development.

        Pre-clinical research indicates that our lead product candidate, LOXO-101, is a potent and selective inhibitor of tropomyosin receptor kinase, or TRK, a family of signaling molecules that appear to play an important role in the development and perpetuation of many cancers. We are evaluating LOXO-101 in a Phase 1 dose escalation trial for patients with advanced solid tumors, and we anticipate reporting data by early 2015. We are also building a pipeline of additional product candidates targeting cancers driven by genetic alterations. Our investors include affiliates of Aisling Capital, OrbiMed, New Enterprise Associates, Access Industries and Deerfield Management Company.

Background on Cancer and Oncogene Addiction

        As genetic testing in cancer becomes more routine, we are learning that cancers arising in diverse sites in the body may share the same type of genetic alterations. Increasingly, tumors may be identified and treated according to their distinguishing genetic alterations, while in the past, the organ of origin was most important. Both research and clinical data suggest that some tumors, while having many identifiable genetic alterations, are primarily dependent on a single activated kinase for their proliferation and survival. This dependency, often referred to as oncogene addiction, renders such tumors highly susceptible to small molecule inhibitors targeting the relevant alteration. The oncogene addiction paradigm appears to be especially important in understanding the pathogenesis of lung cancer.

        Robust response rates in lung cancer patients with tumors displaying oncogene addiction have supported regulatory approvals for many drugs, including crizotinib (Xalkori) and afatinib (Gilotrif). Researchers and clinical oncologists now often incorporate genetic assessments into clinical trials and routine care with the hope of directing patients to medicines which may have a greater chance of treating their cancers effectively. We believe that increased focus on oncogene addiction will lead to more efficient drug development and more robust clinical responses in genetically defined patient populations.

The Loxo Approach

        We employ a capital-efficient approach to develop drugs for genetically defined patient populations. We collaborate with technology partners that we believe are capable of building potent and highly selective compounds with favorable pharmacologic properties. We believe our approach allows us to reduce the time, costs and risks of cancer drug development, while allowing us to focus on our core competencies of target selection, drug profiling and clinical and regulatory execution.

Step 1—Target Selection

        Target selection requires an understanding of which genetic alterations are oncogenic drivers. We identify and prioritize targets by interpreting two information streams: clinical trial data and academic research. Using clinical trial data, we assess the response signals of drugs in development and identify those that show promise but also demonstrate drug-specific limitations such as poor absorption, poor distribution or unwanted side effects. The appealing aspect of leveraging existing trial data is that clinical activity has already been demonstrated, thereby increasing the likelihood that the target is valid. Using academic research, particularly population-based genetic studies and experiments involving cell and animal models, we identify novel targets with emerging validation. Throughout the target selection process, we leverage the expertise of our scientific advisory board, composed of key opinion leaders, who are familiar with current research and clinical standards of care for a given cancer. We believe our approach identifies targets with a high probability of success.

Step 2—Drug Profiling

        Translating a target insight into a product candidate requires the application of chemistry to a biological problem. We employ advanced third-party technology solutions to develop product candidates with the potential for significant target engagement while maintaining favorable pharmacologic properties.

Step 3—Clinical Trial and Regulatory Execution

        Our clinical development strategy employs a stepwise approach designed to identify response signals early in development and reduce development risks. In Phase 1 of development, we seek to explore one or more doses in patients whose tumors harbor specific genetic alterations and believe this gives us a higher likelihood of demonstrating a clinical benefit. This approach is intended to allow for early insight into the therapeutic potential of a product candidate and the possibility for rapid clinical development and expedited regulatory strategies, such as Breakthrough Therapy Designation, Fast Track Designation, Priority Review and Accelerated Approval. We intend to develop companion diagnostics, with the help of technology partners, to identify patients whose tumors harbor the relevant genetic alterations.

Product Candidates

LOXO-101

        Overview.    The selection of LOXO-101 as a clinical candidate demonstrates many important elements of our drug development approach. LOXO-101 is an oral, highly selective and potent inhibitor of TRK, and has favorable pharmacologic properties. There is a growing body of scientific literature implicating TRK alterations in diverse tumor types, including neuroblastoma and lung, thyroid and breast cancer. Many downstream pathways important in cancer are stimulated by activated TRK, such as the PI3-kinase and MAP-kinase pathways. Drugs targeting these pathways have generated responses in both solid and hematologic tumors.

        We selected LOXO-101 after evaluating a series of compounds from distinct chemical scaffolds. In purified enzyme inhibition studies, LOXO-101 demonstrated potent inhibition activity against TRK receptors TRKA, TRKB and TRKC at low concentration levels. LOXO-101 demonstrated favorable specificity by not inhibiting other tested kinases at doses we expect to be clinically relevant. LOXO-101 demonstrated potent inhibition activity in cells driven by TRK signaling at low concentrations. Numerous pharmacology and safety studies in mice, rats, dogs and monkeys have demonstrated that LOXO-101 has attractive pharmacologic properties and a favorable therapeutic index. We have exclusive rights to issued composition of matter patents covering LOXO-101 that expire in 2029.

        Preclinical Efficacy.    In a TRKA-driven mouse model of cancer, LOXO-101 demonstrated significant anti-tumor activity. We treated mice with three different doses either once a day (QD) or twice a day (BID) for 14 days and compared this activity to a control group. As shown in the figure below, tumors showed response at all doses, with doses totaling 60 mg/kg or more per day showing disease stabilization, which extended through cessation of dosing.

Inhibition of Tumor Growth in TRKA-Driven Mouse Model

        Phase 1 Clinical Trial.    We initiated a Phase 1 dose escalation trial in patients with advanced solid tumors in May 2014 and intend to initiate an expansion phase that will enroll patients with TRK alterations across multiple tumor types. We anticipate data from the dose escalation phase by early 2015. Initial human pharmacokinetic data from the first cohort of this Phase 1 trial demonstrate LOXO-101 was absorbed with good exposure. In addition, no limiting toxicities were reported and dose escalation is proceeding.

Preclinical Product Pipeline

        In addition to LOXO-101, we are advancing multiple programs against both clinically validated and novel kinase alterations. We intend to build a pipeline of product candidates targeting cancers driven by other genetic alterations. We plan to submit our second Investigational New Drug, or IND, application as early as the end of 2015.

Loxo Oncology Strengths

Management

        Our team has significant experience in the discovery, development and regulatory approval of novel therapeutics. Our Chief Executive Officer and acting Chief Medical Officer were practicing physicians in the field of oncology. Our Chief Executive Officer has experience as a healthcare investor and as a reviewer at the U.S. Food and Drug Administration, or FDA. Our Chief Scientific Officer led the medicinal chemistry teams that discovered erlotinib (Tarceva) and tofacitinib (Xeljanz), two drugs that are approved in the United States. Our acting Chief Medical Officer helped lead the development of carfilzomib (Kyprolis) and ibrutinib (Imbruvica), two oncology drugs that are approved under Accelerated Approval in the United States.

Scientific Advisory Board

        Our Scientific Advisory Board is integral to our success and is actively involved in target selection, product profiling and clinical development. We have assembled the following team of key opinion leaders:

  •
  Keith T. Flaherty, M.D. an Associate Professor at Harvard Medical School and the Director of the Termeer Center for Targeted Therapy at the Cancer Center at Massachusetts General Hospital. Dr. Flaherty focuses on the understanding of novel, molecularly targeted therapies. Dr. Flaherty serves on the board of directors of Clovis Oncology.

  •
  Jeffrey A. Engelman, M.D., Ph.D. an Associate Professor at Harvard Medical School and the Director of the Center for Thoracic Cancers at Massachusetts General Hospital. Dr. Engelman focuses on novel therapeutic strategies for the treatment of cancer, with a particular emphasis on lung cancer. Dr. Engelman serves on the Scientific Advisory Board of Agios Pharmaceuticals.

  •
  Ross L. Levine, M.D., an Associate Member at Memorial Sloan Kettering Cancer Center focuses on the molecular genetics of myeloid malignancies. Dr. Levine's research contributed to the development of Foundation Medicine's hematologic panel.

  •
  Ben Ho Park, M.D., Ph.D., an Associate Professor of Oncology at Johns Hopkins University School of Medicine, has a research program focused on validating genetic targets, with a particular interest in breast cancer.

  •
  David B. Solit, M.D., a Director in the Center for Molecular Oncology at Memorial Sloan Kettering Cancer Center, focuses on the development of cancer therapies that target pathways responsible for cancer initiation and progression. Dr. Solit leads a multidisciplinary team focused on translating novel molecular insights into routine clinical practice.

Array Collaboration

        We entered into a multi-target collaboration with Array BioPharma Inc., or Array, in July 2013 and expanded the collaboration in November 2013 and April 2014. We selected Array as a collaboration partner because of its experience in building potent and highly selective kinase inhibitors with favorable drug properties.

Our Strategy

        Our goal is to translate key scientific insights relating to underlying oncogenic drivers into the development of potent and highly selective therapeutics. To execute our strategy, we intend to:

  •
  Advance our lead product candidate LOXO-101 through clinical development.

  •
  Develop a pipeline of potent and highly selective targeted therapeutics.

  •
  Increase the probability for clinical success by prioritizing targets for development that are believed to be oncogenic drivers.

  •
  Work with experienced third parties in the field of diagnostics.

  •
  Conduct international clinical and regulatory programs to support our global approval and commercialization strategy.

  •
  Leverage our business model to maximize the value of our current external collaboration while remaining open to additional collaboration opportunities.

Risks Affecting Us

        Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled "Risk Factors" immediately following this prospectus summary. Some of these risks are:

  •
  We have incurred significant losses since our inception. Our deficit accumulated during the development stage was $13.2 million as of March 31, 2014. We expect to incur losses over the next several years and may never achieve or maintain profitability.

  •
  Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

  •
  We will need substantial additional funding. If we are unable to raise capital when needed, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

  •
  Our discovery and preclinical development is focused on the development of targeted therapeutics for patients with genetically defined cancers, which is a rapidly evolving area of science, and the approach we are taking to discover and develop drugs is novel and may never lead to marketable products.

  •
  We are very early in our development efforts and are substantially dependent on our lead product candidate, LOXO-101. If we or our collaborators are unable to successfully develop and commercialize LOXO-101 or experience significant delays in doing so, our business will be materially harmed.

  •
  Difficulty in enrolling patients could delay or prevent clinical trials of our product candidates. We may find it difficult to enroll patients in our Phase 1 expansion trial for LOXO-101 given that we do not know how many patients share the TRK alterations LOXO-101 is designed to inhibit.

  •
  Clinical drug development involves a lengthy and expensive process, with an uncertain outcome. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

  •
  Failure to successfully validate, develop and obtain regulatory approval for companion diagnostics for our product candidates could harm our drug development strategy and operational results.

  •
  Our existing discovery collaboration with Array is important to our business. If we are unable to maintain this collaboration, or if this collaboration is not successful, our business could be adversely affected.

  •
  We currently have a limited number of employees, are highly dependent on our Chief Executive Officer and our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

  •
  If we are unable to obtain and maintain intellectual property protection for our technology and products, or if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize technology and products similar or identical to ours, and our ability to successfully commercialize our technology and products may be impaired.

Concurrent Private Placement

        New Enterprise Associates 14, L.P., or NEA, an existing stockholder, has agreed to purchase approximately $3.0 million of shares of our common stock at the initial public offering price in a private placement that will close concurrently with this offering. The shares that will be sold in the concurrent private placement will constitute restricted securities under the Securities Act of 1933, as amended. The underwriters will serve as placement agents for such concurrent private placement and will receive the same discount on shares purchased by NEA as they will on shares sold to the public in this offering. The closing of this offering is not conditioned upon the closing of such concurrent private placement.

Corporate Information

        We were incorporated under the laws of the State of Delaware in May 2013. Our principal executive offices are located at One Landmark Square, Suite 1122, Stamford, CT 06901, and our telephone number is (203) 653-3880. Our website address is www.loxooncology.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock.

        The mark "Loxo Oncology" is our common law trademark. All other service marks, trademarks and trade names appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

JOBS Act

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an emerging growth company until the earlier of the last day of the fiscal year following the fifth anniversary of the completion of this offering, the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, the date on which we are deemed to be a large accelerated filer (this means that we have been public for at least 12 months, have filed at least one annual report and the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year), or the date on which we have issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.

        The JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

 THE OFFERING

Common stock offered by us	4,384,615 shares
Common stock to be sold by us to NEA in the concurrent private placement

NEA has agreed to purchase approximately $3.0 million of shares (or 230,769 shares assuming an offering price of $13.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus) of our common stock at the initial public offering price in a private placement that will close concurrently with this offering. See "Certain Relationships and Related Party Transactions—Concurrent Private Placement."

Common stock to be outstanding after this offering and the concurrent private placement	15,064,064 shares
Over-allotment option	The underwriters have an option to purchase up to 657,692 additional shares of our common stock to cover over-allotments, if any.
Potential Insider Participation

Certain of our principal stockholders and their affiliated entities, including stockholders affiliated with our directors, have indicated an interest in purchasing up to $9.0 million of shares of our common stock in this offering at the initial public offering price. In addition, existing stockholders and certain investment funds affiliated with Deerfield Management Company, L.P. have indicated an interest in purchasing up to approximately $14.5 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any of these parties, or any of these parties may determine to purchase more, fewer or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these entities as they will on any other shares sold to the public in this offering.

Use of proceeds

We estimate the net proceeds from this offering will be approximately $50.9 million (or $58.9 million if the underwriters exercise their over-allotment option in full), assuming an initial public offering price of $13.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. In addition, we expect to receive net proceeds of $2.8 million from the sale of shares of common stock to NEA in the concurrent private placement, after deducting estimated discounts and expenses.

We currently expect to use the net proceeds from the offering and the concurrent private placement to fund a Phase 1 dose escalation and expansion trial for LOXO-101, research and development, advancement of preclinical product candidates and working capital and other general corporate purposes, including costs associated with being a public company. See the "Use of Proceeds" section of this prospectus for a more complete description of the intended use of the proceeds of this offering and the concurrent private placement.

Risk factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Proposed NASDAQ Global Market symbol	"LOXO"

        The number of shares of our common stock to be outstanding after this offering and the concurrent private placement is based on 516,638 shares of our common stock outstanding as of March 31, 2014, and includes:

  •
  the sale and issuance of 2,664,343 shares of Series B convertible preferred stock in a private placement by us in April 2014;

  •
  the sale and issuance of 501,890 shares of Series B convertible preferred stock in a private placement by us in June 2014;

  •
  the automatic conversion of all outstanding shares of our Series A convertible preferred stock and Series B convertible preferred stock into 8,322,483 shares of common stock upon completion of this offering; and

  •
  the automatic conversion of the 500,704 outstanding shares of our Series A-1 convertible preferred stock into 1,609,559 shares of common stock, including the effect of the anti-dilution features contained in the Series A-1 convertible preferred stock, which features expire upon completion of this offering.

        The number of shares of our common stock to be outstanding after this offering and the concurrent private placement excludes:

  •
  649,902 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2014, with an exercise price of $1.1840 per share;

  •
  792,374 shares of common stock issuable upon the exercise of options granted between March 31, 2014 and July 9, 2014, with a weighted average exercise price of $4.5494 per share;

  •
  38,580 shares of common stock that are issued but were subject to repurchase by us as of March 31, 2014 and therefore not included in stockholders' (deficit) equity; and

  •
  1,241,685 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of (a) no shares of common stock reserved for future issuance under our 2013 Equity Incentive Plan as of July 9, 2014, (b) 1,092,085 shares of common stock reserved for future issuance under our 2014 Equity Incentive Plan, which will become effective on the date immediately prior to the date of this prospectus and (c) 149,600 shares of common stock reserved for future issuance under our 2014 Employee Stock Purchase Plan, which will become effective on the date of this prospectus. Upon completion of this offering, any remaining shares available for issuance under our 2013 Equity Incentive Plan will be added to the shares reserved under our 2014 Equity Incentive Plan and we will cease granting awards under our

    2013 Equity Incentive Plan. Our 2014 Equity Incentive Plan provides for automatic annual increases in the number of shares reserved under the plan each year, as more fully described in "Executive Compensation—Employee Benefit and Stock Plans."

        Except as otherwise indicated, all information in this prospectus assumes:

  •
  a 1.5625-for-1 forward stock split of our outstanding common stock that was effected on July 21, 2014;

  •
  the effectiveness of our restated certificate of incorporation in connection with the completion of this offering;

  •
  no exercise of outstanding stock options subsequent to March 31, 2014; and

  •
  no exercise of the underwriters' over-allotment option.

 SUMMARY FINANCIAL DATA

        The summary statements of operations data presented below for the period from May 9, 2013 (date of inception) to December 31, 2013 are derived from our audited financial statements included elsewhere in this prospectus. The summary statements of operations data presented below for the three months ended March 31, 2014 and our balance sheet data as of March 31, 2014 are derived from our unaudited interim condensed financial statements included elsewhere in this prospectus. The interim condensed unaudited financial statements have been prepared on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The following summary financial data should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in any future period. The summary financial data in this section are not intended to replace the historical financial statements and are qualified in their entirety by the historical financial statements and related notes included elsewhere in this prospectus.

	Period From May 9, 2013 (Date of Inception) to December 31, 2013	Three months ended March 31, 2014	Period From May 9, 2013 (Date of Inception) to March 31, 2014
		(unaudited)
	(In thousands except share and per share data)
Statements of Operations Data:
Operating expenses:
Research and development with related party	$9,384	$1,275	$10,659
Research and development	323	711	1,034
General and administrative	583	916	1,499

Total operating expenses and net loss	(10,290)	(2,902)	(13,192)

Accretion of redeemable convertible preferred stock	(12)	(11)	(23)

Net loss attributable to common stockholders	$(10,302)	$(2,913)	$(13,215)

Per share information:
Net loss per share of common stock, basic and diluted	$(70.79)	$(14.22)

Weighted average shares outstanding, basic and diluted	145,528	204,807

Pro forma information (unaudited)(1):
Pro forma net loss per common share—basic and diluted	$(4.24)	$(0.68)

Pro forma basic and diluted weighted average common shares outstanding	2,424,342	4,287,672

(1)
Pro forma gives effect to the automatic conversion of all outstanding shares of our Series A and A-1 convertible preferred stock into 6,575,204 shares of common stock as of the beginning of the period presented or actual issuance date, if later and does not include any shares issued subsequent to March 31, 2014.

	As of March 31, 2014
	Actual	Pro Forma(1)	Pro Forma as Adjusted(2)
			(unaudited)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$26,933	$55,322	$109,022
Total assets	27,445	55,813	109,513
Total liabilities	596	596	596
Deficit accumulated during the development stage	(13,192)	(13,192)	(13,192)
Total stockholders' (deficit) equity	(13,005)	55,217	108,917

(1)
Pro forma gives effect to (i) the sale and issuance of 2,664,343 shares of Series B convertible preferred stock in a private placement by us in April 2014; (ii) the sale and issuance of 501,890 shares of Series B convertible preferred stock in a private placement by us in June 2014; (iii) the automatic conversion of all outstanding shares of our Series A convertible preferred stock and Series B convertible preferred stock into 8,322,483 shares of common stock upon completion of this offering; and (iv) the automatic conversion of all outstanding shares of our Series A-1 convertible preferred stock into 1,609,559 shares of common stock, including the effect of the anti-dilution features contained in the Series A-1 convertible preferred stock, which features expire upon completion of this offering.

(2)
The pro forma as adjusted column reflects (i) the pro forma adjustments described in footnote (1) above, (ii) the sale by us of 4,384,615 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (iii) the sale of $3.0 million of shares (or 230,769 shares assuming a price of $13.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus) in the concurrent private placement, after deducting estimated discounts and expenses of such placement.

A $1.00 increase (decrease) in the assumed initial public offering price would increase or decrease each of cash and cash equivalents, total assets and total stockholders' (deficit) equity by $4.1 million, assuming the number of shares offered by us in this offering and the concurrent private placement remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of one million in the number of shares of common stock offered by us in this offering and the concurrent private placement would increase or decrease the net proceeds that we receive from this offering by $12.1 million, assuming that the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our financial statements and related notes, before investing in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks occur, our business, operating results and prospects could be materially harmed. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Financial Position and Need For Additional Capital

  We have incurred significant losses since our inception. We expect to incur losses over the next several years and may never achieve or maintain profitability.

        Since inception, we have incurred significant operating losses. Our net loss was $13.2 million for the period from May 9, 2013 (date of inception) to March 31, 2014. As of March 31, 2014, we had a deficit accumulated during our development stage of $13.2 million. We have focused primarily on our discovery collaboration with Array and developing our product candidates. We have recently initiated clinical development of our lead product candidate, LOXO-101, and expect that it will be many years, if ever, before we have a product candidate ready for commercialization. To date, we have financed our operations primarily through private placements of our convertible preferred stock. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. The net losses we incur may fluctuate significantly from quarter to quarter. We anticipate that our expenses will increase substantially if and as we:

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  continue development of our product candidates;

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  seek to identify additional product candidates;

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  enter into additional collaboration arrangements with regards to product discovery or acquire or in-license other products and technologies;

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  maintain and leverage our collaboration with Array;

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  continue and initiate clinical trials for our product candidates;

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  seek marketing approvals for our product candidates that successfully complete clinical trials;

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  establish a sales, marketing and distribution infrastructure to commercialize any products for which we may obtain marketing approval;

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  maintain, expand and protect our intellectual property portfolio;

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  hire additional personnel;

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  add operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts; and

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  incur increased costs as a result of operating as a public company.

        To become and remain profitable, we must develop and eventually commercialize a product or products with significant market potential. This will require us to be successful in a range of challenging activities, including completing clinical trials of our product candidates, obtaining marketing approval for these product candidates and manufacturing, marketing and selling those products for which we may obtain marketing approval. We may never succeed in these activities and, even if we do, may never generate revenues that are significant or large enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of the company and could impair our ability to raise capital, maintain our discovery and preclinical development efforts, expand our business or continue our operations and may require us to raise additional capital that may dilute your ownership interest. A decline in the value of our company could also cause you to lose all or part of your investment.

  Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

        We are an early-stage clinical development company. We were incorporated in May 2013 and commenced operations in the third quarter of 2013 and rely on our collaboration with Array and other third parties to provide discovery and preclinical development capability. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, acquiring and developing our technology, identifying potential product candidates, undertaking preclinical studies and preparing to undertake clinical studies of our most advanced product candidate, LOXO-101, which we recently advanced into clinical trials. We have not yet demonstrated our ability to successfully complete any clinical trials, including large-scale, pivotal clinical trials, obtain marketing approvals, manufacture a commercial scale product, or arrange for a third-party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Medicines, on average, take ten to 15 years to be developed from the time they are discovered to the time they are available for treating patients. Consequently, any predictions you make about our future success or viability based on our short operating history to date may not be as accurate as they could be if we had a longer operating history.

        In addition, as a new business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will need to transition from a company with a research focus to a company capable of supporting commercial activities. We may not be successful in such a transition.

  We will need substantial additional funding. If we are unable to raise capital when needed, we would be compelled to delay, reduce or eliminate our product development programs or commercialization efforts.

        We expect our expenses to increase in parallel with our ongoing activities, particularly as we continue our discovery and preclinical development collaborations to identify new clinical candidates and initiate clinical trials of, and seek marketing approval for, our product candidates. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Furthermore, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our discovery and preclinical development programs or any future commercialization efforts.

        We believe that, based upon our current operating plan, our existing capital resources, together with the net proceeds from this offering and the concurrent private placement, will be sufficient to fund our anticipated operations for at least 24 months, including development of LOXO-101 through our planned Phase 1 expansion trial, as well as discovery and development activities through IND for one additional product candidate, with additional resources available for other discovery and clinical development activities. Our future capital requirements will depend on many factors, including:

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  the scope, progress, results and costs of compound discovery, preclinical development, laboratory testing and clinical trials for our product candidates;

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  the extent to which we enter into additional collaboration arrangements with regard to product discovery or acquire or in-license products or technologies;

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  our ability to establish additional discovery collaborations on favorable terms, if at all;

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  the costs, timing and outcome of regulatory review of our product candidates;

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  the costs of future commercialization activities, including product sales, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

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  revenue, if any, received from commercial sales of our product candidates, should any of our product candidates receive marketing approval; and

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  the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims.

        Identifying potential product candidates and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of products that we do not expect to be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all.

  Raising additional capital may cause dilution to our stockholders, including purchasers of common stock in this offering, restrict our operations or require us to relinquish rights to our technologies or product candidates.

        Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings and debt financings. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

        We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts.

Risks Related to the Discovery and Development of Our Product Candidates

  Our discovery and preclinical development is focused on the development of targeted therapeutics for patients with genetically defined cancers, which is a rapidly evolving area of science, and the approach we are taking to discover and develop drugs is novel and may never lead to marketable products.

        The discovery and development of targeted drug therapeutics for patients with genetically defined cancers is an emerging field, and the scientific discoveries that form the basis for our efforts to discover and develop product candidates are relatively new. The scientific evidence to support the feasibility of developing product candidates based on these discoveries is both preliminary and limited. The patient populations for our product candidates are not completely defined but are substantially smaller than the general treated cancer population, and we will need to screen and identify these patients. Successful identification of patients is dependent on several factors, including achieving certainty as to how specific genetic alterations respond to our product candidates and developing companion diagnostics to identify such genetic alterations. Furthermore, even if we are successful in identifying patients, we cannot be certain that the resulting patient populations will be large enough to allow us to successfully commercialize our products and achieve profitability. Therefore, we do not know if our approach of treating patients with genetically defined cancers will be successful, and if our approach is unsuccessful, our business will suffer.

  We are very early in our development efforts and are substantially dependent on our lead product candidate, LOXO-101. If we or our collaborators are unable to successfully develop and commercialize LOXO-101 or experience significant delays in doing so, our business will be materially harmed.

        We currently do not have any products that have gained regulatory approval. We have invested substantially all of our efforts and financial resources in identifying potential drug candidates and funding our collaboration agreement with Array to conduct preclinical studies. Our ability to generate product revenues, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of LOXO-101, for which we have just initiated a Phase 1 clinical trial in patients in advanced solid tumors. As a result, our business is substantially dependent on our ability to complete the development of and obtain regulatory approval for LOXO-101.

        We have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical area. For example, to execute our business plan, we will need to successfully:

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  execute LOXO-101 development activities;

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  obtain required regulatory approvals for the development and commercialization of LOXO-101;

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  maintain, leverage and expand our intellectual property portfolio;

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  build and maintain robust sales, distribution and marketing capabilities, either on our own or in collaboration with strategic partners;

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  gain market acceptance for LOXO-101;

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  develop and maintain any strategic relationships we elect to enter into, including our collaboration with Array; and

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  manage our spending as costs and expenses increase due to drug discovery, preclinical development, clinical trials, regulatory approvals and commercialization.

        If we are unsuccessful in accomplishing these objectives, we may not be able to successfully develop and commercialize LOXO-101, and our business will suffer.

  Difficulty in enrolling patients could delay or prevent clinical trials of our product candidates. We may find it difficult to enroll patients in our Phase 1 expansion trial for LOXO-101 given that we do not know how many patients share the TRK alterations LOXO-101 is designed to inhibit.

        Identifying and qualifying patients to participate in clinical studies of our product candidates is critical to our success. The timing of our clinical studies depends in part on the speed at which we can recruit patients to participate in testing our product candidates, and we may experience delays in our clinical trials if we encounter difficulties in enrollment. The patient population for our product candidates is not completely defined, but is substantially smaller than other cancer indications, because we are looking for the same type of genetic alterations across different tumor types and the number of patients with these alterations may be small. For example, with respect to LOXO-101, we do not know how many patients will have the target LOXO-101 is designed to inhibit.

        In addition to the potentially small populations, the eligibility criteria of our clinical trials will further limit the pool of available study participants as we will require that patients have specific characteristics that we can measure or to assure their disease is either severe enough or not too advanced to include them in a study. Additionally, the process of finding and diagnosing patients may prove costly. We also may not be able to identify, recruit, and enroll a sufficient number of patients to complete our clinical studies because of the perceived risks and benefits of the product candidate under study, the availability and efficacy of competing therapies and clinical trials, the proximity and availability of clinical study sites for prospective patients, and the patient referral practices of physicians. If patients are unwilling to participate in our studies for any reason, the timeline for recruiting patients, conducting studies, and obtaining regulatory approval of potential products may be delayed.

        If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenue from any of these product candidates could be delayed or prevented. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process, and jeopardize our ability to commence product sales and generate revenue. Any of these occurrences may harm our business, financial condition, and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates, including:

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  unforeseen safety issues or adverse side effects;

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  failure of our companion diagnostics in identifying patients;

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  modifications to protocols of our clinical trials resulting from FDA or institutional review board, or IRB, decisions; and

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  ambiguous or negative interim results of our clinical trials, or results that are inconsistent with earlier results.

  Clinical drug development involves a lengthy and expensive process, with an uncertain outcome. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

        We have only recently commenced clinical development of our lead product candidate LOXO-101 and the risk of failure for all of our product candidates is high. Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Clinical testing is expensive, difficult to design and implement and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. Further, the results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products. It is impossible to predict when or if any of our product candidates will prove effective or safe in humans or will receive regulatory approval.

        We may experience delays in our clinical trials and we do not know whether planned clinical trials will begin or enroll subjects on time, need to be redesigned or be completed on schedule, if at all. For example, we may not be permitted to initiate the expansion phase of our LOXO-101 Phase 1 trial if our methods of selecting patients for treatment are not accepted by FDA. There can be no assurance that FDA will not put any of our product candidates on clinical hold in the future. We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our product candidates. Clinical trials may be delayed, suspended or prematurely terminated because costs are greater than we anticipate or for a variety of reasons, such as:

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  delay or failure in reaching agreement with FDA or a comparable foreign regulatory authority on a trial design that we are able to execute;

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  delay or failure in obtaining authorization to commence a trial or inability to comply with conditions imposed by a regulatory authority regarding the scope or design of a clinical trial;

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  delays in reaching, or failure to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

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  inability, delay, or failure in indentifying and maintaining a sufficient number of trial sites, many of which may already be engaged in other clinical programs;

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  delay or failure in recruiting and enrolling suitable subjects to participate in a trial;

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  delay or failure in having subjects complete a trial or return for post-treatment follow-up;

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  clinical sites and investigators deviating from trial protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a trial;

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  lack of adequate funding to continue the clinical trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional clinical studies and increased expenses associated with the services of our clinical research organizations ("CROs") and other third parties;

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  clinical trials of our product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs;

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  the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials at a higher rate than we anticipate;

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  we may experience delays or difficulties in the enrollment of patients whose tumors harbor the specific genetic alterations that our product candidates are designed to target;

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  our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

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  we may have difficulty partnering with experienced CROs that can screen for patients whose tumors harbor the applicable genetic alterations and run our clinical trials effectively;

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  regulators or IRBs may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

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  the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate; or

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  there may be changes in governmental regulations or administrative actions.

        If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

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  be delayed in obtaining marketing approval for our product candidates;

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  not obtain marketing approval at all;

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  obtain approval for indications or patient populations that are not as broad as intended or desired;

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  obtain approval with labeling that includes significant use or distribution restrictions or safety warnings that would reduce the potential market for our products or inhibit our ability to successfully commercialize our products;

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  be subject to additional post-marketing restrictions and/or testing requirements; or

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  have the product removed from the market after obtaining marketing approval.

        Our product development costs will also increase if we experience delays in testing or marketing approvals. We do not know whether any of our preclinical studies or clinical trials will need to be restructured or will be completed on schedule, or at all. Significant preclinical or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our product candidates and may harm our business and results of operations.

  We may not be successful in advancing the clinical development of our product candidates, including LOXO-101.

        In order to execute on our strategy of advancing the clinical development of our product candidates, we have designed our existing Phase 1 clinical trial of LOXO-101, and expect to design future trials, to include patients whose tumors harbor the applicable genetic alterations that we believe contribute to cancer. Our goal in doing this is to enroll patients who have the highest probability of responding to the drug, in order to show early evidence of clinical efficacy. If we are unable to include patients whose tumors harbor the applicable genetic alterations, or if our product fails to work as we expect, our ability to assess the therapeutic effect, seek participation in FDA expedited review and approval programs, including Breakthrough Therapy, Fast Track Designation, Priority Review and Accelerated Approval, or otherwise to seek to accelerate clinical development and regulatory timelines, could be compromised, resulting in longer development times, larger trials and a greater likelihood of not obtaining regulatory approval. In addition, because the natural history of different tumor types is variable, we will need to study our product candidates, including LOXO-101, in clinical trials specific for a given tumor type and this may result in increased time and cost. Even if our product candidate demonstrates efficacy in a particular tumor type, we cannot guarantee that any product candidate, including LOXO-101, will behave similarly in all tumor types, and we will be required to obtain separate regulatory approvals for each tumor type we intend a product candidate to treat. If any of our clinical trials are unsuccessful, our business will suffer.

  If serious adverse events or unacceptable side effects are identified during the development of our product candidates, we may need to abandon or limit our development of some of our product candidates.

        If our product candidates are associated with undesirable side effects in preclinical or clinical trials or have characteristics that are unexpected, we may need to interrupt, delay or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. LOXO-101 toxicology studies in rats and monkeys demonstrated reversible increases in liver enzymes, and this may occur in humans. Testing in animals may not uncover all expected side effects or side effects in humans may be more severe. The TRK receptor family targeted by LOXO-101 plays an important role in the nervous system in general and the central nervous system, or CNS, in particular. In animal models no adverse CNS effects were observed. However, no assurance can be given that LOXO-101 will not cause unwanted, and potentially unacceptable, nervous system or CNS side effects when tested in the clinic. Additional or more severe side effects may be identified in our ongoing Phase 1 dose escalation trial or through further clinical studies. These or other drug-related side effects could affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. Many compounds developed in the biopharmaceutical industry that initially showed promise in early-stage testing for treating cancer have later been found to cause side effects that prevented further development of the compound. Any of these occurrences may harm our business, financial condition and prospects significantly.

  We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

        Because we have limited financial and managerial resources, we must focus on a limited number of research programs and product candidates and on specific indications. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future discovery and preclinical development programs and product candidates for specific indications may not yield any commercially viable products.

  Failure to successfully validate, develop and obtain regulatory approval for companion diagnostics for our product candidates could harm our drug development strategy and operational results.

        As one of the central elements of our business strategy and clinical development approach, we seek to screen and identify subsets of patients with a genetic alteration who may derive meaningful benefit from our development product candidates. To achieve this, our product development program is dependent on the development and commercialization of a companion diagnostic by us or by third party collaborators. Companion diagnostics are developed in conjunction with clinical programs for the associated product and are subject to regulation as medical devices. Each agency that approves a product will independently need to approve the companion diagnostic before or concurrently with its approval of the product candidate, and before a product can be commercialized. The approval of a companion diagnostic as part of the product label will limit the use of the product candidate to only those patients who express the specific genetic alteration it was developed to detect. We may also experience delays in developing a sustainable, reproducible and scalable manufacturing process or transferring that process to commercial partners or negotiating insurance reimbursement plans, all of which may prevent us from completing our clinical trials or commercializing our products on a timely or profitable basis, if at all.

        Companion diagnostics are subject to regulation by FDA and comparable foreign regulatory authorities as medical devices and require separate clearance or approval prior to their commercialization. To date, FDA has required premarket approval of all companion diagnostics for cancer therapies. We and our third-party collaborators may encounter difficulties in developing and obtaining approval for these companion diagnostics. Any delay or failure by us or third- party collaborators to develop or obtain regulatory approval of a companion diagnostic could delay or prevent approval of our related product candidates.

  Failure by us or our third-party collaborators to successfully commercialize companion diagnostics developed for use with our product candidates could harm our ability to commercialize these product candidates.

        Even if we or our companion diagnostic collaborators successfully obtain regulatory approval for the companion diagnostics for our product candidates, our collaborators:

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  may not perform their obligations as expected;

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  may not pursue commercialization of companion diagnostics for our therapeutic product candidates that achieve regulatory approval;

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  may elect not to continue or renew commercialization programs based on changes in the collaborators' strategic focus or available funding, or external factors, such as an acquisition, that divert resources or create competing priorities;

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  may not commit sufficient resources to the marketing and distribution of such product or products; and

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  may terminate their relationship with us.

Additionally, we or our collaborators may encounter production difficulties that could constrain the supply of the companion diagnostics, affect the ease of use, affect the price or have difficulties gaining acceptance of the use of the companion diagnostics in the clinical community.

        If companion diagnostics for use with our product candidates fail to gain market acceptance, our ability to derive revenues from sales of our product candidates could be harmed. If we or our collaborators fail to commercialize these companion diagnostics, we may not be able to enter into arrangements with another diagnostic company to obtain supplies of an alternative diagnostic test for use in connection with our product candidates or do so on commercially reasonable terms, which could adversely affect and delay the development or commercialization of our product candidates.

Risks Related to Regulatory Approval of Our Product Candidates and Other Legal Compliance Matters

  If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to commercialize our product candidates, and our ability to generate revenue will be materially impaired.

        Our product candidates must be approved by FDA pursuant to a new drug application, or NDA, in the United States and by the European Medicines Agency, or EMA, and similar regulatory authorities outside the United States prior to commercialization. The process of obtaining marketing approvals, both in the United States and abroad, is expensive and takes many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Failure to obtain marketing approval for a product candidate will prevent us from commercializing the product candidate. We have not received approval to market any of our product candidates from regulatory authorities in any jurisdiction. We have no experience in filing and supporting the applications necessary to gain marketing approvals and expect to rely on third-party CROs to assist us in this process. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate's safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. Our product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may also cause delays in or prevent the approval of an application.

        New cancer drugs frequently are indicated only for patient populations that have not responded to an existing therapy or have relapsed. If any of our product candidates receives marketing approval, the accompanying labeling may limit the approved use of our drug in this way, which could limit sales of the product.

        Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

        If we experience delays in obtaining approval or if we fail to obtain approval of our product candidates, the commercial prospects for our product candidates may be harmed and our ability to generate revenues will be materially impaired.

  We may seek Orphan Drug Exclusivity for some of our product candidates, and we may be unsuccessful.

        Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a disease with a patient population of fewer than 200,000 individuals in the United States.

        Generally, if a product with an Orphan Drug Designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the EMA or FDA from approving another marketing application for the same drug for the same indication during the period of exclusivity. The applicable period is seven years in the United States and ten years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for Orphan Drug Designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified. Orphan Drug Exclusivity may be lost if FDA or EMA determines that the request for designation was materially defective, if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition.

        Even if we obtain Orphan Drug Exclusivity for a product candidate, that exclusivity may not effectively protect the product candidate from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, FDA can subsequently approve a different drug for the same condition if FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care.

  A Fast Track Designation by FDA, even if granted for any of our product candidates, may not lead to a faster development or regulatory review or approval process and does not increase the likelihood that our product candidates will receive marketing approval.

        We do not currently have Fast Track Designation for any of our product candidates but intend to seek such designation. If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA Fast Track Designation. FDA has broad discretion whether or not to grant this designation. Even if we believe a particular product candidate is eligible for this designation, we cannot assure you that FDA would decide to grant it. Even if we do receive Fast Track Designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. FDA may withdraw Fast Track Designation if it believes that the designation is no longer supported by data from our clinical development program. Many drugs that have received Fast Track Designation have failed to obtain drug approval.

  A Breakthrough Therapy Designation by FDA, even if granted for any of our product candidates, may not lead to a faster development or regulatory review or approval process, and does not increase the likelihood that our product candidates will receive marketing approval.

        We do not currently have Breakthrough Therapy Designation for any of our product candidates but may seek such designation. A Breakthrough Therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs that have been designated as Breakthrough Therapies, interaction and communication between FDA and the sponsor can help to identify the most efficient path for development.

        Designation as a Breakthrough Therapy is within the discretion of FDA. Accordingly, even if we believe, after completing early clinical trials, that one of our product candidates meets the criteria for designation as a Breakthrough Therapy, FDA may disagree and instead determine not to make such designation. In any event, the receipt of a Breakthrough Therapy designation for a product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by FDA. In addition, even if one or more of our product candidates qualify as Breakthrough Therapies, FDA may later decide that such product candidates no longer meet the conditions for qualification.

  Failure to obtain marketing approval in international jurisdictions would prevent our product candidates from being marketed abroad.

        In order to market and sell our products in the European Union and many other jurisdictions, we or our third-party collaborators must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We or these third parties may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by FDA. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our products in any market.

  Any product candidate for which we obtain marketing approval will be subject to extensive post-marketing regulatory requirements and could be subject to post-marketing restrictions or withdrawal from the market, and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our products, when and if any of them are approved.

        Our product candidates and the activities associated with their development and commercialization, including their testing, manufacture, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, current good manufacturing practices, or cGMP, requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, including periodic inspections by FDA and other regulatory authority, requirements regarding the distribution of samples to physicians and recordkeeping.

        FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product. FDA closely regulates the post-approval marketing and promotion of drugs to ensure drugs are marketed only for the approved indications and in accordance with the provisions of the approved labeling. FDA imposes stringent restrictions on manufacturers' communications regarding use of their products and if we promote our products beyond their approved indications, we may be subject to enforcement action for off-label promotion. Violations of the Federal Food, Drug, and Cosmetic Act relating to the promotion of prescription drugs may lead to investigations alleging violations of federal and state healthcare fraud and abuse laws, as well as state consumer protection laws.

        In addition, later discovery of previously unknown adverse events or other problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:

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  restrictions on such products, manufacturers or manufacturing processes;

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  restrictions on the labeling or marketing of a product;

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  restrictions on product distribution or use;

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  requirements to conduct post-marketing studies or clinical trials;

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  warning or untitled letters;

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  withdrawal of the products from the market;

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  refusal to approve pending applications or supplements to approved applications that we submit;

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  recall of products;

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  fines, restitution or disgorgement of profits or revenues;

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  suspension or withdrawal of marketing approvals;

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  refusal to permit the import or export of our products;

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  product seizure; or

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  injunctions or the imposition of civil or criminal penalties.

        Non-compliance with European Union requirements regarding safety monitoring or pharmacovigilance, and with requirements related to the development of products for the pediatric population, can also result in significant financial penalties. Similarly, failure to comply with the European Union's requirements regarding the protection of personal information can also lead to significant penalties and sanctions.

  Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

        Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute any products for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations include the following:

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  the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid;

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  the federal False Claims Act imposes criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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  the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

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  HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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  federal law requires applicable manufacturers of covered drugs to report payments and other transfers of value to physicians and teaching hospitals, which includes data collection and reporting obligations. The information is to be made publicly available on a searchable website in September 2014; and

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  analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers.

        Some state laws require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

        Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion of products from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

  Recently enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and affect the prices we may obtain.

        In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any product candidates for which we obtain marketing approval.

        In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. Cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for any approved products. While the MMA only applies to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

        More recently, in March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively the PPACA, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms.

        Among the provisions of the PPACA of importance to our potential product candidates are the following:

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  an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents;

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  an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program;

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  expansion of healthcare fraud and abuse laws, including the False Claims Act and the Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

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  a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices;

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  extension of manufacturers' Medicaid rebate liability;

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  expansion of eligibility criteria for Medicaid programs;

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  expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

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  new requirements to report financial arrangements with physicians and teaching hospitals;

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  a new requirement to annually report drug samples that manufacturers and distributors provide to physicians; and

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  a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

        In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. These changes included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, starting in 2013. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding.

        We expect that the PPACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products.

        Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of FDA's approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

  Governments outside the United States tend to impose strict price controls, which may adversely affect our revenues, if any.

        In some countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed, possibly materially.

  If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could harm our business.

        We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

        Although we maintain workers' compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

        In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our discovery, preclinical development or production efforts. Our failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Risks Related to Our Dependence on Third Parties

  Our existing discovery collaboration with Array is important to our business. If we are unable to maintain this collaboration, or if this collaboration is not successful, our business could be adversely affected.

        On July 3, 2013, we entered into a Drug Discovery Collaboration Agreement with Array, which was subsequently amended on November 26, 2013 and April 10, 2014, or the Array Agreement. Pursuant to the Array Agreement, Array agreed to design, conduct and perform research and preclinical testing for certain compounds that we select, including LOXO-101, targeted at TRKA, TRKB and TRKC, and identify IND candidates for TRK and other targets, while undertaking manufacturing activities sufficient to conduct Phase 1 clinical trials for a subset of these programs.

Array granted us exclusive licenses worldwide, for clinical and commercial development of these compounds. See "Business—Array Collaboration." Array has an obligation to test targets during our discovery phase, but we cannot be certain that our collaboration will lead to the discovery of any additional product candidates beyond LOXO-101 or that any of these product candidates will be successfully commercialized and developed. We and Array jointly own the intellectual property developed by the combined efforts of both our employees, and we each retain ownership of intellectual property that we develop independently pursuant to the collaboration. Array has granted us an exclusive license under all intellectual property for our product candidates.

        Because we currently rely on Array for a substantial portion of our discovery and preclinical capabilities, including reliance on employees of Array whom we fund to conduct preclinical development of our product candidates pursuant to the Array Agreement, if Array delays or fails to perform its obligations under the Array Agreement, disagrees with our interpretation of the terms of the collaboration or our discovery plan or terminates the Array Agreement, our pipeline of product candidates would be adversely affected. In addition, we rely on Array's expertise in drug discovery and preclinical testing, and our results will suffer if the Array employees who conduct work on our behalf lack expertise in this area. In some cases, Array subcontracts and hires consultants to conduct work on our program. If these subcontractors or consultants fail to perform their obligations as agreed, our program could suffer. Array may also fail to properly maintain or defend the intellectual property we have licensed from them, or even infringe upon, our intellectual property rights, leading to the potential invalidation of our intellectual property or subjecting us to litigation or arbitration, any of which would be time-consuming and expensive. Additionally, in the event that Array commits a material breach of the Array Agreement, our only recourse is to terminate the collaboration. If we terminate our collaboration with Array, especially during our discovery phase, the development of our product candidates would be materially delayed or harmed. Furthermore, we are dependent on the success of Array's business. If Array continues to be unprofitable and if it is unsuccessful in retaining employees or obtaining future financing, we would need to identify a new collaboration partner for discovery and preclinical development. If we are unsuccessful or significantly delayed in identifying a new collaboration partner, or unable to reach an agreement with such a partner on commercially reasonable terms, development for our pipeline of products will suffer and our business would be materially harmed.

        Furthermore, if Array changes its strategic focus, or if external factors cause it to divert resources from our collaboration, or if it independently develops products that compete directly or indirectly with our product candidates using resources it acquires from our collaboration, our business and results of operations could suffer. For example, while Array has granted us a license for compounds designed to target at least two of the three known TRK kinases. Array has retained ownership and rights to development of compounds targeting only one TRK kinase. If Array develops such compounds in direct competition with our product candidates, our business would be adversely impacted.

  Future discovery and preclinical development collaborations may be important to us. If we are unable to maintain these collaborations, or if these collaborations are not successful, our business could be adversely affected.

        For some of our product candidates, we may in the future determine to collaborate with pharmaceutical and biotechnology companies for development of products. We face significant competition in seeking appropriate collaborators. Our ability to reach a definitive agreement for any collaboration will depend, among other things, upon our assessment of the collaborator's resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator's evaluation of a number of factors. If we are unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential development schedule or reduce the scope of research activities, or increase our expenditures and undertake discovery or preclinical development activities at our own expense. If we fail to enter into collaborations and do not have sufficient funds or expertise to undertake the necessary development activities, we may not be able to further develop our product candidates or continue to develop our product candidates and our business may be materially and adversely affected.

        Future collaborations we may enter into may involve the following risks:

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  collaborators may have significant discretion in determining the efforts and resources that they will apply to these collaborations;

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  collaborators may not perform their obligations as expected;

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  changes in the collaborators' strategic focus or available funding, or external factors, such as an acquisition, may divert resources or create competing priorities;

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  collaborators may delay discovery and preclinical development, provide insufficient funding for product development of targets selected by us, stop or abandon discovery and preclinical development for a product candidate, repeat or conduct new discovery and preclinical development for a product candidate;

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  collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products or product candidates if the collaborators believe that competitive products are more likely to be successfully developed than ours;

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  product candidates discovered in collaboration with us may be viewed by our collaborators as competitive with their own product candidates or products, which may cause collaborators to cease to devote resources to the development of our product candidates;

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  disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of the discovery, preclinical development or commercialization of product candidates, might lead to additional responsibilities for us with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

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  collaborators may not properly maintain or defend our intellectual property rights or intellectual property rights licensed to us or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

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  collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability; and

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  collaborations may be terminated for the convenience of the collaborator and, if terminated, we could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates.

        Additionally, subject to its contractual obligations to us, if a collaborator of ours is involved in a business combination, the collaborator might deemphasize or terminate the development of any of our product candidates. If one of our collaborators terminates its agreement with us, we may find it more difficult to attract new collaborators and our perception in the business and financial communities could be adversely affected.

        If we are unable to maintain our collaborations, development of our product candidates could be delayed and we may need additional resources to develop them. All of the risks relating to product development, regulatory approval and commercialization described in this prospectus also apply to the activities of our collaborators.

  We expect to rely on third-party contractors and organizations to conduct our clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials.

        We will rely on third-party clinical research contractors and organizations, to conduct our ongoing Phase 1 clinical trial of LOXO-101; and we will rely on third party contractors, clinical data management organizations, independent contractors, medical institutions and clinical investigators to conduct our clinical trials beyond Phase 1. These agreements may terminate for a variety of reasons, including a failure to perform by the third parties. If we needed to enter into alternative arrangements, our product development activities would be delayed.

        We compete with many other companies, some of which may be our competitors, for the resources of these third parties. Large pharmaceutical companies often have significantly more extensive agreements and relationships with such third-party providers, and such third-party providers may prioritize the requirements of such large pharmaceutical companies over ours. The third parties on whom we rely may terminate their engagements with us at any time, which may cause delay in the development and commercialization of our product candidates. If any such third party terminates its engagement with us or fails to perform as agreed, we may be required to enter into alternative arrangements, which would result in significant cost and delay to our product development program. Moreover, our agreements with such third parties generally do not provide assurances regarding employee turnover and availability, which may cause interruptions in the research on our product candidates by such third parties.

        Our reliance on these third parties to conduct our clinical trials will reduce our control over these activities but will not relieve us of our responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, FDA and other regulatory authorities require us to comply with standards, commonly referred to as good clinical practices, or GCPs, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. We are also required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within specified timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

        Additionally, we expect to rely substantially on third-party data managers for our clinical trial data. There is no assurance that these third parties will not make errors in the design, management or retention of our data or data systems. There is no assurance that these third parties will pass FDA or other regulatory audits, which could delay or prevent regulatory approval.

        If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.

  We contract with third parties for the manufacture of our product candidates for preclinical and clinical testing and expect to continue to do so for commercialization. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products at an acceptable cost and quality, which could delay, prevent or impair our development or commercialization efforts.

        We do not own or operate facilities for the manufacture of our product candidates, and we do not have any manufacturing personnel. We currently have no plans to build our own clinical or commercial scale manufacturing capabilities. We rely, and expect to continue to rely, on third parties, including Array, for the manufacture of our product candidates for preclinical and clinical testing. We will rely on third parties as well for commercial manufacture if any of our product candidates receive marketing approval. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.

        Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval. We do not currently have arrangements in place for redundant supply or a source for bulk drug substance. Array currently supplies all of our drug product requirements for our Phase 1 dose escalation trial for LOXO-101. If Array cannot supply us with our Phase 1 dose escalation drug product requirements as agreed, we may be required to identify alternative manufacturers, which would lead us to incur added costs and delays in identifying and qualifying any such replacement.

        The formulation used in early studies is not a final formulation for commercialization. Additional, changes may be required by FDA or other regulatory authorities on specifications and storage conditions. These may require additional studies, and may delay our clinical trials.

        We expect to rely on third-party manufacturers or third-party collaborators for the manufacture of commercial supply of any other product candidates for which our collaborators or we obtain marketing approval.

        We also expect to rely on other third parties to store and distribute drug supplies for our clinical trials. Any performance failure on the part of our distributors could delay clinical development or marketing approval of our product candidates or commercialization of our products, producing additional losses and depriving us of potential product revenue.

        We may be unable to establish any agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

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  reliance on the third party for regulatory compliance and quality assurance;

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  the possible breach of the manufacturing agreement by the third party;

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  the possible misappropriation of our proprietary information, including our trade secrets and know-how; and

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  the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

        Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside the United States. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products.

        Our product candidates and any products that we may develop may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

        Our current and anticipated future dependence upon others for the manufacture of our product candidates or products may adversely affect our future profit margins and our ability to commercialize any products that receive marketing approval on a timely and competitive basis.

Risks Related to the Commercialization of Our Product Candidates

  Even if any of our product candidates receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

        If any of our product candidates receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. For example, current cancer treatments like chemotherapy and radiation therapy are well established in the medical community, and doctors may continue to rely on these treatments to the exclusion of our product candidates. In addition, physicians, patients and third-party payors may prefer other novel products to ours. If our product candidates do not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

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  the efficacy and safety and potential advantages and disadvantages compared to alternative treatments;

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  our ability to offer our products for sale at competitive prices;

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  the convenience and ease of administration compared to alternative treatments;

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  the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

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  the strength of our marketing and distribution support;

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  the availability of third-party coverage and adequate reimbursement, including patient cost-sharing programs such as copays and deductibles;

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  our ability to develop or partner with third-party collaborators to develop companion diagnostics;

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  the prevalence and severity of any side effects; and

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  any restrictions on the use of our products together with other medications.

  We currently have no marketing and sales force. If we are unable to establish effective sales or marketing capabilities or enter into agreements with third parties to sell or market our product candidates, we may not be able to effectively sell or market our product candidates, if approved, or generate product revenues.

        We currently do not have a marketing or sales team for the marketing, sales and distribution of any of our product candidates that are able to obtain regulatory approval. In order to commercialize any product candidates, we must build on a territory-by-territory basis marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. If our product candidates receive regulatory approval, we intend to establish an internal sales or marketing team with technical expertise and supporting distribution capabilities to commercialize our product candidates, which will be expensive and time consuming and will require significant attention of our executive officers to manage. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of any of our products that we obtain approval to market. With respect to the commercialization of all or certain of our product candidates, we may choose to collaborate, either globally or on a territory-by-territory basis, with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. If we are unable to enter into such arrangements when needed on acceptable terms or at all, we may not be able to successfully commercialize any of our product candidates that receive regulatory approval or any such commercialization may experience delays or limitations. If we are not successful in commercializing our product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant additional losses.

  We face substantial competition, which may result in others discovering, developing or commercializing competing products before or more successfully than we do.

        The development and commercialization of new drug products is highly competitive. We face competition with respect to our current product candidates, and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of products for the treatment of the disease indications for which we are developing our product candidates. Some of these competitive products and therapies are based on scientific approaches that are the same as or similar to our approach, and others are based on entirely different approaches. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

        Specifically, there are a large number of companies developing or marketing treatments for cancer, including many major pharmaceutical and biotechnology companies. In addition, many companies are developing cancer therapeutics that work by inhibiting multiple kinases, that may directly compete with our lead product candidate and future product candidates, including Daiichi Sankyo and its subsidiary Plexxikon's PLX-7486, Tesaro's TSR-011, Ignyta's RXDX-101 and Novartis AG's dovitinib.

        Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market and or slow our regulatory approval. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic products. Generic products are currently on the market for the indications that we are pursuing, and additional products are expected to become available on a generic basis over the coming years. If our product candidates achieve marketing approval, we expect that they will be priced at a significant premium over competitive generic products.

        Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

  The insurance coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for new or current products could limit our ability to market those products and decrease our ability to generate revenue.

        The availability and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford expensive treatments. Sales of our product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of our product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. If reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment.

        There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, as CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare. Private payors tend to follow CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to reimbursement for fundamentally novel products such as ours, as there is no body of established practices and precedents for these new products. Reimbursement agencies in Europe may be more conservative than CMS. For example, a number of cancer drugs have been approved for reimbursement in the United States and have not been approved for reimbursement in certain European countries. Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe, Canada, and other countries has and will continue to put pressure on the pricing and usage of our product candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In general, the prices of medicines under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for medicines, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenues and profits.

        Moreover, increasing efforts by governmental and third-party payors, in the United States and abroad, to cap or reduce healthcare costs may cause such organizations to limit both coverage and level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of any of our product candidates, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products into the healthcare market.

        In addition to CMS and private payors, professional organizations such as the National Comprehensive Cancer Network and the American Society of Clinical Oncology can influence decisions about reimbursement for new medicines by determining standards for care. In addition, many private payors contract with commercial vendors who sell software that provide guidelines that attempt to limit utilization of, and therefore reimbursement for, certain products deemed to provide limited benefit to existing alternatives. Such organizations may set guidelines that limit reimbursement or utilization of our products.

  Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

        We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

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  decreased demand for any product candidates or products that we may develop;

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  injury to our reputation and significant negative media attention;

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  withdrawal of clinical trial participants;

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  significant costs to defend the related litigation;

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  substantial monetary awards to trial participants or patients;

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  loss of revenue;

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  reduced resources of our management to pursue our business strategy; and

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  the inability to commercialize any products that we may develop.

        We currently hold $5 million in product liability insurance coverage in the aggregate, with a per incident limit of $5 million, which may not be adequate to cover all liabilities that we may incur. We may need to increase our insurance coverage as we expand our clinical trials or if we commence commercialization of our product candidates. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Risks Related to Our Intellectual Property

  If we are unable to obtain and maintain intellectual property protection for our technology and products, or if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize technology and products similar or identical to ours, and our ability to successfully commercialize our technology and products may be impaired.

        Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our proprietary technology and products, including any companion diagnostic developed by us or a third-party collaborator. We seek to protect our proprietary position by filing patent applications in the United States and abroad related to our novel technologies and product candidates. Our patent portfolio includes patents and patent applications we exclusively licensed from Array as well as exclusive worldwide licenses for all therapeutic indications for new intellectual property developed in our Array collaboration. This patent portfolio includes issued patents and pending patent applications covering compositions of matter and methods of use.

        The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. We may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions, and under the laws of certain jurisdictions, patents or other intellectual property rights may be unavailable or limited in scope. It is also possible that we will fail to identify patentable aspects of our discovery and preclinical development output before it is too late to obtain patent protection. Moreover, in some circumstances, we do not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.

        The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. For example, India and China do not allow patents for methods of treating the human body. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.

        Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The U.S. Patent and Trademark Office, or U.S. PTO, recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

        Moreover, we may be subject to a third-party preissuance submission of prior art to the U.S. PTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

        Even if our owned and licensed patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our owned or licensed patents by developing similar or alternative technologies or products in a non-infringing manner.

        The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

        The risks described elsewhere pertaining to our patents and other intellectual property rights also apply to the intellectual property rights that we license, and any failure to obtain, maintain and enforce these rights could have a material adverse effect on our business. In some cases we may not have control over the prosecution, maintenance or enforcement of the patents that we license, and our licensors may fail to take the steps that we believe are necessary or desirable in order to obtain, maintain and enforce the licensed patents. Any inability on our part to protect adequately our intellectual property may have a material adverse effect on our business, operating results and financial position.

  Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

        Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the U.S. PTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. We have systems in place to remind us to pay these fees, and we employ an outside firm and rely on our outside counsel to pay these fees due to non-U.S. patent agencies. The U.S. PTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market and this circumstance would have a material adverse effect on our business.

  We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

        Because competition in our industry is intense, competitors may infringe or otherwise violate our issued patents, patents of our licensors or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents. In addition, in a patent infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent's claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. We may also elect to enter into license agreements in order to settle patent infringement claims or to resolve disputes prior to litigation, and any such license agreements may require us to pay royalties and other fees that could be significant. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure.

  We may need to license certain intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.

        A third party may hold intellectual property, including patent rights, that are important or necessary to the development of our products. It may be necessary for us to use the patented or proprietary technology of third parties to commercialize our products, in which case we would be required to obtain a license from these third parties on commercially reasonable terms, or our business could be harmed, possibly materially. Although we believe that licenses to these patents are available from these third parties on commercially reasonable terms, if we were not able to obtain a license, or were not able to obtain a license on commercially reasonable terms, our business could be harmed, possibly materially.

  Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

        Our commercial success depends upon our ability, and the ability of our collaborators, to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the proprietary rights of third parties. There is considerable intellectual property litigation in the biotechnology and pharmaceutical industries. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology, including interference or derivation proceedings before the U.S. PTO. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future.

        If we are found to infringe a third party's intellectual property rights, we could be required to obtain a license from such third party to continue developing and marketing our products and technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, including treble damages and attorneys' fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

  We may not be successful in obtaining or maintaining necessary rights for our development pipeline through acquisitions and in-licenses.

        Presently we have rights to intellectual property to develop our product candidates, including patents and patent applications we exclusively licensed from Array as well as exclusive worldwide licenses for all therapeutic indications for new intellectual property developed in our Array collaboration. Because our programs may involve additional product candidates that may require the use of proprietary rights held by third parties, the growth of our business may depend in part on our ability to acquire, in-license or use these proprietary rights. Additionally, a companion diagnostic may require that we or a third-party collaborator developing the diagnostic acquire use or proprietary rights held by third parties. We may be unable to acquire or in-license any compositions, methods of use, or other third-party intellectual property rights from third parties that we identify. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities.

        For example, we may collaborate with U.S. and foreign academic institutions to accelerate our discovery and preclinical development work under written agreements with these institutions. Typically, these institutions provide us with an option to negotiate a license to any of the institution's rights in technology resulting from the collaboration. Regardless of such right of first negotiation for intellectual property, we may be unable to negotiate a license within the specified time frame or under terms that are acceptable to us. If we are unable to do so, the institution may offer the intellectual property rights to other parties, potentially blocking our ability to pursue our program.

        In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment. If we are unable to successfully obtain rights to required third-party intellectual property rights, our business, financial condition and prospects for growth could suffer.

  We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

        Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these employees or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee's former employer. Litigation may be necessary to defend against these claims.

        In addition, while it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our and their assignment agreements may not be self-executing or may be breached, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property.

        If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.

  If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

        In addition to seeking patents for some of our technology and product candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We seek to protect our confidential proprietary information, in part, by entering into confidentiality and invention or patent assignment agreements with our employees and consultants, however, we cannot be certain that such agreements have been entered into with all relevant parties. Moreover, to the extent we enter into such agreements, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

Risks Related to Employee Matters, Managing Growth and Macroeconomic Conditions

  We currently have a limited number of employees, are highly dependent on our Chief Executive Officer and our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

        We are an early-stage clinical development company with a limited operating history, and, as of July 30, 2014, had only five employees and four executive officers. We are highly dependent on the research and development, clinical and business development expertise of Joshua H. Bilenker, M.D. our President and Chief Executive Officer, as well as the other principal members of our management, scientific and clinical team. Although we have entered into employment letter agreements with our executive officers, each of them may terminate their employment with us at any time. We do not maintain "key person" insurance for any of our executives or other employees.

        Recruiting and retaining qualified scientific, clinical, manufacturing and sales and marketing personnel will also be critical to our success. The loss of the services of our executive officers or other key employees could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize products. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our discovery and preclinical development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy will be limited.

  We expect to expand our development and regulatory capabilities and potentially implement sales, marketing and distribution capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

        We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of drug development, regulatory affairs and, if any of our product candidates receives marketing approval, sales, marketing and distribution. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

  Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

        Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. The recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, such as the recent global financial crisis, could result in a variety of risks to our business, including our ability to raise additional capital when needed on acceptable terms, if at all. This is particularly true in Europe, which is undergoing a continued severe economic crisis. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

  Our business and operations would suffer in the event of system failures.

        Despite the implementation of security measures, our internal computer systems and those of our CROs, collaborators and third-parties on whom we rely are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Furthermore, we have little or no control over the security measures and computer systems of our third-party collaborators, including Array. While we and, to our knowledge, our third-party collaborators have not experienced any such system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, or the operations of Array or our other third-party collaborators, it could result in a material disruption of our drug development programs. For example, the loss of research data by Array could delay development of our product candidates and the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and we may incur substantial costs to attempt to recover or reproduce the data. If any disruption or security breach resulted in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and/or the further development of our product candidates could be delayed.

Risks Related to Our Common Stock and This Offering

  After this offering and the concurrent private placement, our executive officers, directors and principal stockholders, if they choose to act together, will continue to have the ability to control all matters submitted to stockholders for approval.

        Upon the closing of this offering, our executive officers and directors, combined with our stockholders who individually owned more than 5% of our outstanding common stock before this offering will, in the aggregate, beneficially own shares representing approximately 66.6% of our capital stock, or 72.6% if our principal stockholders and their affiliated entities purchase all of the approximately $9.0 million of shares in common stock for which they have indicated an interest in purchasing in this offering and NEA purchases all of the approximately $3.0 million of shares in common stock which it has agreed to purchase in the concurrent private placement, at the assumed initial public offering price of $13.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus. As a result, if these stockholders were to choose to act together, they would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership control may:

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  delay, defer or prevent a change in control;

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  entrench our management and the board of directors; or

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  impede a merger, consolidation, takeover or other business combination involving us that other stockholders may desire.

  Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

        Provisions in our certificate of incorporation and our bylaws that will become effective upon the closing of this offering may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:

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  establish a classified board of directors such that only one of three classes of directors is elected each year;

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  allow the authorized number of our directors to be changed only by resolution of our board of directors;

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  limit the manner in which stockholders can remove directors from our board of directors;

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  establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors;

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  require that stockholder actions must be effected at a duly called stockholder meeting and prohibit actions by our stockholders by written consent;

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  limit who may call stockholder meetings;

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  authorize our board of directors to issue preferred stock without stockholder approval, which could be used to institute a "poison pill" that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors; and

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  require the approval of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of capital stock that would be entitled to vote generally in the election of directors to amend or repeal specified provisions of our certificate of incorporation or bylaws that will become effective upon the closing of this offering.

        Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

  If you purchase shares of common stock in this offering, you will suffer substantial and immediate dilution of your investment.

        The initial public offering price of our common stock will be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering and the concurrent private placement. To the extent shares subsequently are issued under outstanding options, you will incur further dilution. Based on an assumed initial public offering price of $13.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $5.77 per share, representing the difference between our pro forma net tangible book value per share, after giving effect to this offering, and the assumed initial public offering price.

  Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans or otherwise, could result in dilution to the percentage ownership of our stockholders and could cause our stock price to fall.

        Even after giving effect to the funds raised in this offering and the concurrent private placement, we expect that significant additional capital will be needed in the future to continue our planned operations. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell additional common stock, convertible securities or other equity securities, investors in a prior transaction may be materially diluted. Additionally, new investors could gain rights, preferences and privileges senior to those of existing holders of our common stock. Further, any future sales of our common stock by us or resales of our common stock by our existing stockholders could cause the market price of our common stock to decline.

        The number of shares of our common stock available for future grant under our 2014 Equity Incentive Plan, or the 2014 Plan, which will become effective immediately prior to the completion of this offering, is 1,092,085 plus the number of shares of our common stock reserved for issuance under the 2013 Plan, as of the effective date of the 2014 Plan. Additionally, as of July 9, 2014, there were outstanding options granted under the 2013 Plan that are exercisable for up to 1,419,619 shares of our common stock. Any future grants of options, warrants or other securities exercisable or convertible into our common stock, or the exercise or conversion of such shares, and any sales of such shares in the market, could have an adverse effect on the market price of our common stock.

  An active trading market for our common stock may not develop.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations with the underwriters. Although we have applied to have our common stock approved for listing on the NASDAQ Global Market, an active trading market for our shares may never develop or be sustained following this offering. If an active market for our common stock does not develop, it may be difficult for you to sell shares you purchase in this offering without depressing the market price for the shares or at all.

  The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock in this offering.

        Our stock price is likely to be volatile. The stock market in general and the market for smaller biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including:

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  the success of competitive products or technologies;

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  results of clinical trials of our product candidates or those of our competitors;

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  events affecting our collaboration partners, including Array;

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  regulatory or legal developments in the United States and other countries;

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  developments or disputes concerning patent applications, issued patents or other proprietary rights;

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  the recruitment or departure of key personnel;

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  the level of expenses related to any of our product candidates or clinical development programs;

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  the results of our efforts to discover, develop, acquire or in-license additional product candidates or products;

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  actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

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  variations in our financial results or those of companies that are perceived to be similar to us;

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  changes in the structure of healthcare payment systems;

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  market conditions in the pharmaceutical and biotechnology sectors;

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  general economic, industry and market conditions; and

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  the other factors described in this "Risk Factors" section.

  We may be subject to securities litigation, which is expensive and could divert management attention.

        Our share price may be volatile, and in the past companies that have experienced volatility in the market price of their stock have been subject to an increased incidence of securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could seriously harm our business.

  If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our stock price and trading volume could decline.

        The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

  We have broad discretion in the use of the net proceeds from this offering and the concurrent private placement and may not use them effectively.

        Our management will have broad discretion in the application of the net proceeds from this offering and the concurrent private placement, including for any of the purposes described in the section entitled "Use of Proceeds" and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Our management could spend the net proceeds from this offering and the concurrent private placement in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering and the concurrent private placement in a manner that does not produce income or that loses value.

  A significant portion of our total outstanding shares are eligible to be sold into the market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

        Sales of a substantial number of shares of our common stock in the public market, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering and the concurrent private placement, we will have 15,064,064 outstanding shares of common stock, assuming an initial public offering price of $13.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. This includes 3,692,308 of the shares that we are selling in this offering, which may be resold in the public market immediately without restriction. The remaining 11,371,756 shares, including 692,308 shares that we expect to sell in this offering to certain of our principal stockholders and their affiliates, including stockholders affiliated with our directors, based on current indications of interest, and 230,769 shares we will sell in the concurrent private placement, in each case based on the assumed public offering price, will be restricted as a result of securities laws or lock-up agreements but will become eligible to be sold 180 days after the offering. Moreover, after this offering and the concurrent private placement, holders of an aggregate of 10,162,811 shares of our common stock (assuming an initial public offering price of $13.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and without taking into account the number of shares that may be purchased by certain of our principal stockholders and their affiliates pursuant to their indications of interest to purchase up to $9.0 million of shares of common stock in this offering) will have rights, subject to specified conditions, to require us to file registration statements covering their shares to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described in the "Underwriting" section of this prospectus.

  The concurrent private placement and the sale of shares in this offering to certain of our principal stockholders and their affiliated entities, including stockholders affiliated with our directors, will reduce the available public float for our common stock.

        NEA has agreed to purchase approximately $3.0 million of shares (or 230,769 shares assuming a price of $13.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus) of our common stock at the initial public offering price, in a private placement that will close concurrently with this offering. The sale of these shares to entities affiliated with NEA will not be registered in this offering. In addition, certain of our principal stockholders and their affiliated entities, including stockholders affiliated with our directors, have indicated an interest in purchasing up to $9.0 million of shares (or 692,308 shares assuming a price of $13.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus) of our common stock in this offering at the initial public offering price.

        The concurrent private placement and sale of shares in this offering to our principal stockholders and their affiliates will reduce the available public float for our common stock because affiliates of NEA will be restricted from selling the shares pursuant to restrictions under applicable securities laws, and our principal stockholders and their affiliates will be restricted from selling the shares pursuant to lock-up agreements they have entered into with the underwriters in this offering. As a result, the sale of common stock in the concurrent private placement and to our principal stockholders and their affiliates will reduce the liquidity of our common stock relative to what it would have been had these shares been sold in this offering and been purchased by investors that were not affiliated with us. Following this offering and the concurrent private placement, the number of shares beneficially owned by entities affiliated with NEA and our other principal stockholders after this offering will be as set forth in the beneficial ownership table in "Principal Stockholders" elsewhere in this prospectus.

  We are an "emerging growth company," and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and may remain an emerging growth company for up to five years. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

  •
  being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure;

  •
  not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

  •
  not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements;

  •
  reduced disclosure obligations regarding executive compensation; and

  •
  exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

        We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

  We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

        As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of The NASDAQ Stock Market and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified members of our board of directors.

        We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

        Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we will first be required to furnish a report by our management on our internal control over financial reporting for the year ending December 31, 2015. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

  Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

        Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an "ownership change," generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation's ability to use its pre-change net operating loss carryforwards, or NOLs, and other pre-change tax attributes (such as research tax credits) to offset its post-change income or taxes may be limited. It is possible that we may have triggered an "ownership change" limitation. We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership (some of which are outside our control). As a result, if we earn net taxable income, our ability to use our pre-change NOL carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

  Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

        We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations or financial condition, our business strategy and plans and our objectives for future operations, are forward-looking statements. The words "believe," "may," "will," "potentially," "estimate," "continue," "anticipate," "predict," "target," "intend," "could," "would," "should," "project," "plan" "expect," and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

        The forward-looking statements in this prospectus include, among other things, statements about:

  •
  our plans to develop and commercialize targeted therapeutics for patients with genetically defined cancers;

  •
  our ongoing and planned clinical trials, including the timing of anticipated results;

  •
  our ability to obtain funding for operations, including funding necessary to complete the clinical trials of LOXO-101 and finance discovery and development of other product candidates;

  •
  the timing of and our ability to obtain and maintain regulatory approvals for our product candidates;

  •
  our ability to develop and obtain FDA approval of, or contract with a third party to develop and obtain FDA approval of a companion diagnostic;

  •
  the rate and degree of market acceptance and clinical utility of our products;

  •
  our ability to attract and retain collaborators with preclinical development expertise;

  •
  our collaboration with Array;

  •
  our commercialization, marketing and manufacturing capabilities and strategy;

  •
  regulatory developments in the United States and foreign countries;

  •
  our intellectual property position;

  •
  the continued involvement of members of our Scientific Advisory Board and other key scientific or management personnel;

  •
  our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;

  •
  our use of the proceeds from this offering and the concurrent private placement;

  •
  our ability to identify additional products or product candidates with significant commercial potential that are consistent with our commercial objectives; and

  •
  our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

        These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in "Risk Factors" and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

        You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to new information, actual results or to changes in our expectations, except as required by law.

        You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance, and events and circumstances may be materially different from what we expect.

        This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

 USE OF PROCEEDS

        We estimate that the net proceeds from our sale of shares of common stock in this offering, excluding the proceeds from the concurrent private placement, at an assumed initial public offering price of $13.00 per share, the midpoint of the price range reflected on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $50.9 million, or $58.9 million if the underwriters' over-allotment option is exercised in full. We also expect to receive net proceeds of $2.8 million from the sale by us of shares of our common stock in the concurrent private placement, at the initial public offering price, for an aggregate amount to be raised by us in this offering and the concurrent private placement of $53.7 million, assuming an initial public offering price of $13.00 per share, which is the midpoint of the estimated offering price range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. For more information, please see "Certain Relationships and Related Party Transactions—Concurrent Private Placement." The private placement with NEA is contingent upon, and will occur concurrently with, the closing of this offering.

        A $1.00 increase (decrease) in the assumed initial public offering price would increase or decrease the net proceeds to us from this offering by $4.1 million, assuming the number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of one million in the number of shares of common stock offered by us would increase or decrease the net proceeds that we receive from this offering by $12.1 million, assuming that the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        As of June 30, 2014, we had cash and cash equivalents of approximately $51.3 million. This balance sheet item reflects our estimates based solely upon information available to us as of the date of this prospectus, is not a comprehensive statement of our financial results or position as of or for the three months ended June 30, 2014, and has not been audited, reviewed or compiled by our independent registered public accounting firm. Our actual second quarter results will not be available until after this offering is completed.

        We currently intend to use our existing cash and the net proceeds we receive from this offering and the concurrent private placement as follows:

  •
  approximately $10 to $15 million associated with our currently planned Phase 1 dose escalation and expansion trial for LOXO-101;

  •
  approximately $20 to $25 million to fund research and development and to advance our pipeline of preclinical product candidates; and

  •
  the remainder for working capital and general corporate purposes.

        Based upon our current operating plan, we estimate that such net proceeds, together with our existing cash resources, will be sufficient to fund our anticipated operations for at least 24 months, including the Phase 1 trials for LOXO-101 through initial response data from our Phase 1 expansion trial as well as discovery and development activities through IND for one additional product candidate with additional resources available for other discovery and clinical development activities.

        This expected use of the net proceeds from the offering and the concurrent private placement represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with any certainty all of the particular uses for the net proceeds or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures and the extent of clinical development may vary significantly depending on numerous factors, including the status, results and timing of our current preclinical studies and ongoing clinical trials or clinical trials we may commence in the future, product approval process with FDA, any collaborations that we may enter into with third parties and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering and the concurrent private placement.

        The expected net proceeds of this offering and the concurrent private placement will not be sufficient for us to complete the development and commercialization of LOXO-101. We also will need to raise additional capital in the future to complete the development and commercialization of our other product candidates.

        Pending their use as described above, we plan to invest the net proceeds in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2014 on:

  •
  an actual basis;

  •
  a pro forma basis, giving effect to (i) the sale and issuance of 2,664,343 shares of Series B convertible preferred stock in a private placement by us in April 2014; (ii) the sale and issuance of 501,890 shares of Series B convertible preferred stock in a private placement by us in June 2014; (iii) the automatic conversion of all outstanding shares of our Series A convertible preferred stock and Series B convertible preferred stock into 8,322,483 shares of common stock, upon completion of this offering; (iv) the automatic conversion of the 500,704 shares of Series A-1 convertible preferred stock outstanding into 1,609,559 shares of common stock, upon completion of this offering; and (v) the effectiveness of our restated certificate of incorporation upon the completion of this offering; and

  •
  a pro forma as adjusted basis, giving effect to (i) the pro forma adjustments (ii) the sale of 4,384,615 shares of common stock by us in this offering, based on an assumed initial public offering price of $13.00 per share, the midpoint of the price range reflected on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and (iii) the sale of $3.0 million of shares (or 230,769 shares assuming a price of $13.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus) of our common stock in the concurrent private placement, after deducting estimated discounts and expenses of such placement.

        The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

        You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2014
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(unaudited) (In thousands, except share and per share data)
Cash and cash equivalents	$26,933	$55,322	$109,022

Redeemable convertible preferred stock, $0.0001 par value per share:
Redeemable convertible preferred stock, $0.0001 par value; 5,656,949 shares authorized; 5,656,949 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	$39,854	$—	$—

Stockholders' (deficit) equity:
Preferred stock, $0.0001 par value, no shares authorized, issued and outstanding, actual; 5,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, $0.0001 par value, 9,375,000 shares authorized, 555,218 shares issued and 516,638 shares outstanding, actual; 125,000,000 shares authorized, 10,448,680 shares issued and 10,410,100 outstanding, pro forma; 125,000,000 shares authorized, 15,064,064 shares issued and 15,025,484 outstanding, pro forma as adjusted	1	1	2
Additional paid-in capital	186	68,408	122,107
Deficit accumulated during the development stage	(13,192)	(13,192)	(13,192)

Total stockholders' (deficit) equity	(13,005)	55,217	108,917

Total capitalization	$26,849	$55,217	$108,917

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per share, the midpoint of the price range reflected on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by approximately $4.1 million, assuming that the number of shares offered by us remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of one million in the number of shares of common stock offered by us in this offering and in the concurrent private placement would increase or decrease our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders' deficit and total capitalization by $12.1 million, assuming that the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

          The number of shares of our common stock to be outstanding after this offering and the concurrent private placement in the table above excludes:

  •
  649,902 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2014, with an exercise price of $1.1840 per share;

  •
  792,374 shares of common stock issuable upon the exercise of options granted between March 31, 2014 and July 9, 2014, with a weighted average exercise price of $4.5494 per share;

  •
  38,580 shares of our common stock that are issued but were subject to a right of repurchase by us as of March 31, 2014 and therefore not included in stockholders' (deficit) equity; and

  •
  1,241,685 shares of common stock reserved for future issuance under our stock-based compensation plans consisting of (a) no shares of common stock reserved for future issuance under our 2013 Equity Incentive Plan as of July 9, 2014, (b) 1,092,085 shares of common stock reserved for future issuance under our 2014 Equity Incentive Plan, which will become effective on the date immediately prior to the date of this prospectus and (c) 149,600 shares of common stock reserved for future issuance under our 2014 Employee Stock Purchase Plan, which will become effective on the date of this prospectus. Upon completion of this offering, any remaining shares available for issuance under our 2013 Equity Incentive Plan will be added to the shares reserved under our 2014 Equity Incentive Plan and we will cease granting awards under our 2013 Equity Incentive Plan. Our 2014 Equity Incentive Plan also provides for automatic annual increases in the number of shares reserved under the plan each year, as more fully described in "Executive Compensation—Employee Benefit and Stock Plans."

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of common stock in this initial public offering and the pro forma as adjusted net tangible book value per share of common stock immediately after this offering and the concurrent private placement.

        As of March 31, 2014, our historical net tangible book value (deficit) was approximately $(13.0) million, or $(25.17) per share of common stock. Our historical net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and our redeemable convertible preferred stock divided by the total number of shares of our common stock outstanding as of March 31, 2014.

        As of March 31, 2014, our pro forma net tangible book value was approximately $55.2 million, or $5.28 per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of March 31, 2014, assuming (i) the sale and issuance of 2,664,343 shares of our Series B convertible preferred stock in a private placement in April 2014; (ii) the sale and issuance of 501,890 shares of Series B convertible preferred stock in a private placement by us in June 2014; (iii) the automatic conversion of all outstanding shares of our Series A convertible preferred stock and Series B convertible preferred stock into 8,322,483 shares of common stock, upon completion of this offering; and (iv) the automatic conversion of the 500,704 shares of Series A-1 convertible preferred stock outstanding as of March 31, 2014 into 1,609,559 shares of common stock, upon completion of this offering.

        After giving effect to our sale in this offering of 4,384,615 shares of our common stock, at an assumed initial public offering price of $13.00 per share, the midpoint of the price range reflected on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the sale of $3.0 million of shares (or 230,769 shares assuming a price of $13.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus) of our common stock in the concurrent private placement, after deducting estimated discounts and expenses of such placement, our pro forma as adjusted net tangible book value as of March 31, 2014 would have been approximately $108.9 million, or $7.23 per share of our common stock. This represents an immediate increase in pro forma net tangible book value of $1.95 per share to our existing stockholders and an immediate dilution of $5.77 per share to investors purchasing shares in this offering, as follows:

Assumed initial public offering price per share		$13.00
Historical net tangible book value (deficit) per share as of March 31, 2014	$(25.17)
Pro forma increase in net tangible book value per share as of March 31, 2014 attributable to the conversion of convertible preferred stock	30.45

Pro forma net tangible book value per share as of March 31, 2014, before giving effect to this offering and the concurrent private placement	5.28
Pro forma as adjusted increase in net tangible book value per share attributable to new investors in this offering and the concurrent private placement	1.95

Pro forma as adjusted net tangible book value per share after this offering		7.23

Dilution in pro forma net tangible book value per share to investors in this offering and the concurrent private placement		$5.77

        A $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per share, the midpoint of the price range reflected on the cover page of this prospectus, would increase (decrease) our pro forma net tangible book value, as adjusted to give effect to this offering and the concurrent private placement, by $0.28 per share, the increase (decrease) attributable to new investors in this offering and the concurrent private placement by $0.28 per share, and the dilution in pro forma as adjusted net tangible book value per share to new investors in this offering and the concurrent private placement by $0.72 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase of one million shares in the number of shares offered by us in this offering and the concurrent private placement would increase our pro forma as adjusted net tangible book value per share, and decrease the dilution per share to investors in this offering and the concurrent private placement, by $0.30 per share. Each decrease of one million shares in the number of shares offered by us would decrease our pro forma as adjusted net tangible book value per share, and increase the dilution per share to investors in this offering, by $0.35 per share.

        If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value per share of our common stock after giving effect to this offering and the concurrent private placement would be $7.43 per share, and the dilution in net tangible book value per share to investors in this offering would be $5.57 per share.

        The following table summarizes, on a pro forma as adjusted basis as of March 31, 2014 after giving effect to (i) the sale and issuance of 2,664,343 shares of our Series B convertible preferred stock in a private placement in April 2014; (ii) the sale and issuance of 501,890 shares of Series B convertible preferred stock in a private placement by us in June 2014; (iii) the automatic conversion of all outstanding shares of our Series A convertible preferred stock and Series B convertible preferred stock into 8,322,483 shares of common stock, upon completion of this offering; (iv) the automatic conversion of the 500,704 shares of Series A-1 convertible preferred stock outstanding as of March 31, 2014 into 1,609,559 shares of common stock, upon completion of this offering; and (v) this offering on an assumed initial public offering price of $13.00 per share, the midpoint of the price range reflected on the cover page of this prospectus, the concurrent private placement, the differences between existing stockholders investors in the concurrent private placement and new investors with respect to the number of shares of common stock purchased from us, the total cash consideration paid to us and the average price per share paid, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

			Total Cash Consideration
	Shares Purchased
			Amount (in thousands)		Average Price Per Share
	Number	Percentage		Percentage
Existing stockholders(1)(2)	8,839,121	65.70%	$61,465	50.60%	$6.95
Concurrent private placement investors	230,769	1.71	3,000	2.47	13.00
Public investors in this offering	4,384,615	32.59	57,000	46.93	13.00

Total	13,454,505	100%	$121,465	100%

(1)
Excludes 500,704 shares of Series A-1, with an estimated fair value of approximately $7.0 million, which are convertible into 1,609,559 shares of our common stock, that were issued to Array in connection with entering into a collaboration agreement. If we included the estimated fair value of this non-cash consideration in the computation of the average price per share paid by existing stockholders, the average price would be $6.56 per share.

(2)
Excludes proceeds from unvested shares representing approximately $46 thousand.

        A $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per share, the midpoint of the price range reflected on the cover page of this prospectus, would increase (decrease) total consideration paid by new investors and total consideration paid by all stockholders by approximately $4.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and before deducting the estimated underwriting and other discounts and commissions and estimated offering expenses payable by us.

        Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters' over-allotment option. If the underwriters exercise their over-allotment option in full, our existing stockholders would own 67.93% (including investors purchasing up to $3.0 million of shares in the current private placement), and our public investors in this offering would own 32.07% of the total number of shares of our common stock outstanding upon the completion of this offering and the concurrent private placement.

        Certain of our existing stockholders and their affiliated entities, including stockholders affiliated with our directors, have indicated an interest in purchasing up to $23.5 million of shares of our common stock in this offering at the initial public offering price. As these indications of interest are non-binding, the foregoing discussion and table do not reflect the potential purchase of any shares in this offering by our existing stockholders.

        The number of shares of our common stock to be outstanding after this offering excludes:

  •
  649,902 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2014, with an exercise price of $1.1840 per share;

  •
  792,374 shares of common stock issuable upon the exercise of options granted between March 31, 2014 and July 9, 2014, with a weighted average exercise price of $4.5494 per share;

  •
  38,580 shares of our common stock that are issued but were subject to a right of repurchase by us as of March 31, 2014 and therefore not included in stockholders' (deficit) equity; and

  •
  1,241,685 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of (a) no shares of common stock reserved for future issuance under our 2013 Equity Incentive Plan as of July 9, 2014, (b) 1,092,085 shares of common stock reserved for future issuance under our 2014 Equity Incentive Plan, which will become effective on the date immediately prior to the date of this prospectus and (c) 149,600 shares of common stock reserved for future issuance under our 2014 Employee Stock Purchase Plan, which will become effective on the date of this prospectus. Upon completion of this offering, any remaining shares available for issuance under our 2013 Equity Incentive Plan will be added to the shares reserved under our 2014 Equity Incentive Plan and we will cease granting awards under our 2013 Equity Incentive Plan. Our 2014 Equity Incentive Plan also provides for automatic annual increases in the number of shares reserved under the plan each year, as more fully described in "Executive Compensation—Employee Benefit and Stock Plans."

        To the extent that any outstanding options are exercised, investors will experience further dilution.

 SELECTED FINANCIAL DATA

        The selected statements of operations data for the period from May 9, 2013 (date of inception) to December 31, 2013 and the balance sheet data as of December 31, 2013 are derived from our audited financial statements included elsewhere in this prospectus. The selected statements of operations data presented below for the three months ended March 31, 2014 and our balance sheet data as of March 31, 2014 are derived from our unaudited interim financial statements included elsewhere in this prospectus. The interim condensed unaudited financial statements have been prepared on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The selected financial data below should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in any future period. The selected financial data in this section are not intended to replace the historical financial statements and are qualified in their entirety by the historical financial statements and related notes included elsewhere in this prospectus.

	Period From May 9, 2013 (Date of Inception) to December 31, 2013	Three months ended March 31, 2014	Period From May 9, 2013 (Date of Inception) to March 31, 2014
		(unaudited)
	(In thousands except share and per share data)
Statements of Operations Data:
Operating expenses:
Research and development with related party	$9,384	$1,275	$10,659
Research and development	323	711	1,034
General and administrative	583	916	1,499

Total operating expenses and net loss	(10,290)	(2,902)	(13,192)

Accretion of redeemable convertible preferred stock	(12)	(11)	(23)

Net loss attributable to common stockholders	$(10,302)	$(2,913)	$(13,215)

Per share information:
Net loss per share of common stock, basic and diluted	$(70.79)	$(14.22)

Weighted average shares outstanding, basic and diluted	145,528	204,807

Pro forma information (unaudited)(1):
Pro forma net loss per common share—basic and diluted	$(4.24)	$(0.68)

Pro forma basic and diluted weighted average common shares outstanding	2,424,342	4,287,672

(1)
Pro forma gives effect to the automatic conversion of all outstanding shares of our Series A and A-1 convertible preferred stock into 6,575,204 shares of common stock as of the beginning of the period presented or actual issuance date, if later and does not include any shares issued subsequent to March 31, 2014.

	As of
	December 31, 2013	March 31, 2014
		(unaudited)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$14,994	$26,933
Total assets	15,022	27,445
Total liabilities	410	596
Deficit accumulated during the development stage	(10,290)	(13,192)
Total stockholders' deficit	(10,231)	(13,005)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the "Risk Factors" section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

        Loxo Oncology develops targeted small molecule therapeutics for the treatment of cancer in genetically defined patient populations. Our development approach translates key scientific insights relating to the oncogenic drivers of cancer into drugs that are potent and highly selective for their intended targets. Such drugs typically achieve high target engagement, which has been correlated with improved tumor response. We believe our approach will allow us to develop drugs with a high probability of clinical success while reducing the time, costs and risks of drug development. Our lead product candidate, LOXO-101, is a potent and selective inhibitor of tropomyosin receptor kinase, or TRK, a family of signaling molecules that appear to play an important role in the development and perpetuation of many cancers. We are evaluating LOXO-101 in a Phase 1 dose escalation trial for patients with advanced solid tumors, and we anticipate reporting data by early 2015. We are also building a pipeline of additional product candidates targeting cancers driven by genetic alterations.

        We were incorporated in May 2013 and commenced operations in the third quarter of 2013. Our operations to date have included organizing and staffing our company, business planning, raising capital, developing LOXO-101, and engaging in other discovery and preclinical activities. We have financed our operations to date primarily through private placements of our convertible preferred stock. As of March 31, 2014, we had received aggregate gross proceeds of $33.0 million from the sale of our Series A convertible preferred stock. In addition, in July 2013, we received certain rights under the Array Agreement, which, in part, were granted in exchange for our issuance of shares of Series A-1 convertible preferred stock. Subsequently, in April and June 2014, we received gross proceeds of approximately $23.9 million and $4.5 million, respectively, through issuances of Series B convertible preferred stock. Our ability to become profitable depends on our ability to generate revenue. We do not expect to generate significant revenue unless and until we or collaborators obtain marketing approval for and commercialize LOXO-101 or one of our other future product candidates.

        Since inception, we have incurred significant operating losses. Our net losses from May 9, 2013 (date of inception) to March 31, 2014 were $13.2 million, including approximately $11.7 million of total research and development expenses, and approximately $1.5 million of total general and administrative expenses. We expect to incur significant expenses and increasing operating losses for the foreseeable future as we continue the discovery, development and clinical trials of, and seek regulatory approval for and pursue potential commercialization of, our product candidates. In addition, we will also incur additional expenses if and as we enter into additional collaboration agreements, acquire or in-license products and technologies, expand our collaboration with Array, establish sales, marketing and distribution infrastructure and/or expand and protect our intellectual property portfolio.

        Furthermore, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company. We will need to obtain substantial additional funding in connection with our continuing operations. We will seek to fund our operations through the sale of equity, debt financings or other sources, including potential collaborations. We may be unable to raise additional funds or enter into such other agreements when needed on favorable terms, or at all. If we fail to raise capital or enter into such other arrangements as, and when, needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates.

        On July 3, 2013, we signed the Array Agreement, which was subsequently amended in November 2013 and April 2014. For further information on the Array Agreement, see below under "—Contractual Obligations and Commitments—Array Collaboration Agreement" and "Business—Collaborations—Array BioPharma Inc." Concurrent with entering into this collaboration agreement, we also issued Array 500,704 shares of Series A-1 convertible preferred stock. We recognized related-party research and development expense of $7.0 million related to the estimated fair value of the shares issued, at $14.07 per share. The shares of Series A-1 convertible preferred stock issued to Array were subject to an antidilution protection feature, which provided that the rate at which such Series A-1 convertible preferred stock would be convertible into common stock would increase as a result of certain new issuances of our stock, as further specified in our certificate of incorporation. As of April 2014, this antidilution feature has expired, the 500,704 shares of Series A-1 convertible preferred stock held by Array are convertible into 1,609,559 shares of our common stock, and the conversion rate of the Series A-1 convertible preferred stock is not subject to any further antidilution adjustments.

Liquidity and Development-Stage Risks

        Our financial statements and related disclosures have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments that might be necessary should we be unable to continue in existence. We have not generated any revenues and have not yet achieved profitable operations. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis. In addition, development activities, clinical and preclinical testing, and commercialization of our products will require significant additional financing. Our deficit accumulated during the development stage through March 31, 2014 was approximately $13.2 million, and management expects to incur substantial and increasing losses in future periods. Our ability to successfully pursue our business is subject to certain risks and uncertainties, including among others, uncertainty of product development, competition from third parties, uncertainty of capital availability, uncertainty in our ability to enter into agreements with collaborative partners, dependence on third parties, and dependence on key personnel. We plan to finance future operations with a combination of proceeds from the issuance of equity, debt, licensing fees, and revenues from future product sales, if any. We have not generated positive cash flows from operations, and there are no assurances that we will be successful in obtaining an adequate level of financing for the development and commercialization of our planned products. We believe that our cash and cash equivalents as of March 31, 2014, combined with our financing in April 2014, will provide for our ability to continue to fund our operations through the end of 2015; however, there can be no assurance in this regard. Such actions primarily include raising additional capital from existing investors or securing additional external financing.

Components of Results of Operations

Revenue

        To date, we have not generated any revenues. Our ability to generate product revenues, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of our product candidates.

Research and Development Expenses with Related Party

        Our research and development expenses with a related party from May 9, 2013 (date of inception) to December 31, 2013 consist primarily of the estimated fair value of convertible preferred stock issued in connection with the Array Agreement of approximately $7.0 million and $2.3 million related to the conduct of the discovery and preclinical development programs by Array. Our research and development expenses with a related party for the three months ended March 31, 2014 consisted primarily of $1.3 million related to the conduct of the discovery and preclinical development programs by Array.

Research and Development Expenses

        Research and development costs are charged to expense as incurred. These costs include, but are not limited to, employee-related expenses, including salaries, benefits, stock-based compensation and travel as well as expenses related to third-party collaborations and contract research arrangements.

        Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As we advance our product candidates, we expect the amount of research and development will continue to increase for the foreseeable future, while our internal spending should increase at a slower and more controlled pace.

        It is difficult to determine with certainty the duration and completion costs of our current or future preclinical programs and clinical trials of our product candidates, or if, when or to what extent we will generate revenue from the commercialization and sale of any of our product candidates that obtain regulatory approval. We may never succeed in achieving regulatory approval for any of our product candidates. The duration, costs and timing of clinical trials and development of our product candidates will depend on a variety of factors, including the uncertainties of future clinical and preclinical studies, uncertainties in clinical trial enrollment rate and significant and changing government regulation. In addition, the probability of success for each product candidate will depend on numerous factors, including competition, manufacturing capability and commercial viability. We will determine which programs to pursue and how much to fund each program in response to the scientific and clinical success of each product candidate, as well as an assessment of each product candidate's commercial potential.

General and Administrative Expenses

        General and administrative expenses consist principally of salaries and related costs for executive and other personnel, including stock-based compensation and travel expenses. Other general and administrative expenses include facility-related costs, communication expenses and professional fees for legal, patent prosecution and maintenance consulting and accounting services.

Accretion of Redeemable Convertible Preferred Stock

        We account for the discount due to issuance costs on our convertible preferred stock using the straight-line method, which approximates the effective interest method, accreting such amounts to convertible preferred stock from the date of issuance to the earliest date the holder can demand redemption.

Critical Accounting Policies and Significant Judgments and Estimates

        This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America, or GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

        While our significant accounting policies are more fully described in Note 3 to our audited financial statements appearing elsewhere in this prospectus, we believe the following accounting policies are critical to the preparation of our financial statements.

Research and Development Expenses

        Research and development costs are charged to expense as incurred. These costs include, but are not limited to, the estimated fair value of convertible preferred stock issued in connection with entering into the Array Agreement of approximately $7.0 million and $2.3 million of expenses incurred under the Array Agreement from July 3, 2013 to December 31, 2013 and $1.3 million of expenses incurred under the Array Agreement for the three months ended March 31, 2014.

Income Taxes

        Income taxes are recorded in accordance with Financial Accounting Standards Board Accounting Standards Codifications, or ASC, Topic 740, Income Taxes, or ASC 740, which provides for deferred taxes using an asset and liability approach. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

        We account for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, we recognize the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of December 31, 2013 and March 31, 2014, we did not have any uncertain tax positions.

        We have incurred substantial losses during our history. We do not anticipate generating revenue from sales of products for the foreseeable future, if ever, and we may never achieve profitability. To the extent that we continue to generate tax losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an "ownership change," which is generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation's ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We have not completed our analysis to determine what, if any, impact any prior ownership change has had on our ability to utilize our net operating loss carryforwards. In addition, we may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, including this offering. As of December 31, 2013, we had federal net operating loss carryforwards of approximately $3.4 million that could be limited if we have experienced, or if in the future we experience, an ownership change. At December 31, 2013, our federal and local net operating loss carryforwards do not yet include the effect of research and development expenses of $6.8 million that we have capitalized for tax purposes.

Stock-Based Compensation

        Stock-based compensation cost of our employees and members of our board of directors is measured at the date of grant based on the estimated fair value of the award, net of estimated forfeitures. We estimate the grant date fair value and the resulting stock-based compensation expense using the Black-Scholes option pricing model. The grant date fair value of a stock-based award is recognized as an expense over the requisite service period of the award on a straight-line basis.

        We account for stock-based compensation arrangements with other non-employees using a fair value approach. The fair value of these options is measured using the Black-Scholes option pricing model reflecting an expected life that is assumed to be the remaining contractual life of the option. The compensation costs of these arrangements are subject to remeasurement over the vesting terms as earned.

        We recorded total non-cash stock-based compensation expense of $70,000 and $64,000 for the period from May 9, 2013 (date of inception) to December 31, 2013 and for the three months ended March 31, 2014, respectively. At March 31, 2014, we had $1.1 million of total unrecognized employee stock-based compensation expense, net of estimated forfeitures, related to stock option grants. This amount will be recognized as expense over a weighted-average period of 3.50 years. We expect to continue to grant stock options in the future, and, to the extent that we do, our actual stock-based compensation expense recognized in future periods will likely increase.

        The intrinsic value of all outstanding options as of March 31, 2014 was approximately $8.1 million based on an assumed initial public offering price of $13.00 per share, which is the midpoint of the price range on the cover page of this prospectus, of which approximately $0.2 million related to vested options and approximately $7.9 million related to unvested options.

Determining Fair Value of Stock-Based Awards

        We apply the fair value recognition provisions of ASC Topic 718, Compensation—Stock Compensation, or ASC 718. Determining the amount of share-based compensation to be recorded requires us to develop estimates of the fair value of stock options as of their grant date. Calculating the fair value of share-based awards requires that we make highly subjective assumptions.

        The weighted-average assumptions used to estimate the fair value of stock options using the Black-Scholes option pricing model were as follows for the period from May 9, 2013 (date of inception) to December 31, 2013 and for the three months ended March 31, 2014:

	Period From May 9, 2013 (Date of Inception) to December 31, 2013	Three Months Ended March 31, 2014
Risk-free interest rate	2.14%	1.86%
Expected dividend yield	0%	0.0%
Expected stock price volatility	84.76%	90.70%
Expected term of options (in years)	7.44	6.04
Expected forfeiture rate	0%	0%

        The per share estimated fair value of our common stock in the table below represents the determination by our board of directors of the fair value of our common stock as of the date of grant, taking into consideration the various objective and subjective factors described above, including the conclusions, if applicable, of contemporaneous independent third-party valuations of our common stock as discussed below. We computed the per share weighted average estimated fair value for stock option grants based on the Black-Scholes option pricing model. The following table sets forth information about our stock option grants from May 9, 2013 (date of inception) to the date of this prospectus:

Date of Issuance	Number of Shares Underlying Options Granted	Exercise Price per Share	Estimated Fair Value per Common Share	Estimated Fair Value of Options per Share
November 15, 2013	301,932	$1.1840	$1.1840	$0.85
December 17, 2013	379,124	$1.1840	$1.1840	$0.94
March 4, 2014	71,168	$1.1840	$1.9072	$1.54
June 19, 2014	587,594	$3.6480	$13.00	$11.61
July 9, 2014	204,780	$7.1360	$13.00	$10.66

	1,544,598

        On July 18, 2014, our board of directors approved option awards for an aggregate of 78,125 shares of our common stock that will be issuable upon the date the SEC declares this offering effective with an exercise price per share equal to the initial public offering price in this offering.

        Our board of directors granted stock options on November 15, 2013 and December 17, 2013, with each having an exercise price of $1.1840 per share. The exercise price per share was supported by a valuation of $1.1840 per common share as of September 30, 2013 with the assistance of an independent third-party valuation firm in connection with our initial Series A and Series A-1 convertible preferred stock issuances. In conducting this valuation, we estimated the value of our common stock using the option pricing method. The option pricing method treats common stock as options on the enterprise's value, with exercise prices based on liquidation preferences set forth in the terms of the preferred stockholders agreements. The enterprise value was determined based upon the Series A convertible preferred stock and Series A-1 convertible preferred stock pre-money valuation and this value was employed in the option pricing method for valuing the common stock. In July and September 2013, we completed the Series A convertible preferred stock issuance, at $6.4000 per share for aggregate gross proceeds of $18.0 million. Additionally, in July 2013 we issued 500,704 shares of Series A-1 convertible preferred stock with an estimated fair value of approximately $7.0 million of Series A-1 convertible preferred stock to Array in connection with entering into a collaboration agreement. The common stock is treated as a call option that gives its owner the right to buy the underlying net assets at a predetermined or "strike" price at a liquidity event, such as an IPO, merger or sale. The option pricing method considers the various terms of the convertible preferred stock, including the level of seniority among the securities, dividend policy, conversion ratios and cash allocations upon liquidation of the enterprise. In addition, the option pricing method implicitly considers the effect of the liquidation preference as of the appropriate date in the future, not as of the valuation date. Under the option pricing method, value is allocated to the common stock only if the net assets of the enterprise exceed the liquidation preference at the time of the liquidity event. The option pricing method commonly uses the Black-Scholes formula to price the common stock as a call option.

        During the three months ended March 31, 2014, our board of directors granted stock options on March 4, 2014, with an exercise price of $1.1840 per share. The exercise price per share was supported by the valuation of $1.1840 per common share as of September 30, 2013. Subsequent to the issuance of these stock options, we completed a valuation, as of April 30, 2014, with the assistance of an independent third-party valuation firm in connection with our Series B convertible preferred stock issuance that closed in April 2014. In conducting this valuation, we estimated the value of our common stock using the option pricing method. The valuation of the common stock, using the option pricing method, was determined to be $1.9072 per share as of April 30, 2014. We determined that retrospectively applying this fair value to our option grant on March 4, 2014, solely for financial accounting purposes, was appropriate, given that, on February 28, 2014, we filed with the United States Food and Drug Administration an Investigational New Drug Application for LOXO-101 and this represented an inflection point that resulted in incremental fair value for our common stock when compared to the fair value of our common stock as of December 2013.

        On June 19, 2014, our board of directors granted 587,594 stock options with an exercise price of $3.648 per share. In determining the exercise price per share, we utilized the valuation as of April 30, 2014 that we arrived at with the assistance of an independent third-party valuation firm and a hybrid method combining the concepts of the option pricing method and the Probability-Weighted Expected Return Method, or PWERM, in a single framework. This hybrid method resulted in a valuation of $3.648 per common share. The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the rights of each share class. PWERM estimates the common stock value to our stockholders under possible future scenarios. The value per share under each scenario is then probability weighted and the resulting weighted values per share are summed to determine the fair value per share of our common stock. In the IPO scenarios, it is assumed that all outstanding shares of our preferred stock will convert into common stock. Over time, as we achieve certain company-related milestones, the probability of each scenario is evaluated and adjusted accordingly. This hybrid method employs the concepts of the PWERM for a range of exit scenarios and the option pricing method for scenarios where the company remains private.

        On July 9, 2014, our board of directors granted 204,780 stock options with an exercise price of $7.136 per share. In determining the exercise price per share, we utilized a valuation as of June 30, 2014 that we arrived at with the assistance of an independent third-party valuation firm and the hybrid method described above.

        We have determined, after consultation with the underwriters, that our anticipated initial offering price range as reflected in this prospectus is $12.00 to $14.00 per share. At the time that the June and July 2014 option grants were approved, our board of directors determined that the fair value of the shares of our common stock underlying such equity grants was $3.648 per share for the June 19, 2014 option grants and $7.136 for the July 9, 2014 option grants, which were based on the valuation of our common stock as described above. In light of the preliminary initial public offering price range on the cover of this prospectus, we have reassessed the fair value determination for these grants, solely for financial accounting purposes in determining share-based compensation expense for equity issuances made on these dates. As a result, we have determined that the deemed fair value of awards made on June 19, 2014 and July 9, 2014 was $13.00 per share, which is equal to the midpoint of the initial public offering price range reflected in this prospectus.

        We expect to recognize total compensation expense of approximately $9.0 million for grants made subsequent to March 31, 2014, which is expected to be recognized during the years ending December 31, 2014, 2015, 2016, 2017 and 2018. In future periods, our stock-based compensation expense is expected to increase as a result of our existing unrecognized stock-based compensation expense and as we issue additional stock awards to continue to attract and retain employees.

Results of Operations

Research and Development

        Research and development expenses for the period from May 9, 2013 (date of inception) to December 31, 2013 were approximately $9.7 million. These expenses consisted primarily of approximately $7.0 million of expense related to the issuances of convertible preferred stock to Array and $2.3 million related to monthly advances paid in connection with the Array Agreement, as well as $0.4 million of consulting and stock-based compensation expenses. Research and development expenses for the three months ended March 31, 2014 were approximately $2.0 million. These expenses consisted primarily $1.3 million related to monthly advances paid in connection with the Array Agreement, as well as $0.7 million of consulting and stock-based compensation expenses. Substantially all of our cash research and development expenses from May 9, 2013 (date of inception) to December 31, 2013 and for the three months ended March 31, 2014 have been directed toward our TRK program, including LOXO-101.

General and Administrative

        General and administrative expenses for the period from May 9, 2013 (date of inception) to December 31, 2013 were approximately $0.6 million. These expenses consisted primarily of $0.2 million of legal expenses, $0.1 million of employee salaries and benefits, $0.1 million of office and miscellaneous expenses, and $0.1 million in recruiting, consulting and external accounting fees. General and administrative expenses for the three months ended March 31, 2014 were approximately $0.9 million. These expenses consisted primarily of $0.4 million of legal expenses, $0.2 million of employee salaries and benefits, $0.1 million of office and miscellaneous expenses and $0.2 million in recruiting, consulting and external accounting fees.

Liquidity and Capital Resources and Plan of Operations

        Since our inception, we have incurred net losses and negative cash flows from our operations. We incurred net losses of $10.3 million and $2.9 million for the period from May 9, 2013 (date of inception) to December 31, 2013 and for the three months ended March 31, 2014, respectively. Net cash used in operating activities was $2.8 million and $3.1 million for the period from May 9, 2013 (date of inception) to December 31, 2013 and for the three months ended March 31, 2014, respectively. At March 31, 2014, we had a deficit accumulated during our developmental stage of $13.2 million, working capital of $26.8 million and cash and cash equivalents of $26.9 million. Historically, we have financed our operations principally through private placements of convertible preferred stock. Through March 31, 2014, we had received gross proceeds of $33.0 million from the issuance of convertible preferred stock. In addition, in April and June 2014, we received gross proceeds of approximately $23.9 million and $4.5 million, respectively, through issuances of Series B convertible preferred stock.

Cash Flows

        The following table summarizes our cash flows for the period from May 9, 2013 (date of inception) to December 31, 2013 and the three months ended March 31, 2014 (amounts in thousands):

	Period From May 9, 2013 (Date of Inception) to December 31, 2013	Three Months Ended March 31, 2014
		(unaudited)
Net cash (used in) provided by:
Operating activities	$(2,794)	$(3,136)
Investing activities	—	—
Financing activities	17,788	15,075

Net increase in cash and cash equivalents	$14,994	$11,939

Net cash used in operating activities

        Net cash used in operating activities was $2.8 million for the period from May 9, 2013 (date of inception) to December 31, 2013 and consisted primarily of a net loss of $10.3 million offset by $7.0 million of noncash increases attributable to the research and development expense recognized related to the issuance of Series A-1 convertible preferred stock to Array and a $0.4 million increase in net operating liabilities. At the time of Series A-1 convertible preferred stock issuance to Array as part of the Array Agreement, the fair value of Series A-1 shares was estimated to be $14.07 per share based upon a valuation performed with the assistance of an independent valuation firm.

        Net cash used in operating activities was $3.1 million for the three months ended March 31, 2014 and consisted primarily of a net loss of $2.9 million and a $0.2 million increase in net operating assets.

Net cash used in investing activities

        No cash was provided by or used in investing activities for the period from May 9, 2013 (date of inception) to December 31, 2013 or the three months ended March 31, 2014.

Net cash provided by financing activities

        Net cash provided by financing activities was $17.8 million for the period from May 9, 2013 (date of inception) to December 31, 2013, which was primarily due to the net proceeds from the issuance of Series A convertible preferred stock.

        Net cash provided by financing activities was $15.1 million for the three months ended March 31, 2014, which was primarily due to the net proceeds from the issuance of Series A convertible preferred stock in March 2014 of $15.0 million, as well as $0.1 million in proceeds from the exercise of stock options.

Plan of Operation

        We have not achieved profitability since our inception and we expect to continue to incur net losses for the foreseeable future. We expect our cash expenditures to increase in the near term as we fund future clinical trials of LOXO-101, as well as clinical trials of our other preclinical product candidates and continuing preclinical activities. Following this offering, we will be a publicly-traded company and will incur significant legal, accounting and other expenses that we were not required to incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and The NASDAQ Stock Market, requires public companies to implement specified corporate governance practices that are currently inapplicable to us as a private company. We expect these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

        We believe that, based upon our current operating plan, our existing capital resources, together with the net proceeds from this offering and the concurrent private placement, will be sufficient to fund our anticipated operations for at least 24 months, including development of LOXO-101 through our planned Phase 1 expansion trial, as well as discovery and development activities through IND for one additional product candidate, with additional resources available for other discovery and development activities. However, we anticipate that we will need to raise substantial additional financing in the future to fund our operations. In order to meet these additional cash requirements, we may incur debt, license certain intellectual property and seek to sell additional equity or convertible securities that may result in dilution to our stockholders. If we raise additional funds through the issuance of equity or convertible securities, these securities could have rights or preferences senior to those of our common stock and could contain covenants that restrict our operations. There can be no assurance that we will be able to obtain additional equity or debt financing on terms acceptable to us, if at all. Our future capital requirements will depend on many factors, including:

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  the progress and results of the Phase 1 clinical program for LOXO-101;

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  our ability to enter into collaborative agreements for the development and commercialization of our product candidates;

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  the number and development requirements of any other product candidates that we pursue;

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  the scope, progress, results and costs of researching and developing our product candidates or any future product candidates, both in the United States and outside the United States;

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  the costs, timing and outcome of regulatory review of our product candidates or any future product candidates, both in the United States and outside the United States;

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  the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;

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  any product liability or other lawsuits related to our products;

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  the expenses needed to attract and retain skilled personnel;

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  the general and administrative expenses related to being a public company, including developing an internal accounting function;

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  the revenue, if any, received from commercial sales of our product candidates for which we receive marketing approval; and

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  the costs involved in preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending our intellectual property-related claims, both in the United States and outside the United States.

Please see "Risk Factors" for additional risks associated with our substantial capital requirements.

Contractual Obligations and Commitments

        The following is a summary of our long-term contractual cash obligations as of December 31, 2013 (in thousands):

	Total	Less than One Year	2 - 3 Years	4 - 5 Years	More than 5 Years
Operating lease obligations(1)	$248	$36	$124	$88	$—
Collaboration obligations(2)	6,000	6,000	—	—	—

Total contractual obligations	$6,248	$6,036	$124	$88	$—

(1)
Operating lease obligations reflect our obligation to make payments in connection with the lease for our office space.

(2)
The table includes approximately $6.0 million of non-cancelable obligations through December 2014 with Array for providing full-time equivalents and other support. We can elect to discontinue the work under the Array Agreement upon at least six months prior written notice delivered at any time subsequent to June 2014. The table excludes milestones and royalties that may become payable under the Array Agreement. See "Array Collaboration Agreement" below.

Purchase Commitments

        Other than amounts due under the Array collaboration agreement, as described below, we have no material non-cancelable purchase commitments with contract manufacturers or service providers as we have generally contracted on a cancelable basis.

Array Collaboration Agreement

        On July 3, 2013, we signed the Array Agreement, which was subsequently amended on November 26, 2013 and April 10, 2014. Under the terms of the Array Agreement, we obtained certain rights to Array's TRK inhibitor program, as well as additional novel oncology targets. We have worldwide commercial rights to each product candidate from the collaboration and Array participates in any potential successes through milestones, royalties, and equity ownership.

        With respect to the discovery and preclinical program, the collaboration agreement runs through July 3, 2016, and we have the option to extend the term for up to two additional one-year renewal periods by providing written notice to Array at least three months before the end of the initial discovery and preclinical development programs or the renewal period, if applicable.

        As part of the Array Agreement we agreed to pay Array a fixed amount per month, based on Array's commitment to provide full-time equivalents and other support relating to the conduct of the discovery and preclinical development programs. We recorded related-party research and development expenses for the period from May 9, 2013 (date of inception) to December 31, 2013 and the three months ended March 31, 2014 of $2.3 million and $1.3 million, respectively, related to the conduct of the discovery preclinical development programs by Array.

Milestones

        With respect to product candidates directed to TRK, including LOXO-101 and its back-up compounds, we could be required to pay Array up to $222 million in milestone payments, the substantial majority of which are due upon the achievement of commercial milestones. With respect to product candidates directed to targets other than TRK, we could be required to pay Array up to $213 million in milestone payments, the substantial majority of which are due upon the achievement of commercial milestones.

Royalties

        We will pay Array a mid-single digit royalty on worldwide net sales of products developed through the collaboration. With respect to the royalty on products directed to targets, we have the right to credit certain milestone payments against royalties on sales of products directed to such target.

Other Commitments

        In addition, in the course of normal business operations, we have agreements with contract service providers to assist in the performance of our research and development and manufacturing activities. We can generally elect to discontinue the work under these agreements. We could also enter into additional collaborative research, contract research, manufacturing and supplier agreements in the future, which may require upfront payments and even long-term commitments of cash.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements, as defined by applicable SEC regulations.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to market risks in the ordinary course of our business. These market risks are principally limited to interest rate fluctuations. We had cash and cash equivalents of $26.9 million as of March 31, 2014, consisting of cash and a $20,000 certificate of deposit. The primary objective of our investment activities is to preserve principal and liquidity while maximizing income without significantly increasing risk. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of our investment portfolio, we do not believe an immediate 10% increase in interest rates would have a material effect on the fair market value of our portfolio, and, accordingly, we do not expect our operating results or cash flows to be materially affected by a sudden change in market interest rates.

JOBS Act

        The JOBS Act contains provisions that, among other things, reduce reporting requirements for an "emerging growth company." As an emerging growth company, we have irrevocably elected to not take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards and, as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

Recent Accounting Pronouncements

        On June 10, 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation ("ASUE 2014-10"). The guidance is intended to reduce the overall cost and complexity associated with financial reporting for development stage entities without reducing the availability of relevant information. The Board also believes the changes will simplify the consolidation accounting guidance by removing the differential accounting requirements for development stage entities. As a result of these changes, there no longer will be any accounting or reporting differences in GAAP between development stage entities and other operating entities. For organizations defined as public business entities the presentation and disclosure requirements in Topic 915 will no longer be required starting with the first annual period beginning after December 15, 2014, including interim periods therein. Early application is permitted for any annual reporting period or interim period for which the entity's financial statements have not yet been issued (public business entities) or made available for issuance (other entities). The Company is currently evaluating the impact of the adoption of ASU 2010-14 on its financial statements.

BUSINESS

Overview

        Loxo Oncology develops targeted small molecule therapeutics for the treatment of cancer in genetically defined patient populations. Our development approach translates key scientific insights relating to the oncogenic drivers of cancer into drugs that are potent and highly selective for their intended targets. Such drugs typically achieve high target engagement, which has been correlated with improved tumor response. We believe our approach will allow us to develop drugs with a high probability of clinical success while reducing the time, costs and risks of drug development. Pre-clinical research indicates that our lead product candidate, LOXO-101, is a potent and selective inhibitor of tropomyosin receptor kinase, or TRK, a family of signaling molecules that appear to play an important role in the development and perpetuation of many cancers. We are evaluating LOXO-101 in a Phase 1 dose escalation trial for patients with advanced solid tumors, and we anticipate reporting data by early 2015. We are also building a pipeline of additional product candidates targeting cancers driven by genetic alterations.

        As genetic testing in cancer becomes more routine, we are learning that cancers arising in diverse sites in the body may share the same type of genetic alterations. Increasingly, tumors may be identified and treated according to their distinguishing genetic alterations, while in the past, the organ of origin was most important. Both research and clinical data suggest that some tumors, while having many identifiable genetic alterations, are primarily dependent on a single activated kinase for their proliferation and survival. This dependency, often referred to as oncogene addiction, renders such tumors highly susceptible to small molecule inhibitors targeting the relevant alteration. The oncogene addiction paradigm appears to be especially important in understanding the pathogenesis of lung cancer.

        We identify and prioritize our targets in two ways. First, we use clinical trial data to assess the response signals of drugs in development and identify those that show promise but also demonstrate drug-specific limitations such as poor absorption, poor distribution or unwanted side effects. Second, we evaluate academic research to uncover novel targets with emerging validation. Once the target is identified, we then employ advanced third-party technology to develop product candidates intended to have enhanced target engagement and specificity. Last, we implement a stepwise approach to clinical development designed to reduce risk and identify response signals early in development. In early-stage trials we plan to evaluate our product candidates in genetically defined patients and believe that this gives us a higher likelihood of demonstrating a clinical benefit. This approach allows for the possibility for rapid clinical development and expedited regulatory strategies. We intend to develop companion diagnostics, with the help of technology partners, to identify patients whose tumors harbor the relevant genetic alterations.

        We have demonstrated the promise of this model through the rapid advancement of our TRK inhibitor, LOXO-101, into the clinic. The appearance of TRK alterations in multiple cancers, coupled with recent data in lung cancer, suggests TRK may behave as an oncogenic driver. We initiated a Phase 1 dose escalation trial in patients with advanced solid tumors in May 2014 and intend to initiate an expansion phase that will enroll patients with TRK alterations across multiple tumor types. We have exclusive rights to issued composition of matter patents covering LOXO-101 that expire in 2029.

        To build a pipeline of targeted therapeutics, we entered into a multi-target collaboration with Array BioPharma Inc., or Array, to leverage its expertise in building highly selective and potent kinase inhibitors. The collaboration was designed around a broad list of targets to give us the flexibility to prioritize the most promising of these targets for advancement into clinical development. We believe that this collaboration will allow us to develop multiple targeted therapeutics in a rapid and capital-efficient manner and we currently plan to submit a second Investigational New Drug, or IND, application as early as the end of 2015. We retain worldwide commercial rights for all of our product candidates.

        We have assembled a team with extensive experience in the discovery, development and regulatory approval of novel therapeutics. Josh Bilenker, M.D., our Founder, President and Chief Executive Officer, has experience as a healthcare investor and as a reviewer at the U.S. Food and Drug Administration, or FDA. Mikel Moyer, Ph.D., our Chief Scientific Officer, has held roles at Abbott Laboratories, Epizyme, Pfizer, Harvard University and the Massachusetts Institute of Technology, and led the medicinal chemistry teams that discovered erlotinib (Tarceva) and tofacitinib (Xeljanz). Lori Kunkel, M.D., our acting Chief Medical Officer, helped lead the development of carfilzomib (Kyprolis) and ibrutinib (Imbruvica), two oncology drugs that were approved under Accelerated Approval in the United States. Our scientific advisors are thought leaders from leading cancer centers in the United States and are actively involved in our drug development process. Our investors include affiliates of Aisling Capital, OrbiMed, New Enterprise Associates, Access Industries and Deerfield Management Company.

Strategy

        Our goal is to translate key scientific insights relating to underlying oncogenic drivers into the development of potent and highly selective therapeutics. To execute our strategy, we intend to:

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  Rapidly advance our lead product candidate LOXO-101 through clinical development.  We have initiated a Phase 1 dose escalation trial of LOXO-101 in patients with solid tumors. The planned Phase 1 expansion will enroll patients with TRK alterations across multiple tumor types. If we see evidence of antitumor activity in the expansion phase, we plan to meet with regulatory authorities to discuss expedited regulatory strategies such as Breakthrough Therapy Designation, Fast Track Designation, Priority Review and Accelerated Approval.

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  Develop a pipeline of potent and highly selective targeted therapeutics.  Our insights into cancer biology and target identification, coupled with the chemistry expertise provided by our Array collaboration, have allowed us to build a proprietary pipeline of targeted preclinical product candidates. Our management team and Scientific Advisory Board have a history of success in the identification, translation and development of oncology therapeutics, and we utilize their judgment to determine which programs merit advancement for continued development. We structured our collaboration agreement with Array (1) to access compounds already well-characterized against various targets and (2) to resource de novo discovery around targets identified by us.

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  Increase the probability for clinical success by prioritizing targets for development that are believed to be oncogenic drivers.  We attempt to select targets for drug development that behave as oncogenic drivers, which increases the likelihood of seeing objective measures of tumor responses early in clinical development. If we are successful in inhibiting these targets with our product candidates, we may increase the likelihood of achieving tumor responses. This approach has been successful for kinase inhibitors designed to treat patients with oncogenic alterations such as EGFR inhibitors in lung cancer, BRAF inhibitors in melanoma, BCR-ABL inhibitors in chronic myelogenous leukemia and ALK inhibitors in lung cancer.

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  Work with experienced third parties in the field of diagnostics.  Because we are targeting genetic alterations that are usually detectable, companion diagnostics can be developed to identify these alterations. Once we have identified a target, we will initially use existing diagnostic tools to identify patient subsets that we believe will derive increased benefit from our product candidates. As we advance our targets clinically and determine the most important screening criteria, we will develop companion diagnostics, with the help of technology partners, to identify patients and support registration and marketing of our product candidates.

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  Conduct international clinical and regulatory programs to support our global approval and commercialization strategy.  We retain worldwide commercial rights for our product candidates. Cancer is a global disease and we will pursue clinical and regulatory programs for approval in the United States and internationally. Our plan is to establish a focused oncology commercial organization in the United States and strategically evaluate partnership opportunities internationally.

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  Leverage our business model to maximize the value of our current external collaboration while remaining open to additional collaboration opportunities.  Our capital-efficient business model uses our biology insights paired with the chemistry expertise of our collaboration partner to unlock new therapeutic opportunities. We have illustrated the promise of this model through the rapid advancement of our lead product candidate, LOXO-101, for which we filed an IND eight months after signing our initial collaboration agreement with Array. Our model allows us to avoid the time, expense and operational challenges of building our own candidate discovery capability.

Background on Cancer

        Cancer is the second-leading cause of death in the United States. The American Cancer Society estimates that in 2014 there will be approximately 1.7 million new cases and approximately 585,000 deaths from cancer in the United States. Cancer originates from defects in the cell's genetic code, or DNA, which disrupt the mechanisms that normally prevent uncontrolled cell growth, invasion and programmed cell death. Increasingly, doctors are using diagnostic tests that identify these genetic defects in order to select better treatment options. As genetic testing in cancer becomes more routine, we are learning that cancers arising in diverse sites in the body may share the same type of genetic alterations. For example, a mutation in a gene called BRAF is found in the majority of patients with metastatic melanoma, but also in subsets of patients with colorectal cancer, lung cancer and other malignancies.

        The most common methods of treating patients with cancer are surgery, radiation and drug therapy. A cancer patient often receives treatment with a combination of these modalities. Surgery and radiation therapy are particularly effective in patients in whom the disease is localized. Physicians generally use systemic drug therapies in situations in which the cancer has spread beyond the primary site or cannot otherwise be treated through surgery.

        The goal of drug therapy is to damage and kill cancer cells or to interfere with the molecular and cellular processes that control the development, growth and survival of cancer cells. In many cases, drug therapy entails the administration of several different drugs in combination. Over the past several decades, drug therapy has evolved from non-specific drugs that kill both healthy and cancerous cells, to drugs that target specific molecular pathways involved in cancer and more recently to therapeutics that target specific oncogenic drivers. These therapies often require genetic testing of a cancer to identify the subsets of patients for whom a drug will most effectively impact tumor growth.

        Cytotoxic Therapies.    The earliest approach to cancer drug therapy was the development of cytotoxic drugs, commonly referred to as chemotherapy, designed to kill rapidly proliferating cancer cells. Cytotoxic drug therapies act in an indiscriminate manner, killing healthy as well as cancerous cells. Due to their mechanism of action, many cytotoxic drugs have a narrow therapeutic range; doses above this range cause unacceptable or even fatal levels of damage to normal organs, while doses below the range are not effective in eradicating the cancer cells. Examples of cytotoxic drugs include carboplatin (Paraplatin), docetaxel (Taxotere) and doxorubicin (Adriamycin).

        Targeted Therapies.    A more recent class of medicines targets specific biological signaling pathways that play a role in rapid cell growth or the spread of cancer. While these drugs have been effective in the treatment of some cancers, most of them do not address the genetic alterations that cause oncogenesis. As normal cells may also rely on these signalling pathways, there are often toxicities associated with inhibition of these pathways. In addition, targeted therapies may hit signaling pathways adjacent and in addition to the intended pathway, thus causing off-target toxicities. Examples of targeted therapies include sunitinib (Sutent), sorafenib (Nexavar), and cabozantinib (Cometriq).

        Targeted Therapies and Oncogene Addiction.    The dissemination of approved and experimental targeted therapies into large populations revealed that some patients had particularly robust responses to these therapies. This observation was consistent with lab evidence that some tumors, despite having many measurable genetic alterations, are primarily dependent on a single activated kinase for their growth and survival advantage. This makes the cancer highly susceptible to small molecule inhibitors. Often described as oncogenic driver mutation or dominant acting mutation, oncogene addiction is a term used to describe a tumor's particular dependence on a specific mutation. Oncogene addiction has become an important concept in clinical development because patients with tumors governed by this behavior typically show rapid and measurable tumor shrinkage when exposed to drugs targeting the relevant alteration. These responses can be sufficiently dramatic in some cases to support expedited regulatory approval for these targeted therapies.

        Many lung cancers are oncogene-addicted. As a result, genetic testing has become part of routine clinical care, which in turn has accelerated the identification of new oncogenic drivers. In 2004, researchers first discovered that a subset of lung cancer was caused by a genetic defect in EGFR. Drugs called erlotinib (Tarceva) and gefitinib (Iressa), which target EGFR, were already being developed for lung cancers of unknown mutation status, and were eventually approved for treatment of lung cancer in patient populations selected without regard to whether such patients' tumors had an EGFR mutation. Iressa's label was significantly restricted in 2005 and the drug was subsequently removed from the U.S. market after FDA-required post-approval studies failed to show a benefit in the unselected approved patient population. However, investigators observed that patients with mutations in EGFR receiving Tarceva or Iressa experienced a much higher response rate, defined as the proportion of patients with meaningful tumor shrinkage on their clinical imaging scans, than unselected patients. Patients with EGFR mutations have a response rate in the 65% range, as opposed to the 10% range noted in unselected lung patients. Tarceva is currently approved in the United States in first line non-small lung cancer patients with an EGFR mutation, and in July 2013, FDA approved an additional EGFR inhibitor called afatinib (Gilotrif) for patients with EGFR-mutant non-small cell lung cancer.

        Another type of oncogene-addicted lung cancer was described recently, involving the gene encoding the protein known as ALK. Patients with an abnormal fusion or translocation of the ALK gene to certain partner genes showed dramatic responses to a drug crizotinib (Xalkori), then in clinical trials and now approved, which targeted the relevant protein. The FDA-approved label for Xalkori indicates response rates ranging from 48% to 60% in patients with ALK+ non-small cell lung cancer, thus providing further support for the efficacy of targeting oncogenic driver pathways. In April 2014, FDA approved a second ALK inhibitor called ceritinib (Zykadia) for patients who have already received Xalkori.

        With the success of oncogenic therapies targeting EGFR and ALK, researchers continued to look for new genes that could define additional subsets of lung cancer meriting new drug development. We believe this approach is particularly warranted given that lung cancer remains the leading cause of cancer death and the second leading cause of cancer for men and women in the United States. Patients with locally advanced or metastatic non-small cell lung cancer, the most common form of lung cancer, had 1-year survival rates of 25% and 5-year survival rates of only 4%. Oncogene addiction also explains the behavior of subsets of other tumor types such as melanoma, gastrointestinal stromal tumor and chronic myelogenous leukemia. The drugs vemurafenib (Zelboraf), imatinib (Gleevec) and dasatinib (Sprycel) have been successfully developed against these tumor types.

        Researchers and clinical oncologists now often incorporate genetic assessments into clinical trials and routine care with the hope of directing patients to medicines, which may have a greater chance of treating their cancers effectively. As more driver oncogenes in lung cancer are identified, clinicians and investigators are more willing to test routinely with an expanding panel of genetic tests. In turn, it is possible to develop drugs for defined subsets of patients, and to look for patients whose tumor types harbor genetically similar alterations. As such, doctors may begin to identify tumors and select therapies based on the type of mutations they share, rather than the part of the body from which they arise. Such a system should afford more efficient drug development, the opportunity for robust clinical responses and a better understanding of the underlying mechanisms of cancer.

The Loxo Approach

        We employ a capital-efficient approach to develop drugs for genetically defined patient populations. We collaborate with technology partners that we believe are capable of building potent and highly selective compounds with favorable pharmacologic properties. We believe our approach allows us to reduce the time, costs and risks of cancer drug development, while allowing us to focus on our core competencies of target selection, drug profiling and clinical and regulatory execution.

Step 1—Target Selection

        Target selection requires an understanding of which genetic alterations are oncogenic drivers. Some targets have already been clinically validated as oncogenic drivers of cancer and offer increased likelihood of program success; these targets require improved chemistry or innovative development for competitive differentiation. Other targets are still emerging, so the understanding of oncogenic driver behavior requires careful scrutiny. We believe we are well-positioned to exploit both types of opportunities.

        Learning from Clinical Trial Data.    Response signals for third-party drugs in clinical trials can point to the promise of a target that has been inadequately exploited. An important emerging concept in cancer drug development is that of target coverage, or the extent to which a drug fully engages its intended target. We believe that maximal target inhibition is required for maximal clinical effect. However, drugs often fail to reach sufficient concentrations in the human body because they are poorly absorbed, poorly distributed, rapidly cleared, or cause off-target toxicities at doses lower than those needed for efficacy. Sometimes these limitations can be overcome with better chemistry, which improves drug exposure and reduces unwanted off-target effects.

        Learning from Academic Research.    Lab research can help identify and qualify emerging targets. Genetic studies across groups of patient tumor samples generate rich data sets which are often publicly available. Bioinformatic approaches can help identify the alterations most likely to have clinical relevance. Lab experiments involving cell and animal models can be used to explore whether a novel target is an oncogenic driver and whether targeted drugs can be effective. Consistency of results across highly respected labs is especially important. We apply our judgment to synthesize these diverse data streams to identify the most promising targets.

Step 2—Drug Profiling

        We translate target insight into a drug through the application of chemistry to a biologic problem. Whether our target of interest is fully validated or novel, we strive to understand, on a structural level, whether the relevant protein can be inhibited with a compound we can design and synthesize. We assess compounds based on their ability to fully engage their targets, avoid unwanted effects and have favorable pharmacologic properties. Target specificity also affords increased potential for combination therapy with other targeted agents. We have observed that better chemistry can unlock novel biology in the clinic. We rely on extensive experimental data from two domains to justify advancing a program.

        Biologic Relevance.    In consultation with our Scientific Advisory Board, we identify experiments with the intent to answer the underlying hypothesis of oncogenic driver potential. These experiments may be conducted at Array, third-party commercial vendors or with academic collaborators. It is often necessary to have an prototype inhibitor to determine that a biologic target justifies designing and synthesizing a product candidate. Working with a partner such as Array, which has an advanced and well-annotated chemistry library including numerous prototype inhibitors, can be particularly helpful in this regard.

        Chemistry Feasibility.    Our collaboration with Array allows us to employ its chemistry platform to solve problems that have historically plagued many cancer drugs. Array has over 15 years of experience in building highly selective and potent kinase and other inhibitors. For each target we want to evaluate, they help us develop molecules with the specific pharmacokinetic properties that we have identified and are able to compile a comprehensive data review prior to advancing a molecule to preclinical toxicology studies. This understanding of how a molecule might behave in vivo prevents us from advancing products with undesirable physiochemical properties. We are able to leverage Array's collection of hundreds of thousands of compounds, extensive crystal structure library and capabilities in preclinical science and pharmacology in order to avoid the expense and time associated with building this infrastructure ourselves.

Step 3—Clinical Trial and Regulatory Execution

        Our clinical development strategy employs a stepwise approach designed to identify response signals early in development and reduce development risks. In Phase 1 of development, we seek to explore one or more doses in patients whose tumors harbor specific genetic alterations and believe this gives us a higher likelihood of demonstrating a clinical benefit. This approach is intended to allow for early insight into the therapeutic potential of a product candidate and the possibility for rapid clinical development and expedited regulatory strategies, such as Breakthrough Therapy Designation, Fast Track Designation, Priority Review and Accelerated Approval. We intend to develop companion diagnostics, with the help of technology partners, to identify patients whose tumors harbor the relevant genetic alterations.

Loxo Oncology Strengths

Management

        Our executive management team is critical to our target identification, evaluation, selection and qualification well as our clinical development processes. This team has significant collective experience leading the discovery, development and regulatory approval of therapeutics, including significant operational and financial experience with emerging biotechnology companies. The experience of members of our leadership team includes senior roles at Aisling Capital, Epizyme, FDA, Harvard University, Onyx Pharmaceuticals, the Massachusetts Institute of Technology, Pfizer and Pharmacyclics. Additionally, our Chief Executive Officer and acting Chief Medical Officer were previously practicing physicians in the field of oncology. Our Chief Executive Officer has experience as a healthcare investor and as a reviewer at FDA. Our Chief Scientific Officer led the medicinal chemistry teams that discovered erlotinib (Tarceva) and tofacitinib (Xeljanz), two drugs that are approved in the United States. Our acting Chief Medical Officer helped lead the development of carfilzomib (Kyprolis) and ibrutinib (Imbruvica), two oncology drugs that were approved under Accelerated Approval in the United States.

Scientific Advisory Board

        Our Scientific Advisory Board is integral to our target qualification and drug development processes. These advisors are actively involved in development and candidate selection, and we leverage their insights, research and expertise. Their involvement in both academic research and clinical practice allows us to gain proprietary and early insight into emerging biology that conforms to our business strategy. We have assembled key opinion leaders within the oncology community to enable our target qualification approach. Our Scientific Advisory Board members are listed below.

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  Keith T. Flaherty, M.D. is an Associate Professor at Harvard Medical School and the director of the Termeer Center for Targeted Therapy at the Cancer Center at Massachusetts General Hospital. Dr. Flaherty focuses on the understanding of novel, molecularly targeted therapies. Dr. Flaherty serves on the board of directors of Clovis Oncology.

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  Jeffrey A. Engelman, M.D., Ph.D. is an Associate Professor at Harvard Medical School and the Director of the Center for Thoracic Cancers at the Massachusetts General Hospital. Dr. Engelman focuses on novel therapeutic strategies for the treatment of cancer, with a particular emphasis on lung cancer. Dr. Engelman serves on the Scientific Advisory Board of Agios Pharmaceuticals.

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  Ross L. Levine, M.D., an Associate Member at Memorial Sloan Kettering Cancer Center focuses on the molecular genetics of myeloid malignancies. His research contributed to the development of Foundation Medicine's hematologic panel.

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  Ben Ho Park, M.D., Ph.D., an Associate Professor of Oncology at Johns Hopkins University School of Medicine, has a research program focused on validating genetic targets, with a particular interest in breast cancer.

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  David B. Solit, M.D., a Director in the Center for Molecular Oncology at Memorial Sloan Kettering Cancer Center, focuses on the development of cancer therapies that target pathways responsible for cancer initiation and progression. He leads a multidisciplinary team focused on translating novel molecular insights into routine clinical practice.

Array Collaboration

        One of the central reasons for founding Loxo was our observation that while drug development companies can excel in target identification, they often overlook the importance of professional drug chemistry. We selected Array as our initial chemistry collaboration partner because of its experience in building highly selective and potent kinase inhibitors with good drug properties. Array's structure-based drug discovery approach aligns with our belief that better chemistry can unlock novel biology in the clinic.

        We entered into a multi-target collaboration with Array in July 2013 and expanded the collaboration in November 2013 and April 2014. This deal gives us access to an advanced small molecule chemistry platform, which can be applied to a broad range of cancer targets. We retain worldwide commercial rights for all product candidates from the Array collaboration and provide Array with financial support on a full-time equivalents basis and have an obligation to pay success-based milestones and royalties. Array contributes chemistry and manufacturing sufficient to conduct Phase 1 clinical studies for a subset of these programs. Array also received equity consideration as part of the collaboration. We believe that this collaboration will allow us to develop multiple small molecule therapeutics in a capital-efficient manner.

Product Candidates

LOXO-101

        Overview.    LOXO-101 is an oral, selective inhibitor of the TRK family that we are developing for the treatment of tumors with TRK alterations. TRK has been implicated in diverse tumor types such as neuroblastoma and lung, thyroid and breast cancers. We selected LOXO-101 from a portfolio of Array

TRK inhibitors that had distinct chemical scaffolds and were initially developed to treat pain, a setting in which positive efficacy signals had been seen with antibodies targeting the TRK pathway. As a result of the initial focus on a pain indication, the TRK inhibitors were designed for both potency and specificity to meet the safety standards demanded of a pain drug. In purified enzyme inhibition studies, LOXO-101 has demonstrated potent inhibition activity against TRKA, TRKB and TRKC at low nanomolar concentration levels. These studies also demonstrated that LOXO-101 was selective as it was not a strong inhibitor of any other tested kinase.

        Similarly, in cells expressing these TRK receptors, LOXO-101 also demonstrated potent inhibition activity at low nanomolar concentrations. We believe that potent and selective inhibition of the TRK pathway may provide clinical benefit in patients whose tumors have relevant TRK alterations. Given LOXO-101's specificity, we do not anticipate clinical activity in patients whose tumors are not driven by TRK. We are currently evaluating LOXO-101 in a Phase 1 dose escalation trial in advanced solid tumors and anticipate data by early 2015.

        TRK Biology.    TRK plays important roles in neuronal development, including the growth and function of neuronal synapses, memory development and maintenance and the protection of neurons after ischemia or other injuries. TRK expression decreases after birth in most tissues and in adults expression is restricted primarily to cells of neural crest with a low level of expression under normal conditions. More recently, the role of TRK in non-neural tissues has also been recognized; these tissues include the kidney, prostate, B-lymphocytes, eosinophils, marrow-derived endothelial precursors (involving heart, muscle and ovary) and embryonic stem cells. Three high-affinity TRK receptors have been identified: TRKA, TRKB and TRKC. These are coded by the NTRK1, NTRK2 and NTRK3 genes, respectively.

        Multiple downstream pathways believed to be important in cancer are stimulated by activated TRK receptors, including the PI3-kinase, phospholipase C-gamma, and MAP-kinase pathways. Drugs targeting some of these pathways have demonstrated clinical activity in the treatment of cancer.

        TRK's Role in Cancer.    TRK has been widely implicated in multiple cancer types and research suggests that the genes that code TRK are frequently involved in fusion events, or the abnormal connection of two genes. Fusion events can result in pathologic activation of cellular growth and proliferation pathways. The first fusion kinases that were discovered in solid tumors involved the NTRK1 gene in thyroid cancer. In 2002, fusion kinases involving NTRK3 were identified in secretory breast carcinoma, a rare subtype of breast cancer. More recently, research has uncovered multiple other instances of fusions involving the genes that code TRK. For example, scientists identified NTRK1 gene fusions as oncogenic in lung adenocarcinomas in 2013. We believe that the growing body of scientific literature suggesting the presence of NTRK fusions suggests a possible dependency for cellular proliferation and survival, or an oncogenic addictive role, across multiple cancers. The following table summarizes NTRK fusions that have been described in the scientific literature, although it should be noted limited data exists for the incidence of NTRK fusions:

Frequency of NTRK Fusions in Multiple Tumor Types

Frequency
Gene fusion	Cancer	1 - 4%	5 - 25%	>25%	Unknown
NTRK1	Lung adenocarcinoma	✓
NTRK1	Lung large cell neuroendocrine cancer	✓
NTRK1	Intrahepatic cholangiocarcinoma	✓
NTRK1	Colorectal cancer				✓
NTRK1	Papillary thyroid cancer		✓
NTRK1	Spitz neoplasms nevi		✓
NTRK1	Glioblastoma	✓
NTRK2	Astrocytoma	✓
NTRK3	Secretory breast carcinoma			✓
NTRK3	Mammary analogue secretory carcinoma of the salivary glands			✓
NTRK3	Papillary thyroid cancer	✓
NTRK3	Papillary thyroid cancer (post-radiation exposure)		✓
NTRK3	Acute myeloid leukemia	✓
NTRK3	Congenital mesoblastic nephroma		✓
NTRK1/2/3	Pontine glioma		✓

        In addition to fusions, other TRK alterations may be important to oncogenesis but are not fully understood. These alterations include:

  •
  mutations: DNA base pair changes such as insertions, deletions, or substitutions;

  •
  amplifications: an increase in the number of copies of a gene relative to other genes;

  •
  splice variants: when a single gene encodes multiple proteins; and

  •
  other biologic TRK alterations: disruptions causing irregular cell-cell communication that affects cell function.

LOXO-101 Pharmacology.    Key findings from a program of preclinical testing of LOXO-101 are listed below. These findings were concluded from several in vitro analyses, in vivo xenograft studies and safety analyses in mice, rats, dogs and monkeys.

  •
  LOXO-101 is a highly selective and potent inhibitor of TRKA, TRKB and TRKC.

  •
  In animal studies LOXO-101 demonstrated good oral bioavailability and moderate protein binding and distributes into tissues, which together, provides unbound plasma concentration at the target.

  •
  LOXO-101 does not distribute significantly into the brain, resulting in low central nervous system exposure and therefore reducing the potential for central neurotoxity.

  •
  Onset of target engagement in animal models within two hours suggesting the potential for rapid inhibition of target.

  •
  LOXO-101 is not a significant inhibitor or inducer of cytochrome P450 3A4 isoenzyme, or CYP3A4; therefore, there may be reduced risk of drug interactions.

        From these findings we concluded that LOXO-101 has strong pharmaceutical potential and that it was appropriate to advance this product candidate into clinical development. We believe that these characteristics of LOXO-101 may allow us to dose higher in humans, achieve greater inhibition of the TRK target and improve patient outcomes.

Preclinical Efficacy.    In xenograft models, LOXO-101 demonstrated significant anti-tumor activity. A xenograft is created by implanting a human tumor cell line into an immunocompromised mouse. This xenograph model was engineered to express a TRKA variant that results in pathologic activation of cellular growth and proliferation pathways. We treated mice with three different doses either once a day, or QD, or twice a day, or BID, for 14 days and compared this activity to a control group. As shown in the figure below, tumors showed response at all doses, with doses totaling 60 mg/kg or more per day showing disease stabilization, which extended through cessation of dosing. LOXO-101 was well-tolerated, causing no body weight loss and no drug-related deaths. The antitumor activity of LOXO-101 is displayed in the figure below:

Inhibition of Xenograft Tumor Growth

        In the same TRKA-driven mouse xenograft model, we dosed mice with LOXO-101 (100 mg/kg twice daily), Xalkori (50 mg/kg twice daily), or vehicle orally for eight days. Mice treated with LOXO-101 demonstrated significant inhibition of tumor growth relative to the control, whereas crizotinib, an FDA approved ALK inhibitor with weak TRKA activity, did not have a measurable effect. The antitumor activity of LOXO-101 is displayed in the figure below:

Inhibition of TRKA-Driven Tumor Growth in Mice Treated with LOXO-101 or Xalkori

        Preclinical Safety.    We believe LOXO-101 has a favorable therapeutic index, as animal studies show that the drug was well-tolerated at anticipated human exposure levels.

        Phase 1 Clinical Trial.    Our Phase 1 clinical trial of LOXO-101 is an open label, multicenter trial that has two stages: dose escalation and expansion. The primary objectives of the dose escalation stage are to determine the maximum tolerated dose and the appropriate dose for further clinical investigation, as well as to determine the safety, tolerability and pharmacokinetic profile of orally administered LOXO-101. Inclusion criteria is for patients with (1) locally advanced or metastatic adult solid tumor that has progressed or was nonresponsive to available therapies and for which no standard or available curative therapy exists, (2) an ECOG score, which measures disease progression, of 0 or 1 and (3) adequate hematologic, hepatic and renal function. Dosing cohorts are expected to include three to six patients in up to six cohorts. Initial human pharmacokinetic data from the first cohort of this Phase 1 trial demonstrate LOXO-101 was absorbed with good exposure. In addition, no limiting toxicities were reported and dose escalation is proceeding. We expect the dose escalation stage to be completed by early 2015. The primary objective of the expansion phase is to assess preliminary evidence of antitumor activity across multiple tumor types in preselected patients with TRK alterations who meet the inclusion criteria listed above. During the expansion phase, the LOXO-101 dose selected from the dose escalation phase will be explored in up to 33 patients per cohort.

Preclinical Product Pipeline

        In addition to our TRK program, we continue to advance programs against both clinically validated and novel targets. We are developing up to four additional programs under target exclusivity in collaboration with Array, with the ability to include a fifth target for an additional fee. These programs are being strategically selected from a work plan that encompasses twelve targets. Some programs in our work plan are near candidate stage, while others are in discovery stage. We plan to disclose our targets once we have our lead molecule selected and have filed key intellectual property. We currently expect to submit our second IND as early as the end of 2015.

Array Collaboration

        Overview.    On July 3, 2013, we entered into a Drug Discovery Collaboration Agreement with Array, which was subsequently amended on November 26, 2013 and April 10, 2014, or the Array Agreement. Pursuant to the Array Agreement, Array agreed to design, conduct and perform research and preclinical testing for certain compounds that we select, including LOXO-101, targeted at TRKA, TRKB and TRKC, identify IND candidates for TRK and other targets, and undertake manufacturing activities sufficient to conduct Phase 1 clinical studies for a subset of these compounds. Array granted us exclusive licenses worldwide for clinical and commercial development of compounds that inhibit a defined number of targets. As consideration, Array received 1) shares of our capital stock; 2) ongoing cash payments proportionate to Array's commitment of full-time equivalents to conduct preclinical research for our programs during a discovery research phase through July 2016, which we may extend for up to two additional one-year periods; 3) payments for certain other costs and research requirements related to the targets; 4) milestone payments of up to approximately (i) $222 million with respect to products related to TRK, including LOXO-101 and its backup compounds, and (ii) $213 million with respect to product candidates directed to targets other than TRK, if certain clinical and sales milestones are achieved; and 5) single-digit royalties on sales of any resulting drugs.

        In the April 2014 amendment to the Array Agreement, in addition to LOXO-101, the parties designated 12 discovery targets, of which six are to be selected for additional study on or before January 2015, which will be reduced to four on or before October 2015. We have the option to increase the total candidate selection number to five for a modest additional payment. We also agreed to provide additional headcount support for Array's research activities on our agreed-upon targets.

        In addition, Array has agreed to notify us in writing at least 90 days before it begins substantial negotiations with third parties regarding the development and/or commercialization of compounds that selectively modulate TRKA for any oncology indications, and during this 90 day period we have the right to discuss the terms and conditions under which Array would grant such rights to us. If we do not reach agreement with Array during the 90 day period, then Array would be free to negotiate with, and grant such rights to, a third party.

        We and Array jointly own the intellectual property developed by the combined efforts of both our employees, and we each retain ownership of intellectual property that we develop independently pursuant to the collaboration. Array has granted us an exclusive license under all of Array's intellectual property rights, including intellectual property rights developed in the collaboration, to research, develop and commercialize products resulting from the collaboration.

        Governance.    Our collaboration with Array is guided by a joint research committee, or JRC. Decisions of the JRC are made by majority vote. If the votes required to approve a decision cannot be reached within the JRC, we have the deciding vote except with respect to matters that would cause Array to violate any obligation or agreement it may have with a third party or unilaterally impose on Array any financial obligation that is beyond the scope of Array's obligation under the Array Agreement.

        Exclusivity Restrictions.    Subject to exceptions specified in the Array Agreement, for so long as we have an active research or development program for a target selected by us or are commercializing a product for such a target, Array may not research, develop, manufacture or commercialize any product comprising a small molecule, whose primary mechanism of action for therapeutic or prophylactic effect, binds to or modulates the activity of such target, or binds or modulates at least two of TRKA, TRKB or TRKC.

        Term and Termination.    The Array Agreement expires on a product-by-product and country-by-country basis on the date of the expiration of the applicable royalty term with respect to each licensed product in each country and in its entirety upon the expiration of all applicable royalty terms for all licensed products in all countries. The royalty term for each licensed product in each country is the period commencing with first commercial sale of the applicable licensed product in the applicable country and ending on the latest of (i) ten years following the date of the first commercial sale in the country and (ii) expiration of the last to expire of any patent specified by the Array Agreement that includes at least one valid claim covering the manufacture, use or sale of such product in such country. Following expiration of the Array Agreement, we will have a perpetual, fully paid-up, non-exclusive license to conduct research, develop and commercialize the products developed under the Array Agreement.

        The Array Agreement may be terminated by either party upon the failure of the other party to cure any material breach of its obligations under the Agreement, provided that, so long as we are reasonably able to pay our debts as they are due, in the event of our breach after expiration of the discovery research phase, Array will only be entitled to seek monetary damages and will not have the right to terminate the Array Agreement. We also have the right beginning in July 2014 to terminate the Array Agreement or to terminate discovery research with respect to any compounds under development on six months' notice to Array. If we terminate the Array Agreement for convenience, all licenses granted to us will terminate and Array will receive a license under any intellectual property rights generated by Loxo under the collaboration to further develop and commercialize the licensed programs. If we terminate the Array Agreement as a result of Array's uncured breach, then the licenses granted by Array would continue and we would remain obligated to pay the milestone and royalty payments. For each specific compound for which we terminate research and development activities before the expiration of the research discovery phase, all licenses granted to us directed at that abandoned compound will concurrently terminate and Array will receive a license under any intellectual property rights generated by Loxo under the collaboration to further develop and commercialize such abandoned compound. We and Array have each also agreed to indemnify the other party for breaches of representations and warranties under the Array Agreement, and we have agreed to indemnify Array against any claims relating to personal injury or death resulting from a compound developed, manufactured, used, sold or otherwise distributed under the Array Agreement.

Intellectual Property

        Our intellectual property is critical to our business and we strive to protect it, including seeking and maintaining patent protection in the United States and internationally for our product candidates, back-up compounds, and other inventions that are important to our business. For our product candidates, we generally strive for patent protection covering both composition of matter and methods of use. As more fully described below, we have an exclusive license from Array to issued composition of matter patents covering LOXO-101 that expire in 2029, without taking into account any applicable extensions.

        We intend to work with Array to patent joint inventions in the United States and internationally. In addition, during the development of our product candidates, we may seek additional means of obtaining patent protection to potentially enhance commercial success, such as method of use claims. We also rely on trade secrets relating to our discovery programs and product candidates, and seek to protect and maintain the confidentiality of proprietary information to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

        The patent positions of biotechnology companies like ours are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Consequently, we may not obtain or maintain adequate patent protection for any of our product candidates. We cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient protection from competitors. Any patents that we hold may be challenged, circumvented or invalidated by third parties.

        Our patent portfolio includes patents and patent applications we exclusively licensed from Array, as well as exclusive worldwide licenses for all therapeutic indications for new intellectual property developed in our Loxo/Array discovery programs. This patent portfolio includes issued patents and pending patent applications covering compositions of matter and methods of use.

        The patent portfolio for LOXO-101 is summarized below.

        LOXO-101's patent portfolio includes patents exclusively licensed to us by Array for our product candidates on a worldwide basis for all therapeutic indications. A composition of matter patent for LOXO-101 is issued in the United States, Europe, Hong Kong, New Zealand and the Phillipines. The issued U.S. and European patents expire in 2029. The LOXO-101 patent portfolio also includes pending U.S. and foreign method of use patent applications for LOXO-101 and composition of matter and methods of use for other compounds. We have licensed three other patent families that cover back-ups to our lead TRK inhibitor program.

        The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing a non-provisional patent application.

        In the United States, the term of a patent that covers an FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration as compensation for the patent term lost during FDA regulatory review process. The Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. Patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when our products receive FDA approval, we expect to apply for patent term extensions on patents covering those products. We plan to seek patent term extensions to any of our issued patents in any jurisdiction where these are available, however there is no guarantee that the applicable authorities, including FDA in the United States, will agree with our assessment of whether such extensions should be granted, and if granted, the length of such extensions.

        We also rely on trade secret protection for our confidential and proprietary information. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. Thus, we may not be able to meaningfully protect our trade secrets. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual shall be our exclusive property. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for our trade secrets in the event of unauthorized use or disclosure of such information.

Competition

        Our industry is intensely competitive and subject to rapid and significant technological change. While we believe that our knowledge, experience and scientific resources provide us with competitive advantages, we face substantial competition from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Many of our competitors have significantly greater financial, technical and human resources. Smaller and early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. As a result, our competitors may discover, develop, license or commercialize products before or more successfully than we do.

        We face competition with respect to our current product candidates, and will face competition with respect to future product candidates, from segments of the pharmaceutical, biotechnology and other related markets that pursue targeted approaches to addressing activating molecular alterations in cancer. While there are currently no approved drugs targeting TRK, we are aware of a number of compounds that are in clinical development and enrolling in patients with TRK receptor activating alterations, including Daiichi Sankyo and its subsidiary Plexxikon's PLX-7486, Tesaro's TSR-011, Ignyta's RXDX-101 and Novartis AG's dovitinib. In addition, our collaboration partner, Array, has retained rights to development of compounds that target only one of the TRKA, TRKB or TRKC kinases, which if developed by Array or a licensee could be competitively significant, and it is likely that other companies are also engaged in preclinical development of compounds targeting one or multiple TRK kinases. However, if LOXO-101 or our future product candidates do not offer sustainable advantages over competing products, we may otherwise not be able to successfully compete against current and future competitors.

        Our competitors may obtain regulatory approval of their products more rapidly than we may or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our product candidates. Our competitors may also develop drugs that are more effective, more convenient, more widely used and less costly or have a better safety profile than our products and these competitors may also be more successful than us in manufacturing and marketing their products.

        In addition, we will need to develop our product candidates in collaboration with diagnostic companies, and we will face competition from other companies in establishing these collaborations. Our competitors will also compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

        Furthermore, we also face competition more broadly across the market for cost-effective and reimbursable cancer treatments. The most common methods of treating patients with cancer are surgery, radiation and drug therapy, including chemotherapy, hormone therapy and targeted drug therapy or a combination of such methods. There are a variety of available drug therapies marketed for cancer. In many cases, these drugs are administered in combination to enhance efficacy. While our product candidates, if any are approved, may compete with these existing drug and other therapies, to the extent they are ultimately used in combination with or as an adjunct to these therapies, our product candidates may not be competitive with them. Some of these drugs are branded and subject to patent protection, and others are available on a generic basis. Insurers and other third-party payors may also encourage the use of generic products or specific branded products. We expect that if our product candidates are approved, they will be priced at a significant premium over competitive generic, including branded generic, products. As a result, obtaining market acceptance of, and a gaining significant share of the market for, any of our product candidates that we successfully introduce to the market will pose challenges. In addition, many companies are developing new therapeutics, and we cannot predict what the standard of care will be as our product candidates progress through clinical development.

        The acquisition or licensing of pharmaceutical products is also very competitive. If we seek to acquire or license products, we will face substantial competition from a number of more established companies, some of which have acknowledged strategies to license or acquire products and many of which are bigger than us and have more institutional experience and greater cash flows than we have. These more established companies may have competitive advantages over us, as may other emerging companies taking similar or different approaches to product licenses and/or acquisitions. In addition, a number of established research-based pharmaceutical and biotechnology companies may acquire products in late stages of development to augment their internal product lines, which may provide those companies with an even greater competitive advantage.

Government Regulation

FDA Approval Process

        In the United States, pharmaceutical products are subject to extensive regulation by FDA. The Federal Food, Drug and Cosmetic Act and other federal and state statutes and regulations govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending new drug applications, or NDAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

        Pharmaceutical product development for a new product or certain changes to an approved product in the U.S. typically involves preclinical laboratory and animal tests, the submission to FDA of an investigational new drug application, or IND, which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

        Preclinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including good laboratory practices. The results of preclinical testing are submitted to FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long-term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

        A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin.

        Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with good clinical practice, or GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors; as well as (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to FDA as part of the IND.

        FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The study protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board, or IRB, for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB's requirements, or may impose other conditions.

        Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses, and, if possible, early evidence of effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, dosage tolerance and optimum dosage, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug. In most cases FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. A single Phase 3 trial with other confirmatory evidence may be sufficient in rare instances where the study is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible.

        After completion of the required clinical testing, an NDA is prepared and submitted to FDA. FDA approval of the NDA is required before marketing of the product may begin in the U.S. The NDA must include the results of all preclinical, clinical and other testing and a compilation of data relating to the product's pharmacology, chemistry, manufacture and controls. The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, currently exceeding $2,169,000, and the manufacturer and/or sponsor under an approved new drug application are also subject to annual product and establishment user fees, currently exceeding $104,000 per product and $554,000 per establishment. These fees are typically increased annually.

        FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency's threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, FDA begins an in-depth review. FDA has agreed to certain performance goals in the review of new drug applications to encourage timeliness. Most applications for standard review drug products are reviewed within ten to twelve months; most applications for priority review drugs are reviewed in six to eight months. Priority review can be applied to drugs that FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. The review process for both standard and priority review may be extended by FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission.

        FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an outside advisory committee—typically a panel that includes clinicians and other experts—for review, evaluation and a recommendation as to whether the application should be approved. FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations.

        Before approving an NDA, FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, FDA will inspect the facility or the facilities at which the drug is manufactured. FDA will not approve the product unless compliance with current good manufacturing practice, or GMP—a quality system regulating manufacturing—is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

        After FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for FDA to reconsider the application. If, or when, those deficiencies have been addressed to FDA's satisfaction in a resubmission of the NDA, FDA will issue an approval letter. FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included.

        An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug's safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

        Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Fast Track Designation and Accelerated Approval

        FDA is required to facilitate the development, and expedite the review, of drugs that are intended for the treatment of a serious or life-threatening disease or condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. Under the Fast Track program, the sponsor of a new drug candidate may request that FDA designate the drug candidate for a specific indication as a Fast Track drug concurrent with, or after, the filing of the IND for the drug candidate. FDA must determine if the drug candidate qualifies for Fast Track Designation within 60 days of receipt of the sponsor's request.

        Under the Fast Track program and FDA's accelerated approval regulations, FDA may approve a drug for a serious or life-threatening illness that provides meaningful therapeutic benefit to patients over existing treatments based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments.

        In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions, or survives. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. A drug candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, will allow FDA to withdraw the drug from the market on an expedited basis. All promotional materials for drug candidates approved under accelerated regulations are subject to priority review by FDA.

        If a submission is granted Fast Track Designation, the sponsor may engage in more frequent interactions with FDA, and FDA may review sections of the NDA before the application is complete. This rolling review is available if the applicant provides, and FDA approves, a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, FDA's time period goal for reviewing an application does not begin until the last section of the NDA is submitted. Additionally, Fast Track Designation may be withdrawn by FDA if FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Breakthrough Therapy Designation

        FDA is also required to expedite the development and review of the application for approval of drugs that are intended to treat a serious or life-threatening disease or condition where preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. Under the Breakthrough Therapy program, the sponsor of a new drug candidate may request that FDA designate the drug candidate for a specific indication as a breakthrough therapy concurrent with, or after, the filing of the IND for the drug candidate. FDA must determine if the drug candidate qualifies for Breakthrough Therapy designation within 60 days of receipt of the sponsor's request.

Orphan Drugs

        Under the Orphan Drug Act, FDA may grant Orphan Drug Designation to drugs intended to treat a rare disease or condition—generally a disease or condition that affects fewer than 200,000 individuals in the U.S. Orphan Drug designation must be requested before submitting an NDA. After FDA grants Orphan Drug Designation, the generic identity of the drug and its potential orphan use are disclosed publicly by FDA. Orphan Drug Designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first NDA applicant to receive FDA approval for a particular active ingredient to treat a particular disease with FDA Orphan Drug Designation is entitled to a seven-year exclusive marketing period in the U.S. for that product, for that indication. During the seven-year exclusivity period, FDA may not approve any other applications to market the same drug for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. Orphan drug exclusivity does not prevent FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Among the other benefits of Orphan Drug Designation are tax credits for certain research and a waiver of the NDA application user fee.

Post-Approval Requirements

        Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling.

        Adverse event reporting and submission of periodic reports are required following FDA approval of an NDA. FDA also may require post-marketing testing, known as Phase 4 testing, risk evaluation and mitigation strategies, or REMS, and surveillance to monitor the effects of an approved product, or FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, drug manufacture, packaging and labeling procedures must continue to conform to current good manufacturing practices, or cGMPs, after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with FDA and certain state agencies. Registration with FDA subjects entities to periodic unannounced inspections by FDA, during which the Agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

Pediatric Information

        Under the Pediatric Research Equity Act, or PREA, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted.

        The Best Pharmaceuticals for Children Act, or BPCA, provides NDA holders a six-month extension of any exclusivity—patent or non-patent—for a drug if certain conditions are met. Conditions for exclusivity include FDA's determination that information relating to the use of a new drug in the pediatric population may produce health benefits in that population, FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications, with all of the benefits that designation confers.

FDA Regulation of Companion Diagnostics

        Our drug products may rely upon in vitro companion diagnostics for use in selecting the patients that we believe will respond to our cancer therapeutics. If safe and effective use of a therapeutic product depends on an in vitro diagnostic, then FDA generally will require approval or clearance of the diagnostic at the same time that FDA approves the therapeutic product. This policy, while currently in effect, is described in a draft FDA guidance document. FDA has indicated that it intends to finalize this guidance document, although the exact timing and content of the final guidance document remains uncertain.

        FDA has heretofore required in vitro companion diagnostics intended to select the patients who will respond to cancer treatment to obtain a pre-market approval, or PMA, for that diagnostic simultaneously with approval of the drug. Based on the draft guidance, and FDA's past treatment of companion diagnostics, we believe that FDA will require PMA approval of one or more in vitro companion diagnostics to identify patient populations suitable for our cancer therapies. The review of these in vitro companion diagnostics in conjunction with the review of our cancer treatments involves coordination of review by FDA's Center for Drug Evaluation and Research and by FDA's Center for Devices and Radiological Health.

        The PMA process, including the gathering of clinical and nonclinical data and the submission to and review by FDA, can take several years or longer. It involves a rigorous premarket review during which the applicant must prepare and provide FDA with reasonable assurance of the device's safety and effectiveness and information about the device and its components regarding, among other things, device design, manufacturing and labeling. PMA applications are subject to an application fee, which exceeds $258,000 for most PMAs. In addition, PMAs for certain devices must generally include the results from extensive preclinical and adequate and well-controlled clinical trials to establish the safety and effectiveness of the device for each indication for which FDA approval is sought. In particular, for a diagnostic, the applicant must demonstrate that the diagnostic produces reproducible results when the same sample is tested multiple times by multiple users at multiple laboratories. As part of the PMA review, FDA will typically inspect the manufacturer's facilities for compliance with the Quality System Regulation, or QSR, which imposes elaborate testing, control, documentation and other quality assurance requirements.

        PMA approval is not guaranteed, and FDA may ultimately respond to a PMA submission with a not approvable determination based on deficiencies in the application and require additional clinical trial or other data that may be expensive and time-consuming to generate and that can substantially delay approval. If FDA's evaluation of the PMA application is favorable, FDA typically issues an approvable letter requiring the applicant's agreement to specific conditions, such as changes in labeling, or specific additional information, such as submission of final labeling, in order to secure final approval of the PMA. If FDA concludes that the applicable criteria have been met, FDA will issue a PMA for the approved indications, which can be more limited than those originally sought by the applicant. The PMA can include post-approval conditions that FDA believes necessary to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution.

        After a device is placed on the market, it remains subject to significant regulatory requirements. Medical devices may be marketed only for the uses and indications for which they are cleared or approved. Device manufacturers must also establish registration and device listings with FDA. A medical device manufacturer's manufacturing processes and those of its suppliers are required to comply with the applicable portions of the QSR, which cover the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging and shipping of medical devices. Domestic facility records and manufacturing processes are subject to periodic unscheduled inspections by FDA. FDA also may inspect foreign facilities that export products to the United States.

        Failure to comply with applicable regulatory requirements can result in enforcement action by FDA, which may include any of the following sanctions: warning letters, fines, injunctions, civil or criminal penalties, recall or seizure of current or future products, operating restrictions, partial suspension or total shutdown of production, denial of submissions for new products, or withdrawal of PMA approvals.

Disclosure of Clinical Trial Information

        Sponsors of clinical trials of FDA regulated products, including drugs, are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed until the new product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

Foreign Regulation

        In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our product candidates to the extent we choose to sell any products outside of the United States. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country. As in the United States, post-approval regulatory requirements, such as those regarding product manufacture, marketing, or distribution would apply to any product that is approved outside the United States.

Manufacturing

        We do not have any manufacturing facilities or personnel. We currently rely, and expect to continue to rely, on third parties for the manufacture of our product candidates undergoing preclinical and clinical testing, as well as for commercial manufacture if our product candidates receive marketing approval. Array currently manufactures the active pharmaceutical ingredient and finished drug product for LOXO-101 for clinical testing. We intend to identify and qualify other manufacturers to provide the active pharmaceutical ingredient and fill-and-finish services for LOXO-101 as the compound progresses through clinical development, prior to seeking marketing approval from FDA.

        All of our drug candidates are small molecules and are manufactured in synthetic processes from available starting materials. The chemistry appears amenable to scale up and does not currently require unusual equipment in the manufacturing process. We expect to continue to develop product candidates that can be produced cost-effectively at contract manufacturing facilities.

        We generally expect to rely on third parties for the manufacture of our companion diagnostics. Depending on the technology solutions we choose, we may rely on multiple third parties to manufacture and sell a single test. For example, we may develop analyte specific reagents with one vendor, rely on another vendor for qualification and assembly in a finished in vitro diagnostic kit and rely on additional third parties for distribution and/or commercialization.

Commercialization

        Subject to receiving marketing approvals, we expect to commence commercialization activities by building a focused sales and marketing organization in the United States to sell our products. We believe that such an organization will be able to address the community of oncologists who are the key specialists in treating the patient populations for which our product candidates are being developed. Outside the United States, we expect to enter into distribution and other marketing arrangements with third parties for any of our product candidates that obtain marketing approval.

        We also plan to build a marketing and sales management organization to create and implement marketing strategies for any products that we market through our own sales organization and to oversee and support our sales force. The responsibilities of the marketing organization would include developing educational initiatives with respect to approved products and establishing relationships with researchers and practitioners in relevant fields of medicine.

Legal Proceedings

        We are not currently a party to any material legal proceedings.

Facilities

        Our corporate headquarters are located in Stamford, Connecticut, where we occupy approximately 1,670 square feet of office space under a sublease which expires in 2018. We also lease office space in South San Francisco, California, where we occupy approximately 2,900 square feet under a lease which expires in 2017. We intend to procure additional space if we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available on commercially reasonable terms to accommodate any such expansion of our operations.

Employees

        As of July 30, 2014, we had a total of nine full-time employees, all located in the United States. None of our employees is represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

MANAGEMENT

Executive Officers and Directors

        The following table provides information regarding our executive officers and directors as of July 30, 2014:

Name	Age	Position
Executive Officers:
Joshua H. Bilenker, M.D.	42	President, Chief Executive Officer and Director
Dov A. Goldstein, M.D.	46	Chief Financial Officer and Director
Mikel Moyer, Ph.D.	55	Chief Scientific Officer
Jennifer Low, M.D., Ph.D.	45	Executive Vice President, Development and Research
Non-Employee Directors:
James Barrett, Ph.D.(2)(3)	71	Director
David Bonita, M.D.(1)(2)	39	Director
Steven A. Elms(1)(3)	50	Director
Keith T. Flaherty, M.D.(2)	43	Director
Avi Z. Naider(1)	43	Director

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and governance committee.

Executive Officers

        Joshua H. Bilenker, M.D.    Dr. Bilenker, founder of our company, has served as President and Chief Executive Officer since June 2013 and as a member of our board of directors since June 2013. Since November 2013, Dr. Bilenker has served as an Operating Partner at Aisling Capital LLC, or Aisling Capital, a private equity firm, where he was a Partner from January 2012 to October 2013 and previously served as a Principal from October 2008 to December 2011 and an Associate from April 2006 to September 2008. From 2004 to 2006, Dr. Bilenker served as a Medical Officer at the FDA in the Office of Oncology. Dr. Bilenker trained at the University of Pennsylvania in internal medicine and medical oncology, earning board certification in these specialties. He received his M.D. from The Johns Hopkins School of Medicine and his A.B. degree in English from Princeton University. We believe that Dr. Bilenker should serve on our board of directors due to his thorough knowledge of our company and his experience in finance and medicine.

        Dov A. Goldstein, M.D.    Dr. Goldstein has served as a member of our board of directors since July 2013 and became our chief financial officer in July 2014. Since July 2014, he has served as an Operating Partner at Aisling Capital and has been a partner at Aisling Capital since 2008. From 2006 to 2008, he was a Principal at Aisling Capital. From 2000 to 2005, Dr. Goldstein was Chief Financial Officer of Vicuron Pharmaceuticals, Inc. before its acquisition by Pfizer Inc. From 1998 to 2000, Dr. Goldstein was Director of Venture Analysis at HealthCare Ventures, a privately held investment fund. Dr. Goldstein is a director of a number of biopharmaceutical companies including ADMA Biologics, Inc., Cempra Pharmaceuticals, Inc. and Esperion Therapeutics, Inc. and previously served on the board of directors of Durata Therapeutics from 2009 to 2013. He received his B.S. in Biology from Stanford University, his M.D. from the Yale School of Medicine and his M.B.A. from the Columbia Business School. We believe Dr. Goldstein should serve on our board of directors due to his experience with financial accounting matters for complex organizations, his prior oversight of the financial reporting process of public companies and his experience working with life sciences companies.

        Mikel Moyer, Ph.D.    Dr. Moyer joined our company as Chief Scientific Officer in April 2014. Prior to joining us, he served as Vice President of Molecular Discovery at Epizyme, Inc. an epigenetic therapeutics development company, from March 2010 until April 2014. Before joining Epizyme, he served as the Director of Medicinal Chemistry at the Stanley Center for Psychiatric Research at the Broad Institute of Harvard and Massachusetts Institute of Technology, from June 2007 to March 2010. Prior to that, he spent 18 years at Pfizer Inc., a biopharmaceutical company, where he held a variety of leadership positions and led medicinal chemistry groups. Dr. Moyer received his B.S. degree in Chemistry from the University of Michigan and his Ph.D. in Organic Chemistry from the University of California, Berkeley.

        Jennifer Low, M.D., Ph.D.    Dr. Low joined our company as Executive Vice President of Development and Research in July 2014. Prior to joining us, she served most recently as Senior Product Group Director in Product Development at Genentech, Inc., a member of the Roche Group, where she held a series of Medical Director titles since joining the company in December 2006. Before joining Genentech, Dr. Low was a Senior Investigator at the National Cancer Institute from September 2004 to December 2006, and a Clinical Associate at the National Cancer Institute Medicine Branch from July 2000 to September 2004. Dr. Low received her B.S. degree in Biology from the California Institute of Technology and her M.D. as well as her Ph.D. in Cell Biology and Tumor Biology from Georgetown University.

Non-Employee Directors

        James Barrett, Ph.D.    Dr. Barrett has served on our board of directors since April 2014. Since 2001, he has served as a General Partner of New Enterprise Associates, or NEA, a venture capital firm, where he specializes in biotechnology and works with members of NEA's healthcare investment group on medical devices, healthcare information systems and healthcare services companies. Prior to joining NEA, from 1997 to 2001, Dr. Barrett founded and served as Chairman and Chief Executive Officer at Sensors for Medicine and Science, a medical device company. In addition to serving on our board of directors, Dr. Barrett currently serves on the boards of several biopharmaceutical and biotechnology companies, including Amicus Therapeutics, Clovis Oncology, Inc., GlycoMimetics, Inc. and Supernus Pharmaceuticals, Inc. He also serves on the board of directors of several private companies. He previously served on the boards of Inhibitex, Inc. from 2002 to 2012 and Targacept, Inc. from 2002 to 2013. Dr. Barrett received his Ph.D. in Biochemistry from the University of Tennessee, his M.B.A. from the University of Santa Clara and his B.S. in Chemistry from Boston College. We believe that Dr. Barrett should serve on our board of directors due to his experience overseeing investments in biotechnology, service on the board of directors of several public biopharmaceutical companies and prior senior management experience in the biopharmaceutical sector.

        David Bonita, M.D.    Dr. Bonita has served as a member of our board of directors since September 2013. Dr. Bonita has been a Private Equity Partner at OrbiMed Advisors LLC, or OrbiMed LLC, an investment company, since June 2012. Previously, Dr. Bonita served in various roles at OrbiMed LLC, including as a Private Equity Principal from December 2007 to June 2012 and as a Senior Associate from June 2004 to December 2007. In addition to serving on our board of directors, Dr. Bonita has served on the boards of directors of Ambit Biosciences Corporation, a biopharmaceutical company, since 2012 and of several private companies. Prior to joining OrbiMed LLC, Dr. Bonita worked in the healthcare investment banking groups of Morgan Stanley and UBS AG. Dr. Bonita received his A.B. in Biological Sciences from Harvard University and his joint M.D./M.B.A. from Columbia University. We believe that Dr. Bonita should serve on our board of directors because of his private equity expertise and knowledge of the healthcare industry.

        Steven A. Elms.    Mr. Elms has served as a member of our board of directors since July 2013. He currently serves as a Managing Partner of Aisling Capital LLC, a private equity firm. He joined Aisling Capital LLC in 2000 from the life sciences investment banking group of Chase H&Q (formerly

Hambrecht and Quist Group Inc.) where he was a principal. Mr. Elms serves on the board of directors of Pernix Therapeutics Holdings, Inc. and ADMA Biologics, Inc. Previously, Mr. Elms served on the board of directors of Ambit Biosciences Corp. from 2001 to 2014, MAP Pharmaceuticals, Inc. from 2004 to 2011 and has served on the boards of directors of a number of private companies. Mr. Elms received his B.A. in Human Biology from Stanford University and his M.B.A. from the Kellogg Graduate School of Management at Northwestern University. We believe that Mr. Elms should serve on our board of directors due to his extensive financial services background and experience in the pharmaceutical and healthcare industries.

        Keith T. Flaherty, M.D.    Dr. Flaherty has served as a member of our board of directors since September 2013. He is Director of the Henri and Belinda Termeer Center for Targeted Therapy, Massachusetts General Hospital Cancer Center, and is an Associate Professor of Medicine at Harvard Medical School. He has worked as a physician at Massachusetts General Hospital since 2009. Dr. Flaherty serves on the board of directors of Clovis Oncology, Inc., a biopharmaceutical company. Dr. Flaherty trained in internal medicine at Brigham and Women's Hospital, and in medical oncology at the University of Pennsylvania, earning board certifications in these specialties. He received his M.D. from The Johns Hopkins School of Medicine and his B.S. degree in Neurobiology from Yale University. We believe that Dr. Flaherty should serve on our board of directors due to his scientific background and experience as a clinician in the field of oncology.

        Avi Z. Naider.    Mr. Naider has served as a member of our board of directors since September 2013. Mr. Naider is Chairman and CEO of ACES Risk Management Corp., a software company, a position he has held since January 2008. Prior to joining ACES, Mr. Naider founded MeMedia Pty Ltd (formerly WhenU.com), an internet advertising software company. Mr. Naider received his A.B. in the Woodrow Wilson School of Public and International Affairs from Princeton University. We believe that Mr. Naider should serve on our board of directors due to his experience founding and managing companies.

Election of Officers

        Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Board Composition

        Our business and affairs are organized under the direction of our board of directors, which currently consists of seven members. Our current certificate of incorporation and a voting agreement among certain investors provide for up to three directors to be designated by holders of our Series A convertible preferred stock, one director to be designated by holders of our Series B convertible preferred stock, two directors to be designated by holders of our common stock as a separate class, and one director to be designated by holders of our common stock and of every other class or series of voting stock, voting as a single class on an as converted basis. Dr. Bonita, Mr. Elms, and Mr. Naider are the board designees of holders of our Series A Preferred Stock. Dr. Barrett is the board designee of holders of our Series B Preferred Stock. Dr. Bilenker and Dr. Flaherty are the board designees of holders of our common stock, and Dr. Goldstein is the board designee of holders of our common stock and every other class or series of voting stock, voting as a single class.

        The voting agreement and the provisions of our certificate of incorporation by which our directors are elected will terminate in connection with our initial public offering and there will be no contractual obligations regarding the election of our directors. Each of our current directors will continue to serve until the election and qualification of his successor, or his earlier death, resignation or removal.

Classified Board of Directors

        Immediately following this offering, our board of directors will be divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors will be divided among the three classes as follows:

  •
  the Class I directors will be Dr. Barrett and Dr. Bilenker, and their terms will expire at the annual meeting of stockholders to be held in 2015;

  •
  the Class II directors will be Dr. Bonita and Dr. Flaherty, and their terms will expire at the annual meeting of stockholders to be held in 2016; and

  •
  the Class III directors will be Mr. Elms, Dr. Goldstein and Mr. Naider, and their terms will expire at the annual meeting of stockholders to be held in 2017.

        Each director's term continues until the election and qualification of his successor, or his earlier death, resignation or removal. Our restated certificate of incorporation and restated bylaws that will be in effect upon the completion of this offering authorize only our board of directors to fill vacancies on our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company. See "Description of Capital Stock—Anti-Takeover Provisions—Restated Certificate of Incorporation and Restated Bylaw Provisions."

Director Independence

        In connection with this offering, we intend to list our common stock on the NASDAQ Global Market. Under the rules of The NASDAQ Stock Market, or NASDAQ, independent directors must comprise a majority of a listed company's board of directors within a specified period of the completion of this offering. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees be independent. Under the rules of NASDAQ, a director will only qualify as an "independent director" if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. We intend to satisfy the audit committee independence requirements of Rule 10A-3 upon the completion of this offering.

        Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that all of the members of our board, except Dr. Bilenker, Dr. Flaherty and Dr. Goldstein, are "independent directors" as defined under the applicable rules and regulations of the Securities and Exchange Commission, or SEC, and the listing requirements and rules of NASDAQ. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director's business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section titled "Certain Relationships and Related Party Transactions."

Committees of the Board of Directors

        Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below upon completion of this offering. Each of the below committees has a written charter approved by our board of directors. Upon completion of this offering, copies of each charter will be posted on the investor relations section of our website. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

        Our audit committee is comprised of Dr. Bonita, Mr. Elms and Mr. Naider. Mr. Naider is the chairman of our audit committee. The composition of our audit committee meets the requirements for independence under the current NASDAQ and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Mr. Naider is an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on him any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

  •
  selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

  •
  ensuring the independence of the independent registered public accounting firm;

  •
  discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

  •
  establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

  •
  considering the adequacy of our internal controls and internal audit function;

  •
  reviewing material related-party transactions or those that require disclosure; and

  •
  approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

        Our compensation committee is comprised of Dr. Barrett, Dr. Bonita and Dr. Flaherty. Dr. Barrett is the chairman of our compensation committee. Each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code, and will meet the requirements for independence under the current NASDAQ listing standards and SEC rules and regulations prior to the end of the transition period provided under current NASDAQ listing standards and SEC rules and regulations for companies completing their initial public offering. Our compensation committee is responsible for, among other things:

  •
  reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

  •
  reviewing and recommending to our board of directors the compensation of our directors;

  •
  reviewing and recommending to our board of directors the terms of any compensatory agreements with our executive officers;

  •
  administering our stock and equity incentive plans;

  •
  reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

  •
  reviewing our overall compensation philosophy.

Nominating and Governance Committee

        Our nominating and governance committee is comprised of Dr. Barrett and Mr. Elms. Dr. Barrett is the chairman of our nominating and governance committee. Each member of the Committee meets the requirements for independence under the current NASDAQ listing standards. Our nominating and governance committee is responsible for, among other things:

  •
  identifying and recommending candidates for membership on our board of directors;

  •
  recommending directors to serve on board committees;

  •
  reviewing and recommending our corporate governance guidelines and policies;

  •
  reviewing proposed waivers of the code of conduct for directors and executive officers;

  •
  evaluating, and overseeing the process of evaluating, the performance of our board of directors and individual directors; and

  •
  assisting our board of directors on corporate governance matters.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the year ended December 31, 2013. Prior to establishing the compensation committee, our full board of directors made decisions relating to the compensation of our officers. For a description of transactions between us and members of our compensation committee and affiliates of such members, please see "Certain Relationships and Related Party Transactions."

Codes of Business Conduct and Ethics

        In connection with this offering, our board of directors plans to adopt codes of business conduct and ethics that apply to all of our employees, officers and directors, including our Chief Executive Officer and other executive officers. The full text of our codes of conduct will be posted on the investor relations section of our website. We intend to disclose future amendments to certain provisions of our codes of conduct, or waivers of these provisions, on our website or in public filings.

Non-Employee Director Compensation

        The following table presents the total compensation paid in the year ended December 31, 2013 for each member of our board of directors, except for our Chief Executive Officer, Dr. Bilenker, who receives no additional compensation for his service as a director. Other than as described below, none of our non-employee directors received any fees or reimbursement of any expenses (other than customary expenses in connection with the attendance of meetings of our board of directors) or any equity or non-equity awards in the year ended December 31, 2013.

Director Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)(2)	Total ($)
Keith T. Flaherty	10,500	(3)	149,062	162,562
Avi Z. Naider	—		61,579	61,579

(1)
The amount reported in this column represents the aggregate grant date fair value of stock options as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. The amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the non-employee directors from the awards. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited financial statements included elsewhere in this prospectus.

(2)
As of December 31, 2013, Dr. Flaherty held 150,965 shares of our common stock subject to outstanding stock options, and Mr. Naider held 75,482 shares of our common stock subject to outstanding stock options. Dr. Flaherty received the stock options above in his capacity as an advisor on our Scientific Advisory Board.

(3)
As a member of our Scientific Advisory Board, Dr. Flaherty is paid $1,500 for each telephonic meeting and $3,000 for each in-person meeting, including meetings of the board of directors, the Scientific Advisory Board and Array.

        On July 18, 2014, our board of directors approved the following options to purchase shares of common stock pursuant to our 2014 Equity Incentive Plan with an exercise price per share equal to the initial public offering price in this offering, which will be granted on the date the SEC declares our offering effective: 15,625 shares of common stock to each of Dr. Barrett, Dr. Bonita, Mr. Elms, Dr. Flaherty and Mr. Naider. The vesting commencement date of each of these options is the date the SEC declares this offering effective and shall vest in equal annual installments over three years.

        We have adopted a policy with respect to the compensation payable to our non-employee directors, which will become effective upon the closing of this offering. Under this policy, each non-employee director will be eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards. Our non-employee directors will receive the following annual retainers for their service:

Position	Retainer
Board Member	$35,000
Non-Executive Chairperson	27,500
Audit Committee Chair	15,000
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	8,000
Audit Committee Member	7,500
Compensation Committee Member	5,000
Nominating and Corporate Governance Committee Member	4,000

        Equity awards for non-employee directors will consist of (i) an initial equity award consisting of options to purchase 15,625 shares of common stock, upon first appointment to our board of directors, and (ii) annual equity awards consisting of options to purchase 7,812 shares of common stock, vesting 12 months after the grant date.

        Directors may be reimbursed for travel, food, lodging and other expenses directly related to their service as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our current certificate of incorporation and bylaws, as well as the certificate of incorporation and bylaws that will become effective upon the completion of this offering.

EXECUTIVE COMPENSATION

        The following tables and accompanying narrative disclosure set forth information about the compensation provided to our President and Chief Executive Officer, Joshua H. Bilenker, M.D., during the year ended December 31, 2013. As of December 31, 2013, Dr. Bilenker was the only employee to serve as an executive officer.

        We refer to Dr. Bilenker in this section as our "Named Executive Officer."

Summary Compensation Table

        The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by and paid to our Named Executive Officer during the year ended December 31, 2013.

Name and Principal Position	Salary ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Joshua H. Bilenker, M.D.,(1)	58,333	257,578	—	315,911
President, Chief Executive Officer and Director

(1)
The Named Executive Officer commenced employment as our President and Chief Executive Officer on November 15, 2013. The amounts in this table represent compensation for his services from the period from November 15, 2013 to December 31, 2013.

(2)
The amount reported in this column represents the grant date fair value of the stock options granted to the Named Executive Officer during the year ended December 31, 2013 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the Named Executive Officer from the options. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 6 to our audited financial statements included elsewhere in this prospectus.

Dr. Bilenker's Employment Offer Letter

        Pursuant to an offer letter dated November 15, 2013 that was approved by our board of directors, or the Offer Letter, Dr. Bilenker serves as our President and Chief Executive Officer. Dr. Bilenker's offer letter sets forth the principal terms and conditions of his employment, including his initial annual base salary of $350,000, an annual target cash bonus opportunity of 40% of his base salary, subject to pro rata adjustment for any partial years worked (which bonus is earned based on our achievement of specified milestones and performance objectives, as well as Dr. Bilenker's performance relative to one or more performance objectives established by Dr. Bilenker and our board of directors, the achievement of which is evaluated by us). The Offer Letter required Dr. Bilenker to sign a stock restriction agreement with respect to the 188,707 shares of restricted stock Dr. Bilenker held pursuant to a stock purchase agreement dated June 28, 2013 and also provides for the grant of a time-based stock option to purchase 164,690 shares of our common stock under our 2013 Equity Incentive Plan. The option was granted with an exercise price equal to the fair value of our common stock on the date of grant and vests over three years as described in more detail in "—Outstanding Equity Awards at December 31, 2013 Table" below. Pursuant to the Offer Letter, Dr. Bilenker was also granted a performance-based option to purchase 137,242 shares of our common stock under our 2013 Equity Incentive Plan, with vesting to begin on the date we received $15 million in cash related to the issuance of Series A convertible preferred stock, which was March 18, 2014, and to occur in equal monthly installments over the 48 months thereafter. Dr. Bilenker's employment is at will and may be terminated at any time, with or without cause. However, pursuant to the terms of the Offer Letter, Dr. Bilenker will be entitled to severance benefits described in "—Termination or Change in Control Arrangements" below.

Outstanding Equity Awards at December 31, 2013 Table

        The following table presents, for our Named Executive Officer, information regarding outstanding stock options and other equity awards held as of December 31, 2013.

		Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable(2)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date
Joshua H. Bilenker	11/15/2013	164,690	(4)	—	1.1840	11/14/2023
	11/15/2013	137,242	(5)	—	1.1840	11/14/2023

(1)
All of the outstanding equity awards were granted under our 2013 Equity Incentive Plan.

(2)
Because the stock options granted to Dr. Bilenker under our 2013 Equity Incentive Plan are immediately exercisable, subject to a right of repurchase in our favor which lapses as the shares vest, this column reflects the number of shares of our common stock that were subject to options held by our Named Executive Officer that were exercisable as of December 31, 2013.

(3)
Represents the fair market value of a share of our common stock, as determined by our board of directors, on the option's grant date. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Critical Accounting Policies—Stock-Based Compensation" for a discussion of how we have valued our common stock.

(4)
This stock option vests with respect to 25% of the underlying shares of our common stock on July 2, 2014 and 1/48th of the option vests monthly thereafter.

(5)
1/48th of the option vests monthly, with vesting commencing on March 18, 2014, the date we received $15.0 million related to the issuance of Series A convertible preferred stock.

Termination or Change in Control Arrangements

        Pursuant to the Offer Letter, if we are subject to a change of control and, within twelve months following such change of control, Dr. Bilenker is terminated other than for cause, provided that Dr. Bilenker delivers a signed settlement agreement and general release in favor of us and satisfies all conditions to make such release effective within sixty days of the date of termination, 100% of Dr. Bilenker's outstanding and unvested stock options, restricted stock awards, restricted stock units and other stock-based awards will vest. Further, upon termination by us other than for cause, Dr. Bilenker will receive any unpaid base salary, together with any accrued but unused vacation, subject to signing a release, complying with non-competition provisions set forth in the Offer Letter, resigning from our board of directors and returning all property and confidential information to us. In addition, he will receive, beginning on the first payroll date that is sixty days following his date of termination, severance payments consisting of: (i) his base salary for the following twelve months; (ii) a lump-sum payment equal to a pro-rated bonus payment based on our performance calculated as of the date of termination by the board of directors in its sole discretion; (iii) twelve months of additional vesting for all outstanding and unvested stock options, restricted stock awards, restricted stock units and other stock based awards and (iv) the difference between the monthly premium for health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, and our group health plans until the earlier of one year following termination, the date that Dr. Bilenker becomes eligible to receive substantially similar coverage from another employer and the date that he is no longer eligible to receive COBRA coverage, subject to certain exceptions and adjustments as set forth in the Offer Letter. Dr. Bilenker's severance payments will be reduced if he becomes an employee or consultant of Aisling Capital III, LP, or Aisling, following his termination in an amount equal to his annual base compensation at Aisling.

        For more information about Dr. Bilenker's outstanding equity awards as of December 31, 2013, see "—2013 Outstanding Equity Awards at Fiscal Year-End Table" above.

Employee Benefit and Stock Plans

2013 Equity Incentive Plan

        Our 2013 Equity Incentive Plan was adopted by our board of directors and approved by our stockholders on July 2, 2013 and was amended on November 15, 2013 and approved by our stockholders in April 2014. The 2013 Equity Incentive Plan provides for the grant of both incentive stock options, which qualify for favorable tax treatment to their recipients under Section 422 of the Code, and nonstatutory stock options, as well as for the issuance of shares of restricted stock, stock appreciation rights and restricted stock units. We may grant incentive stock options only to our employees, including officers and directors who are also employees. We may grant nonstatutory stock options to our employees, officers, directors and consultants. The exercise price of each stock option must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of the fair market value of our common stock on the date of grant. The maximum permitted term of options granted under our 2013 Equity Incentive Plan is 10 years, except that the maximum permitted term of incentive stock options granted to 10% stockholders is five years. In the event of our merger or consolidation, the 2013 Equity Incentive Plan provides that awards may be assumed, converted or replaced by the successor or acquiring entity. Unless as otherwise approved by our board of directors or required by the terms of any option agreement governing such options, all unexercised options shall terminate upon the consummation of the merger or consolidation if they are not assumed or substituted.

        As of June 30, 2014, we had reserved 1,491,895 shares of our common stock for issuance under our 2013 Equity Incentive Plan. As of June 30, 2014, options to purchase 124,978 of these shares had been exercised, options to purchase 1,214,839 of these shares remained outstanding and 152,060 of these shares remained available for grant. The options outstanding as of June 30, 2014 had a weighted-average exercise price of $2.2646 per share. We will cease issuing awards under our 2013 Equity Incentive Plan upon the implementation of our 2014 Equity Incentive Plan. Our 2014 Equity Incentive Plan will be effective on the date immediately prior to the date of this prospectus. As a result, we will not grant any additional options under the 2013 Equity Incentive Plan following that date, and the 2013 Equity Incentive Plan will terminate at that time. However, any outstanding options granted under the 2013 Equity Incentive Plan will remain outstanding, subject to the terms of our 2013 Equity Incentive Plan and stock option agreements, until such outstanding options are exercised or until they terminate or expire by their terms. Options granted under the 2013 Equity Incentive Plan have terms similar to those described below with respect to options to be granted under our 2014 Equity Incentive Plan.

2014 Equity Incentive Plan

        We have adopted a 2014 Equity Incentive Plan that will become effective on the date immediately prior to the date of this prospectus and will serve as the successor to our 2013 Equity Incentive Plan. We reserved 1,092,085 shares of our common stock to be issued under our 2014 Equity Incentive Plan. The number of shares reserved for issuance under our 2014 Equity Incentive Plan will increase automatically on January 1 of each of 2015 through 2024 by the number of shares equal to 3.0% of the aggregate number of outstanding shares of our common stock as of the immediately preceding December 31. However, our board of directors may reduce the amount of the increase in any particular year. In addition, the following shares will again be available for grant and issuance under our 2014 Equity Incentive Plan:

  •
  shares subject to options or stock appreciation rights granted under our 2014 Equity Incentive Plan that cease to be subject to the option or stock appreciation right for any reason other than exercise of the option or stock appreciation right;

  •
  shares subject to awards granted under our 2014 Equity Incentive Plan that are subsequently forfeited or repurchased by us at the original issue price;

  •
  shares subject to awards granted under our 2014 Equity Incentive Plan that otherwise terminate without shares being issued;

  •
  shares surrendered, cancelled or exchanged for cash or a different award (or combination thereof);

  •
  shares of common stock reserved but not issued or subject to outstanding grants under our 2013 Equity Incentive Plan on the date of this prospectus will be available for grant and issuance under our 2014 Equity Incentive Plan;

  •
  shares of common stock issuable upon the exercise of options or subject to other awards under our 2013 Equity Incentive Plan prior to the date of this prospectus that cease to be subject to such options or other awards by forfeiture or otherwise after the date of this prospectus will be available for grant and issuance under our 2014 Equity Incentive Plan;

  •
  shares of common stock issued under our 2013 Equity Incentive Plan that are forfeited or repurchased by us after the date of this prospectus will be available for grant and issuance under our 2014 Equity Incentive Plan; and

  •
  shares of common stock subject to awards under our 2013 Equity Incentive Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award will be available for grant and issuance under our 2014 Equity Incentive Plan.

        Our 2014 Equity Incentive Plan authorizes the award of stock options, restricted stock awards, or RSAs, stock appreciation rights, or SARs, restricted stock units, or RSUs, performance awards and stock bonuses. No person will be eligible to receive more than 1,000,000 shares in any calendar year under our 2014 Equity Incentive Plan other than a new employee of ours, who will be eligible to receive no more than 2,000,000 shares under the plan in the calendar year in which the employee commences employment. No more than 10,000,000 shares will be issued pursuant to the exercise of incentive stock options.

        Our 2014 Equity Incentive Plan will be administered by our compensation committee, all of the members of which are outside directors as defined under applicable federal tax laws, or by our board of directors acting in place of our compensation committee. The compensation committee will have the authority to construe and interpret our 2014 Equity Incentive Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan.

        Our 2014 Equity Incentive Plan will provide for the grant of awards to our employees, directors, consultants, independent contractors and advisors, provided the consultants, independent contractors, directors and advisors are natural persons that render services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of stock options must be at least equal to the fair market value of our common stock on the date of grant.

        We anticipate that in general, options will vest over a four-year period. Options may vest based on time or achievement of performance conditions. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our 2014 Equity Incentive Plan is ten years.

        An RSA is an offer by us to sell shares of our common stock subject to restrictions, which may vest based on time or achievement of performance conditions. The price (if any) of an RSA will be determined by the compensation committee. Unless otherwise determined by the compensation committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.

        SARs provide for a payment, or payments, in cash or shares of our common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price up to a maximum amount of cash or number of shares. SARs may vest based on time or achievement of performance conditions.

        RSUs represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of that right because of termination of employment or failure to achieve certain performance conditions. If an RSU has not been forfeited, then on the date specified in the RSU agreement, we will deliver to the holder of the restricted stock unit whole shares of our common stock (which may be subject to additional restrictions), cash or a combination of our common stock and cash.

        Performance shares are performance awards that cover a number of shares of our common stock that may be settled upon achievement of the pre-established performance conditions in cash or by issuance of the underlying shares. These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve the performance conditions. No participant will be eligible to receive more than $5,000,000 in performance awards in any calendar year.

        Stock bonuses may be granted as additional compensation for service or performance and, therefore, will not be issued in exchange for cash.

        In the event there is a specified type of change in our capital structure without our receipt of consideration, such as a stock split, appropriate adjustments will be made to the number of shares reserved under our 2014 Equity Incentive Plan, the maximum number of shares that can be granted in a calendar year and the number of shares and exercise price, if applicable, of all outstanding awards under our 2014 Equity Incentive Plan.

        Awards granted under our 2014 Equity Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by our compensation committee. Unless otherwise permitted by our compensation committee, stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee's guardian or legal representative. Options granted under our 2014 Equity Incentive Plan generally may be exercised for a period of three months after the termination of the optionee's service to us, for a period of 12 months in the case of death or disability, or such longer period as our compensation committee may provide. Options generally terminate immediately upon termination of employment for cause.

        In the event of a merger or consolidation, any and all outstanding awards may be assumed or replaced by the successor corporation. In the alternative, the successor corporation may substitute equivalent awards or provide substantially similar consideration to participants as was provided to stockholders. Outstanding awards that are not assumed, substituted or cashed out will accelerate in full and expire upon the closing of the merger or consolidation. In addition, in the event of specified change in control transactions, our compensation committee may accelerate the vesting of awards (a) immediately upon the occurrence of the transaction, whether or not the award is continued, assumed or substituted by a surviving corporation or its parent in the transaction, or (b) in connection with a termination of a participant's service following such a transaction. In the event of a merger or consolidation, the vesting of all awards granted to non-employee directors shall accelerate and such awards shall become exercisable in full.

        Our 2014 Equity Incentive Plan will terminate ten years from the date our board of directors adopts the plan, unless it is terminated earlier by our board of directors. Our board of directors may amend or terminate our 2014 Equity Incentive Plan at any time. Our board of directors generally may amend our 2014 Equity Incentive Plan, without stockholder approval unless required by applicable law.

2014 Employee Stock Purchase Plan

        We have adopted a 2014 Employee Stock Purchase Plan that will become effective on the date of this prospectus that will enable eligible employees to purchase shares of our common stock at a discount following the date of this offering. Purchases will be accomplished through participation in discrete offering periods. We have reserved 149,600 shares of our common stock to be issued under our 2014 Employee Stock Purchase Plan. Our 2014 Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code.

        Our compensation committee will administer our 2014 Employee Stock Purchase Plan. Our employees generally are eligible to participate in our 2014 Employee Stock Purchase Plan; our compensation committee may in its discretion elect to exclude employees who work less than 20 hours per week or less than five months in a calendar year. Employees who are 5% stockholders, or would become 5% stockholders as a result of their participation in our 2014 Employee Stock Purchase Plan, are ineligible to participate in our 2014 Employee Stock Purchase Plan. We may impose additional restrictions on eligibility. Under our 2014 Employee Stock Purchase Plan, eligible employees will be able to acquire shares of our common stock by accumulating funds through payroll deductions. Our eligible employees will be able to select a rate of payroll deduction between 1.0% and 10.0% of their base cash compensation. We will also have the right to amend or terminate our 2014 Employee Stock Purchase Plan at any time. Our 2014 Employee Stock Purchase Plan will terminate on the tenth anniversary of the last day of the first purchase period, unless it is terminated earlier by our board of directors.

        The first offering period will begin on a date approved by our board of directors or compensation committee. Each offering period will be determined by our board of directors, provided that no offering period will be longer than 27 months. Each offering period may consist of one or more purchase periods.

        When a purchase period commences, our employees who meet the eligibility requirements for participation in that purchase period will automatically be granted a nontransferable option to purchase shares in that purchase period. For subsequent purchase periods, new participants will be required to enroll in a timely manner. Once an employee is enrolled, participation will be automatic in subsequent purchase periods. An employee's participation automatically ends upon termination of employment for any reason.

        No participant will have the right to purchase our shares in an amount, when aggregated with purchase rights under all our employee stock purchase plans that are also in effect in the same calendar year(s), that has a fair market value of more than $25,000, determined as of the first day of the applicable purchase period, for each calendar year in which that right is outstanding. In addition, no participant will be permitted to purchase more than 1,000 shares during any one purchase period or such lesser amount determined by our compensation committee. The purchase price for shares of our common stock purchased under our 2014 Employee Stock Purchase Plan will be 85% of the lesser of the fair market value of our common stock on (i) the first trading day of the applicable offering period or (ii) the last trading day of each purchase period in the applicable offering period.

        If we experience a change in control transaction each outstanding right to purchase shares under our 2014 Employee Stock Purchase Plan will be assumed or an equivalent option substituted by the successor corporation. In the event that the successor corporation refuses to assume or substitute the outstanding purchase rights, any offering period that commenced prior to the closing of the proposed change in control transaction will be shortened and terminated on a new purchase date. The new purchase date will occur prior to the closing of the proposed change in control transaction and our 2014 Employee Stock Purchase Plan will then terminate on the closing of the proposed change in control.

        Our 2014 Employee Stock Purchase Plan will terminate ten years from the last day of the first purchase period under the plan, unless it is terminated earlier by our board of directors. Our board of directors may amend or terminate our 2014 Employee Stock Purchase Plan at any time. Our board of directors generally may amend our 2014 Employee Stock Purchase Plan, without stockholder approval unless required by applicable law.

401(k) Plan

        We sponsor a retirement savings plan intended to qualify for favorable tax treatment under Section 401(a) of the Code, containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. U.S. employees are generally eligible to participate in the plan on the first day of the calendar month following the employees' date of hire. Participants may make pre-tax and certain after-tax (Roth) deferral contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax elective deferrals under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee's interest in his or her pre-tax deferrals is 100% vested when contributed. The plan permits all eligible Plan participants to contribute between 1% and 90% of eligible compensation, on a pre-tax or Roth basis, into their accounts.

Limitations on Liability and Indemnification Matters

        Our restated certificate of incorporation that will become effective in connection with the closing of this offering contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which the director derived an improper personal benefit.

        Our restated certificate of incorporation and our restated bylaws that will become effective in connection with the closing of this offering require us to indemnify our directors and officers to the maximum extent not prohibited by the Delaware General Corporation Law and allow us to indemnify other employees and agents as set forth in the Delaware General Corporation Law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

        We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain of our key employees, in addition to the indemnification provided for in our restated certificate of incorporation and restated bylaws. These agreements, among other things, require us to indemnify our directors, officers and key employees for certain expenses, including attorneys' fees, judgments, penalties, fines and settlement amounts actually incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and key employees for the defense of any action for which indemnification is required or permitted.

        We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors, officers and key employees. We also maintain directors' and officers' liability insurance.

        The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        We describe below transactions and series of similar transactions, since our incorporation in May 2013, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers, promoters or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

        Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which are described where required under "Executive Compensation."

Array Collaboration

        In July 2013, we issued 500,704 shares of our Series A-1 convertible preferred stock to Array BioPharma Inc., or Array, a holder of more than 5% of our capital stock, pursuant to the Drug Discovery Collaboration Agreement by and between Array and us dated July 3, 2013, or the Array Agreement. Pursuant to the Array Agreement, we also agreed to pay Array a fixed amount per month, based on Array's commitment to provide full-time equivalents and other support relating to the conduct of the discovery program, and agreed to make certain milestone and royalty payments. The shares of Series A-1 convertible preferred stock issued to Array were subject to a special antidilution protection feature, which provided that the rate at which such Series A-1 convertible preferred stock would be convertible into common stock would increase as a result of any new issuances of our capital stock, until such time as we had received at least $40 million in exchange for issuances of our capital stock, as further specified in our certificate of incorporation. This special antidiluton feature expired in connection with the closing of our Series B convertible preferred stock financing in April 2014, and as of such time the 500,704 shares of Series A-1 convertible preferred stock issued to Array were convertible into 1,609,559 shares of our common stock.

        As a purchaser of our Series A-1 convertible preferred stock, Array is entitled to specified registration rights. For additional information, see "Description of Capital Stock—Registration Rights."

Equity Financings

Series A Convertible Preferred Stock Financing

        In July 2013, we sold an aggregate of 1,562,500 shares of our Series A convertible preferred stock at a purchase price of $6.40 per share, for an aggregate purchase price of approximately $10,000,000, to Aisling Capital III, LP, or Aisling, a holder of more than 5% of our capital stock. Our President and Chief Executive Officer, Dr. Joshua Bilenker, is an Operating Partner at Aisling Capital Partners III, LP, or Aisling GP, the general partner of Aisling, and in connection with the July 2013 financing Dr. Dov Goldstein and Steven Elms, who are an Operating Partner and Managing Partner, respectively, of Aisling GP, were appointed to our board of directors and remain as members of our board of directors. In connection with the July 2013 financing, Aisling also agreed to purchase additional shares of Series A convertible preferred stock in the event that we reached certain agreed-upon milestones.

        In September 2013, we sold an additional aggregate of 1,249,997 shares of our Series A convertible preferred stock at a purchase price of $6.40 per share, for an aggregate purchase price of approximately $8,000,000, to an entity affiliated with OrbiMed Private Investments V, LP, or OrbiMed, and an entity affiliated with Access Industries, Inc., each of whom is a holder of more than 5% of our capital stock. In addition, following the September 2013 financing, Aisling sold 284,090 shares of Series A convertible preferred stock to an entity affiliated with OrbiMed. In connection with the September 2013 financing, Aisling and the purchasers participating in the September 2013 financing agreed to purchase an additional aggregate of 2,343,748 shares of Series A convertible preferred stock at $6.40 per share in the event that we reached certain agreed-upon milestones, a condition that was satisfied in March 2014.

        The following table summarizes the Series A convertible preferred stock held by members of our board of directors and holders of more than 5% of our outstanding capital stock following completion of the July 2013, September 2013 and March 2014 Series A convertible preferred stock financing transactions:

Name of Stockholder	Shares of Series A Convertible Preferred Stock Issued in July and September 2013	Shares of Series A Convertible Preferred Stock Issued at Milestone Closing	Total Purchase Price ($)
Aisling Capital III, LP(1)(2)	1,278,409	1,065,340	15,000,000
AI Loxo Holdings LLC(3)	613,635	511,364	7,200,000
OrbiMed Private Investments V, LP(4)(5)	852,273	710,226	10,000,000
Avi Naider(6)	34,090	28,409	400,000

(1)
The 1,278,409 shares shown in the first column of this table reflect the shares of Series A convertible preferred stock held by Aisling following the September 2013 and March 2014 Series A convertible preferred stock financing transactions. Aisling initially purchased 1,562,500 shares of Series A convertible preferred stock in July 2013. Subsequently, in September 2013, an entity affiliated with OrbiMed purchased 284,090 shares of Series A convertible preferred stock from Aisling at Aisling's initial purchase price of $6.40 per share.

(2)
Dr. Joshua Bilenker, our President, Chief Executive Officer and a member of our board of directors, is an Operating Partner with Aisling GP, the general partner of Aisling. Dr. Dov Goldstein, our Chief Financial Officer, and Steven Elms, each of whom is a member of our board of directors, are an Operating Partner and Managing Partner, respectively, of Aisling GP.

(3)
Includes shares of Series A convertible preferred stock originally issued to AI Value Holdings, LLC, and subsequently transferred to AI Loxo Holdings LLC, pursuant to a Contribution Agreement dated April 23, 2014 by and between the parties and us.

(4)
The 852,273 shares shown in the first column of this table reflect the shares of Series A convertible preferred stock held by OrbiMed following the September 2013 and March 2014 Series A convertible preferred stock financing transactions. In September 2013, an entity affiliated with OrbiMed purchased 568,182 shares of Series A convertible preferred stock from us, and also purchased an additional 284,090 shares of Series A convertible preferred stock from Aisling. In December 2013, OrbiMed purchased the shares held by its affiliated entity on the same terms and conditions as in the original purchase.

(5)
Dr. David Bonita, a member of our board of directors, is a Private Equity Partner of OrbiMed Advisors LLC, which is the managing member of OrbiMed Capital GP V LLC, the general partner of OrbiMed.

(6)
Mr. Avi Naider is a member of our board of directors, and was appointed to our board of directors by Access.

        Each share of our Series A convertible preferred stock will convert automatically into one share of our common stock upon the completion of this offering. The purchasers of our Series A convertible preferred stock are entitled to specified registration rights, as described below under "Description of Capital Stock—Registration Rights."

Series B Convertible Preferred Stock Financing

        In April 2014, we sold an aggregate of 2,664,343 shares of our Series B convertible preferred stock at a purchase price of $8.9661 per share for an aggregate purchase price of $23,888,747. In June 2014, we sold an additional aggregate of 501,890 shares of our Series B convertible preferred stock at a purchase price of $8.9661 per share for an aggregate purchase price of $4,499,991. The following table summarizes the Series B convertible preferred stock purchased by members of our board of directors and persons who hold more than 5% of our outstanding capital stock.

Name of Stockholder	Shares of Series B Convertible Preferred Stock	Total Purchase Price ($)
Entities affiliated with New Enterprise Associates 14, L.P.(1)	1,561,438	13,999,987
Aisling Capital III, LP(2)	506,960	4,545,452
AI Loxo Holdings LLC	243,340	2,181,811
Avi Naider(3)	13,518	121,210
OrbiMed Private Investments V, LP(4)	337,973	3,030,296

(1)
Consists of (1) 1,558,651 shares of our Series B convertible preferred stock held by New Enterprise Associates 14, L.P., or NEA Associates, and (2) 2,787 shares of our Series B convertible preferred stock held by NEA Ventures 2014, Limited Partnership, together with NEA Associates, NEA. Dr. James Barrett is a Director of NEA 14 GP, Ltd., which is the general partner of the general partners of NEA, and, as such, may be deemed to have voting and investment power with respect to these shares.

(2)
Dr. Joshua Bilenker, our President, Chief Executive Officer and a member of our board of directors, is an Operating Partner with Aisling GP, the general partner of Aisling. Dr. Dov Goldstein and Steven Elms, each of whom is a member of our board of directors, are an Operating Partner and Managing Partner, respectively, of Aisling GP.

(3)
Mr. Naider is a member of our board of directors and was appointed to our board of directors by Access.

(4)
Dr. David Bonita, a member of our board of directors, is a Private Equity Partner of OrbiMed Advisors LLC, which is the managing member of OrbiMed Capital GP V LLC, the general partner of OrbiMed.

        Each share of our Series B convertible preferred stock will convert automatically into one share of our common stock upon the completion of this offering. The purchasers of our Series B convertible preferred stock are entitled to specified registration rights, as described below under "Description of Capital Stock—Registration Rights."

Concurrent Private Placement

        NEA has agreed to purchase approximately $3.0 million of shares of our common stock at the initial public offering price (or 230,769 shares at an assumed price of $13.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus), in a proposed private placement that will close concurrently with this offering. The shares that will be sold in the concurrent private placement will not be registered under the Securities Act. We will pay the underwriters as placement agents in the concurrent private placement an aggregate cash fee equal to 7.0% of the gross sales price of the shares of common stock sold in the concurrent private placement. The closing of this offering is not conditioned upon the closing of such concurrent private placement. As of June 30, 2014, entities affiliated with NEA beneficially owned approximately 14.9% of our common stock and immediately following this offering and the concurrent private placement, entities affiliated with NEA will beneficially own approximately 11.8% of our common stock. The sale of these shares to entities affiliated with NEA will not be registered in this offering.

Common Stock Issuances to Founders

        On June 28, 2013, we issued 188,707 shares of our common stock to Dr. Joshua Bilenker, our President and Chief Executive Officer and a member of our board of directors, for an aggregate purchase price of $250. On July 3, 2013, we issued 75,482 shares of our common stock to Dr. Keith Flaherty, a member of our board of directors, and 188,707 shares of our common stock to Aisling, a holder of more than 5% of our capital stock, for purchase prices of $100 and $250, respectively.

Options Issued to Board Member

        On October 18, 2013, Dr. Flaherty entered into an agreement with us to serve as an advisor on our Scientific Advisory Board. As compensation for such services, we granted Dr. Flaherty a stock option to purchase 150,965 shares of our common stock.

        On June 19, 2014, we issued to Dr. Flaherty an additional stock option to purchase 31,459 shares of our common stock pursuant to our 2013 Equity Incentive Plan.

Amended and Restated Investors' Rights Agreement

        We have entered into an amended and restated investors' rights agreement with holders of our convertible preferred stock, including entities with which certain of our directors are affiliated. These stockholders are entitled to rights with respect to the registration of their shares following our initial public offering under the Securities Act. For a description of these registration rights, see "Description of Capital Stock—Registration Rights."

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements, our restated certificate of incorporation and our restated bylaws to be in effect upon completion of this offering will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see "Executive Compensation—Limitations on Liability and Indemnification Matters."

Potential Insider Participation

        Certain of our principal stockholders and their affiliated entities, including stockholders affiliated with our directors, have indicated an interest in purchasing up to $9.0 million of shares of our common stock in this offering at the initial public offering price. In addition, existing stockholders and certain investment funds affiliated with Deerfield Management Company, L.P. have indicated an interest in purchasing up to approximately $14.5 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any of these parties, or any of these parties may determine to purchase more, fewer or no shares in this offering.

Policies and Procedures for Related Party Transactions

        We intend to adopt a written related person transactions policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. We expect the policy to provide that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction.

        Although we have not had a written policy for the review and approval of transactions with related persons, our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director's or officer's relationship or interest in the agreement or transaction were disclosed to our board of directors. Our board of directors took this information into account when evaluating the transaction and in determining whether such transaction was fair to the company and in the best interest of all of our stockholders.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information with respect to the beneficial ownership of our common stock at June 30, 2014, and as adjusted to reflect the sale of common stock in this offering and the concurrent private placement, for:

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all of our current directors and executive officers as a group; and

  •
  each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock.

        We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

        Applicable percentage ownership is based on 10,509,912 shares of common stock issued as of June 30, 2014, assumes the conversion of all outstanding shares of convertible preferred stock into an aggregate of 9,932,042 shares of our common stock. For purposes of the table below, we have assumed that 4,615,384 shares of common stock will be issued by us in our initial public offering and the concurrent private placement. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of June 30, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Loxo Oncology, Inc., One Landmark Square, Suite 1122, Stamford, CT 06901.

        Certain of our principal stockholders and their affiliated entities, including stockholders affiliated with our directors, have indicated an interest in purchasing up to $9.0 million of shares of our common stock in this offering at the initial public offering price. In addition, existing stockholders and certain investment funds affiliated with Deerfield Management Company, L.P. have indicated an interest in purchasing up to approximately $14.5 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any of these parties, or any of these parties may determine to purchase more, fewer or no shares in this offering. The following table does not reflect any potential purchases by these parties.

	Beneficial Ownership Prior to this Offering and the Concurrent Private Placement		Beneficial Ownership After this Offering and the Concurrent Private Placement
Name of Beneficial Owner	Number	Percent	Number	Percent
5% Stockholders:
Aisling Capital III, LP(1)	3,039,416	28.9%	3,039,416	20.1%
OrbiMed Private Investments V, LP(2)	1,900,472	18.1	1,900,472	12.6
Array BioPharma Inc.(3)	1,609,560	15.3	1,609,560	10.6
AI Loxo Holdings LLC(4)	1,368,339	13.0	1,368,339	9.0
Entities affiliated with New Enterprise Associates 14, L.P.(5)	1,561,438	14.9	1,792,207	11.8
Directors and Named Executive Officers:
Joshua H. Bilenker, M.D.(6)	494,618	6.0	494,618	3.2
David Bonita, M.D.(7)	1,900,472	18.1	1,900,472	12.6
Steven A. Elms(8)	3,039,416	28.9	3,039,416	20.1
Keith T. Flaherty, M.D.(9)	102,521	1.0	102,521	0.7
Dov A. Goldstein, M.D.(10)	3,092,540	29.3	3,092,540	20.4
Avi Z. Naider(11)	151,499	1.4	151,499	1.0
James Barrett, Ph.D.(12)	1,561,438	14.9	1,792,207	11.8
All executive officers and directors as a group (8 persons)(13)	7,303,088	67.2	7,533,857	48.6

*
Represents beneficial ownership of less than one percent.

(1)
Consists of 188,707 shares of common stock owned directly by Aisling Capital III, LP, or Aisling, 2,343,749 shares of common stock owned upon the conversion of 2,343,748 shares of our Series A convertible preferred stock, and 506,960 shares of our common stock owned upon the conversion of 506,960 shares of our Series B convertible preferred stock. The general partner of Aisling is Aisling Capital Partners III, LP, or Aisling GP. Mr. Elms is a Managing Partner and Dr. Bilenker and Dr. Goldstein are each an Operating Partner of Aisling GP, which has established an investment committee that has voting and investment power with respect to these shares. Mr. Elms and Dr. Goldstein are both members of the investment committee of Aisling GP and, as such, may be deemed to have voting and investment power with respect to these shares. Dr. Bilenker is not a member of the investment committee and does not have voting and dispositive power with regard to these shares. Mr. Elms is also a Managing Member of Aisling Capital, LLC, which is the investment manager of Aisling, and a Member and Officer of Aisling Capital Partners III, LLC, the general partner of Aisling GP. The address of Aisling Capital III, LP and Aisling GP is 888 Seventh Avenue, 30th Floor, New York, NY 10106.

(2)
Consists of (a) 1,562,499 shares of common stock owned by OrbiMed Private Investments V, LP, or OrbiMed, upon the conversion of 1,562,499 shares of our Series A convertible preferred stock and (b) 337,973 shares of common stock upon the conversion of 337,973 shares of our Series B convertible preferred stock. OrbiMed Capital GP V LLC, or OrbiMed GP, is the general partner of OrbiMed. OrbiMed Advisors LLC, or OrbiMed LLC, is the managing member of OrbiMed GP. Samuel D. Isaly is the managing member and majority owner of OrbiMed LLC. Dr. Bonita is a Private Equity Partner of OrbiMed LLC and, as such, may be deemed to have voting and investment power with respect to these shares. The address of the entities affiliated with OrbiMed is 601 Lexington Avenue, New York, NY 10022.

(3)
Consists of shares of common stock owned by Array BioPharma Inc., or Array, upon the conversion of shares of our Series A-1 convertible preferred stock. The address of Array is 3200 Walnut Street, Boulder, Colorado 80301.

(4)
Consists of (a) 1,124,999 shares of common stock owned by AI Loxo Holdings LLC upon the conversion of shares of our Series A convertible preferred stock and (b) 243,340 shares of common stock upon the conversion of 243,340 shares of Series B convertible preferred stock. Each of AI Value Holdings, LLC, Access Industries Management, LLC and Len Blavatnik may be deemed to beneficially own the shares of common stock held directly by AI Loxo Holdings LLC. AI Value Holdings, LLC is the sole member of AI Loxo Holdings LLC and, as a result, may be deemed to share voting and investment power over the shares of common stock beneficially owned by AI Loxo Holdings LLC. Access Industries Management, LLC controls AI Value Holdings, LLC and, as a result, may be deemed to share voting and investment power over the shares beneficially owned by AI Loxo Holdings LLC. Len Blavatnik controls Access Industries Management, LLC and, as a result, may be deemed to share voting and investment power over the shares of common stock beneficially owned by AI Loxo Holdings LLC. Each of AI Value Holdings, LLC, Access Industries Management, LLC and Len Blavatnik, and each of their affiliated entities and the officers, partners, members and managers thereof, other than AI Loxo Holdings LLC, disclaims beneficial ownership of the shares held by AI Loxo Holdings LLC. The principal business address of AI Loxo Holdings LLC is 730 Fifth Avenue, 20th Floor, New York, NY 10019.

(5)
Consists of (a) 1,558,651 shares of our Series B convertible preferred stock held by New Enterprise Associates 14, L.P., or NEA 14 and (b) 2,787 shares of our Series B convertible preferred stock held by NEA Ventures 2014, Limited Partnership, together with NEA 14, the NEA LPs, upon the conversion of shares of our Series B convertible preferred stock. Shares beneficially owned after the offering and the concurrent private placement also include 230,769 shares (assuming a price of $13.00 per share which is the midpoint of the price range set forth on the cover of this prospectus) of our common stock NEA has agreed to purchase in a private placement that will close concurrently with this offering. NEA Partners 14, L.P., or NEA GP, is the General Partner of the NEA LPs. NEA 14 GP, Ltd., or NEA Ltd., is the General Partner of NEA GP. Dr. Barrett is a Director of NEA Ltd. and, as such, may be deemed to have voting and investment power with respect to these shares. The address of New Enterprise Associates 14, L.P. is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(6)
Consists of (a) 188,707 shares of common stock held directly by Dr. Bilenker and (b) 305,911 shares of common stock issuable to Dr. Bilenker upon the exercise of stock options that are exercisable within 60 days of June 30, 2014. Dr. Bilenker is an Operating Partner at Aisling GP, the general partner of Aisling, but is not a member of its investment committee and therefore does not have voting or dispositive power with regard to the shares held by Aisling. See note 1.

(7)
Consists of 1,900,472 shares of our common stock held directly by entities affiliated with OrbiMed, as reflected in note 2 above. Dr. Bonita is a Private Equity Partner of OrbiMed LLC and, as such, may be deemed to have voting and investment power with respect to these shares.

(8)
Consists of 3,039,416 shares of our common stock held directly by Aisling, as reflected in note 1 above. Mr. Elms is a Managing Partner of Aisling GP and a member of its investment committee, a Managing Member of Aisling Capital, LLC, and a member and Officer of Aisling Capital Partners III, LLC, and, as such, may be deemed to have voting and investment power with respect to these shares. See note 1.

(9)
Consists of (a) 75,482 shares of common stock held directly by Dr. Flaherty and (b) 27,039 shares of common stock issuable to Dr. Flaherty upon the exercise of stock options that are exercisable within 60 days after June 30, 2014.

(10)
Consists of (a) 3,039,416 shares of our common stock held directly by Aisling, as reflected in note 1 above, (b) 22,656 shares of our common stock held directly by Dr. Goldstein, of which 10,162 shares may be repurchased by us at the original exercise price within 60 days of June 30, 2014 and (c) 30,468 shares of common stock issuable to Dr. Goldstein upon the exercise of stock options that are exercisable within 60 days of June 30, 2014. Dr. Goldstein is an Operating Partner of Aisling GP and a member of its investment committee, and as such, may be deemed to have voting and investment power with respect to these shares. See note 1.

(11)
Consists of (a) 75,482 shares of common stock held directly by Mr. Naider, (b) 62,499 shares of common stock held directly by Mr. Naider upon the conversion of 62,499 shares of our Series A convertible preferred stock and (c) 13,518 shares of common stock held directly by Mr. Naider upon the conversion of 13,518 shares of our Series B convertible preferred stock.

(12)
Consists of shares of our common stock held directly by the NEA LPs, as reflected in note 5 above. Dr. Barrett is a Director of NEA Ltd., and, as such, may be deemed to have voting and investment power with respect to these shares. See note 5.

(13)
Includes shares beneficially owned by all current executive officers and directors of the company. Consists of 551,034 shares of common stock, 6,388,636 shares of common stock issuable upon conversion of preferred stock and 363,418 shares of common stock underlying options that are exercisable within 60 days of June 30, 2014.

DESCRIPTION OF CAPITAL STOCK

        Upon the completion of this offering, our authorized capital stock will consist of 125,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our restated certificate of incorporation and restated bylaws to be in effect upon the closing of this offering, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

        Pursuant to the provisions of our current certificate of incorporation all of the outstanding convertible preferred stock will automatically convert into common stock in connection with the completion of this offering. Assuming the effectiveness of this conversion as of June 30, 2014, there were 10,509,912 shares of our common stock issued, held by 15 stockholders of record, and no shares of our preferred stock outstanding. Our board of directors is authorized, without stockholder approval, to issue additional shares of our capital stock.

Common Stock

Dividend Rights

        Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See "Dividend Policy" above.

Voting Rights

        Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation. Accordingly, pursuant to our restated certificate of incorporation that will be in effect upon the completion of this offering, holders of a majority of the shares of our common stock will be able to elect all of our directors. Our restated certificate of incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

        Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

        Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Convertible Preferred Stock

        Pursuant to the provisions of our current certificate of incorporation, all of our outstanding convertible preferred stock will automatically convert into common stock, with such conversion to be effective in connection with the completion of this offering. As a result, each currently outstanding share of convertible preferred stock will be converted into common stock. Our Series A and Series B convertible preferred stock will convert at a ratio of one share of common stock for each share of convertible preferred stock. Our Series A-1 convertible preferred stock will convert at a ratio of 3.2146 shares of common stock for each share of convertible preferred stock.

        Following this offering, our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of their qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Options

        As of March 31, 2014, we had outstanding options to purchase an aggregate of 649,902 shares of our common stock, with an exercise price of $1.1840 per share. On June 19, 2014 and July 9, 2014 we granted additional options to purchase an aggregate of 587,594 and 204,780 shares, respectively, of our common stock with an exercise price of $3.6480 and $7.1360 per share, respectively, pursuant to our 2013 Equity Incentive Plan.

Registration Rights

        Pursuant to the terms of our investors' rights agreement, immediately following this offering, the holders of 10,162,811 shares of our common stock (without taking into account the number of shares that may be purchased by certain of our principal stockholders and their affiliates pursuant to their indications of interest to purchase up to $9.0 million of shares in this offering but including the concurrent private placement) will be entitled to rights with respect to the registration of these shares under the Securities Act, as described below. We refer to these shares collectively as registrable securities.

Demand Registration Rights

        Beginning 180 days after the completion of this offering, the holders of at least a majority of the then-outstanding registrable securities may make a written request to us for the registration of any of the registrable securities under the Securities Act, if the amount of registrable securities to be registered would yield an aggregate offering price to the public of at least $10.0 million. Within 90 days of such request, we are obligated to file a registration statement under the Securities Act covering all registrable securities that the initiating holders requested to be registered and any additional registrable securities requested to be included in such registration by any other holders. We are only required to file three registration statements that are declared effective upon exercise of these demand registration rights. We may postpone taking action with respect to such filing once during any 12-month period for a total cumulative period of not more than 90 days if our board of directors determines that the filing would be materially detrimental to us and our stockholders, provided that we do not register any securities for our own account or any other stockholder during such 90-day period (other than a registration relating to employee benefit plans, a registration relating to a corporate reorganization, any registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of registrable securities or a registration of only common stock issuable upon conversion of debt securities that are also being registered).

Form S-3 Registration Rights

        Any holder of then-outstanding registrable securities can request that we register all or part of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered, net of any underwriters' discounts, commissions and other specified offering expenses, is at least $750,000. The stockholders may only require us to effect two registration statements on Form S-3 in a 12-month period. We may postpone taking action with respect to such filing once during any 12-month period for a total cumulative period of not more than 90 days if our board of directors determines that the filing would be detrimental to us and our stockholders, provided that we do not register any securities for our own account or any other stockholder during such 90-day period (other than a registration relating to employee benefit plans, a registration relating to a corporate reorganization, any registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of registrable securities or a registration of only common stock issuable upon conversion of debt securities that are also being registered).

Piggyback Registration Rights

        In connection with this offering, holders of registrable securities were entitled to, and the necessary percentage of holders waived, their rights to notice of this offering and to include their registrable securities in this offering. If we register any of our securities for public sale in another offering, holders of registrable securities will have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to employee benefit plans, a registration relating to a corporate reorganization, any registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities or a registration of only common stock issuable upon conversion of debt securities that are also being registered. We have the right to terminate any registration we have initiated before the effective date of such registration, whether or not any holder has elected to include registrable securities in such registration. The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders if they determine in good faith that marketing factors require limitation, in which case the number of shares to be registered will be apportioned pro rata among these holders, according to the total amount of securities entitled to be included by each holder, or in a manner mutually agreed upon by the holders. However, in any underwriting not in connection with an initial public offering, the number of shares to be registered by these holders cannot be reduced below 30% of the total shares covered by the registration statement.

Expenses of Registration Rights

        We generally will pay all expenses, other than underwriting discounts and commissions.

Expiration of Registration Rights

        The registration rights described above will expire, with respect to any particular holder of these rights, on the earlier of the seventh anniversary of the closing of this offering, a merger, consolidation, sale or disposition of our company or a sale by a holder of equity securities representing at least a majority of the voting power of our company, or when that holder can sell all of its registrable securities in a three-month period without restriction under Rule 144 of the Securities Act.

Anti-Takeover Provisions

        The provisions of Delaware law, our restated certificate of incorporation and our restated bylaws, to be in effect upon the completion of this offering, could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

  •
  Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  The interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  At or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

        Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Restated Certificate of Incorporation and Restated Bylaw Provisions

        Our restated certificate of incorporation and our restated bylaws, to be in effect upon the completion of this offering, include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

  •
  Board of Directors Vacancies.  Our restated certificate of incorporation and restated bylaws will authorize only our board of directors to fill vacant directorships, including newly created seats unless our board of directors determines by resolution that such vacancies be filled by stockholders or as otherwise provided by law. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

  •
  Classified Board.  Our restated certificate of incorporation and restated bylaws will provide that our board is classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See "Management—Board Composition."

  •
  Stockholder Action; Special Meetings of Stockholders.  Our restated certificate of incorporation will provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws. Further, our restated bylaws will provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, the lead independent director, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

  •
  Advance Notice Requirements for Stockholder Proposals and Director Nominations.  Our restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also will specify certain requirements regarding the form and content of a stockholder's notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

  •
  No Cumulative Voting.  The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation's certificate of incorporation provides otherwise. Our restated certificate of incorporation and restated bylaws will not provide for cumulative voting.

  •
  Directors Removed Only for Cause.  Our restated certificate of incorporation will provide that stockholders may remove directors only for cause and only by the affirmative vote of a majority of holders of our capital stock permitted to vote on the election of directors.

  •
  Amendment of Charter Provisions.  Any amendment of the above expected provisions in our restated certificate of incorporation would require approval by holders of at least two-thirds of our outstanding common stock, provided that if two-thirds of our board of directors approves such an amendment, then only the approval of a majority of holders is required.

  •
  Issuance of Undesignated Preferred Stock.  Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by merger, tender offer, proxy contest or other means.

  •
  Choice of Forum.  Our restated certificate of incorporation will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our restated certificate of incorporation or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Transfer Agent and Registrar

        Upon the completion of this offering, the transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company. The transfer agent's address is 6201 15th Avenue, Brooklyn, New York 11219, and our shares of common stock will be issued in uncertificated form only, subject to limited circumstances.

Exchange Listing

        We have applied to list our common stock on the NASDAQ Global Market under the symbol "LOXO."

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

        Upon the closing of this offering, we will have a total of 15,064,064 shares of our common stock outstanding, assuming no exercise of the underwriters' over-allotment option and the sale of $3.0 million of shares (or 230,769 shares assuming a price of $13.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus) of common stock in the concurrent private placement, based on the 516,638 shares of our common stock outstanding as of March 31, 2014, and includes (i) the sale and issuance of 2,664,343 shares of Series B convertible preferred stock in a private placement by us in April 2014; (ii) the sale and issuance of 501,890 shares of Series B convertible preferred stock in a private placement by us in June 2014; (iii) the automatic conversion of all outstanding shares of our Series A convertible preferred stock and Series B convertible preferred stock into 8,322,483 shares of common stock, upon completion of this offering; and (iv) the automatic conversion of the 500,704 shares of Series A-1 convertible preferred stock outstanding into 1,609,559 shares of common stock, upon completion of this offering. Of these outstanding shares, 3,692,308 shares of common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, could only be sold in compliance with Rule 144.

        The remaining outstanding shares of our common stock, including the shares issued in the concurrent private placement, will be deemed "restricted securities" as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which rules are summarized below. In addition, substantially all of our security holders have entered into market standoff agreements with us or lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions, not to sell any of our stock for at least 180 days following the date of this prospectus, as described below. As a result of these agreements and the provisions of our amended and restated investors' rights agreement described above under "Description of Capital Stock—Registration Rights," subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

  •
  Beginning on the date of this prospectus, all of the shares sold in this offering, other than the shares purchased by our affiliates or existing stockholders (with the exception of affiliates of Deerfield Management Company, L.P.) will be immediately available for sale in the public market; and

  •
  Beginning 181 days after the date of this prospectus, 11,371,757 additional shares will become eligible for sale in the public market, of which 4,840,863 shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below, and 14,635 shares will be unvested and subject to our right of repurchase. The foregoing discussion does not reflect the potential purchase of any shares by our principal stockholders and their affiliates pursuant to their indications of interest to purchase $9.0 million of shares of common stock in this offering.

Lock-Up/Market Standoff Agreements

        All of our directors and officers and substantially all of our security holders are subject to lock-up agreements or market standoff provisions that prohibit them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of our common stock, options or warrants to acquire shares of our common stock or any security or instrument related to our common stock, or entering into any swap, hedge or other arrangement that transfers any of the economic consequences of ownership of our common stock, for a period of 180 days following the date of this prospectus without the prior written consent of Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated. See "Underwriting."

Rule 144

        In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

        In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up and market standoff agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately 150,641 shares immediately after this offering and the concurrent private placement; or

  •
  the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

        Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Form S-8 Registration Statement

        As soon as practicable after the closing of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act covering all of the shares of our common stock subject to outstanding options and the shares of our common stock reserved for issuance under our stock plans. We expect to file this registration statement as soon as permitted under the Securities Act. However, the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up and market standoff agreements to which they are subject. Of the 649,902 shares of our common stock that were subject to stock options outstanding as of March 31, 2014, options to purchase 21,249 shares of common stock were vested as of March 31, 2014. Shares of our common stock underlying outstanding options will not be eligible for sale until expiration of the 180 day lock-up and market standoff agreements to which they are subject.

Registration Rights

        We have granted demand, Form S-3 and piggyback registration rights to certain of our stockholders to sell our common stock. Registration of the sale of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. For a further description of these rights, see "Description of Capital Stock—Registration Rights."

 MATERIAL U.S. FEDERAL INCOME AND
ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

        This section summarizes the material U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of our common stock by "non-U.S. holders" (as defined below) pursuant to this offering. This summary does not provide a complete analysis of all potential U.S. federal income and estate tax considerations relating thereto. The information provided below is based upon provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions currently in effect. These authorities may change at any time, possibly retroactively, or the Internal Revenue Service, or IRS, might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of our common stock could differ from those described below. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

        This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift tax laws. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal tax purposes (or investors in such entities);

  •
  corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  persons subject to the alternative minimum tax or medicare contribution tax;

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  tax-exempt organizations or tax-qualified retirement plans;

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  controlled foreign corporations or passive foreign investment companies;

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  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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  persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

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  certain former citizens or former long-term residents of the United States;

  •
  persons who hold our common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction;

  •
  persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code.

        In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, this summary does not address tax considerations applicable to partnerships that hold our common stock, and partners in such partnerships should consult their tax advisors.

        INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

Non-U.S. Holder Defined

        For purposes of this summary, a "non-U.S. holder" is any beneficial owner of our common stock, other than a partnership, that is not:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state therein or the District of Columbia;

  •
  a trust that (i) is subject to the primary supervision of a U.S. court and one of more U.S. persons have authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

  •
  an estate whose income is subject to U.S. income tax regardless of source.

        If you are a non-U.S. citizen that is an individual, you may, in many cases, be treated as a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock.

Dividends

        We do not expect to declare or make any distributions on our common stock in the foreseeable future. If we do pay make distributions on shares of our common stock, however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder's adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See "—Sale of Common Stock."

        Any dividend paid to a non-U.S. holder on our common stock that is not effectively connected with the non-U.S. holder's conduct of a trade or business in the United States will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder's country of residence. You should consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing a Form W-8BEN (or any successor form) or appropriate substitute form to us or our paying agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a partnership or other pass-through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners' or other owners' documentation to us or our paying agent. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

        Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder, and if required by an applicable income tax treaty between the United States and the non-U.S. holder's country of residence, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are not subject to U.S. withholding tax. To obtain this exemption, a non-U.S. holder must provide us or our paying agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition to being taxed at graduated tax rates, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Sale of Common Stock

        Subject to the discussion below regarding the Foreign Account Tax Compliance Act, non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of our common stock unless:

  •
  the gain (i) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (ii) if required by an applicable income tax treaty between the United States and the non-U.S. holder's country of residence, is attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the non-U.S. holder in the United States (in which case the special rules described below apply);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of our common stock, and certain other requirements are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States); or

  •
  the rules of the Foreign Investment in Real Property Tax Act (FIRPTA) treat the gain as effectively connected with a U.S. trade or business.

        The FIRPTA rules may apply to a sale, exchange or other disposition of our common stock if we are, or were within the shorter of the five-year period preceding the disposition and the non-U.S. holder's holding period, a "U.S. real property holding corporation," or USRPHC. In general, we would be a USRPHC if interests in U.S. real estate comprised at least half of the value of our business assets. We do not believe that we are a USRPHC and we do not anticipate becoming one in the future. Even if we become a USRPHC, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if beneficially owned by a non-U.S. holder that actually or constructively owned more than 5% of our outstanding common stock at some time within the five-year period preceding the disposition.

        If any gain from the sale, exchange or other disposition of our common stock, (i) is effectively connected with a U.S. trade or business conducted by a non-U.S. holder and (ii) if required by an applicable income tax treaty between the United States and the non-U.S. holder's country of residence, is attributable to a permanent establishment (or, in certain cases involving individuals, a fixed base)

maintained by such non-U.S. holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject also to a "branch profits tax." The branch profits tax rate is 30%, although an applicable income tax treaty between the United States and the non-U.S. holder's country of residence might provide for a lower rate.

U.S. Federal Estate Tax

        The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent's country of residence provides otherwise.

Backup Withholding and Information Reporting

        The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or failing to report interest or dividends on his returns. The backup withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign, provided they establish such exemption.

        Payments to non-U.S. holders of dividends on common stock generally will not be subject to backup withholding, and payments of proceeds made to non-U.S. holders by a broker upon a sale of common stock will not be subject to information reporting or backup withholding, in each case so long as the non-U.S. holder certifies its non-U.S. status (and we or our paying agent do not have actual knowledge or reason to know the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied) or otherwise establishes an exemption. The provision of a properly executed form W-8BEN (or any successor form) will generally satisfy the certification requirements necessary to avoid the backup withholding tax. We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to these dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

        Under the Treasury regulations, the payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and the broker does not have actual knowledge or reason to know the holder is a U.S. person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting, but not backup withholding, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our common stock through a non-U.S. office of a broker that is:

  •
  a U.S. person (including a foreign branch or office of such person);

  •
  a "controlled foreign corporation" for U.S. federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

  •
  a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business;

unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

        Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

        Legislation known as the Foreign Account Tax Compliance Act (FATCA) will impose a U.S. federal withholding tax of 30% on certain "withholdable payments" (including U.S. source dividends and the gross proceeds from the sale or other disposition of U.S. stock) to foreign financial institutions and other non-U.S. entities that fail to comply with certain certification and information reporting requirements or otherwise establish an exemption. The obligation to withhold under FATCA is currently expected to apply to, among other items, (i) dividends on our common stock that are paid after June 30, 2014 and (ii) gross proceeds from the disposition of our common stock paid after December 31, 2016.

        EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

        We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of our common stock set forth opposite its name below. Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated are the representatives of the underwriters.

Underwriter	Number of Shares
Cowen and Company, LLC
Stifel, Nicolaus & Company, Incorporated
Oppenheimer & Co. Inc.
JMP Securities LLC

Total	4,384,615

        The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the over-allotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        Over-allotment Option to Purchase Additional Shares.    We have granted to the underwriters an option to purchase up to 657,692 additional shares of common stock at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the sale of common stock offered hereby. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.

        Discounts and Commissions.    The following table shows the public offering price, underwriting discount and proceeds, before expenses to us exclusive of any discount or proceeds in connection with the concurrent private placement. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

        We estimate that the total expenses of the offering, excluding underwriting discount, will be approximately $2.1 million and are payable by us. We have also agreed to reimburse the underwriters for expenses of up to $50,000 related to the clearance of this offering with the Financial Industry Regulatory Authority, Inc.

Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

        The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the shares of common stock to securities dealers at the public offering price less a concession not in excess of $            per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

        In addition, the underwriters will receive an aggregate of $                in placement agent fees in the concurrent private placement. See "—Concurrent Private Placement."

        Discretionary Accounts.    The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

        Market Information.    Prior to this offering, there has been no public market for shares of our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In addition to prevailing market conditions, the factors to be considered in these negotiations will include:

  •
  the history of, and prospects for, our company and the industry in which we compete;

  •
  our past and present financial information;

  •
  an assessment of our management; its past and present operations, and the prospects for, and timing of, our future revenues;

  •
  the present state of our development; and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

        We have applied for the quotation of our common stock on the NASDAQ Global Market under the symbol "LOXO."

        Stabilization.    In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

        Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

        Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

        Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

        Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NASDAQ Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

        Lock-Up Agreements.    Pursuant to certain "lock-up" agreements, we and our executive officers, directors and all of our other stockholders, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of the representatives for a period of 180 days after the date of the pricing of the offering.

        This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition (with the exception of shares purchased in this offering by affiliates of Deerfield Management Company, L.P.). The exceptions permit parties to the "lock-up" agreements, among other things and subject to restrictions, to: (a) make certain gifts; (b) make transfers by will or intestate succession; (c) if the party is a corporation, partnership, limited liability company or other business entity, make transfers to any stockholders, partners, members of, or owners of similar equity interests in the party, or to an affiliate of the party, if such transfer is not for value; (d) if the party is a corporation, partnership, limited liability company or other business entity, make transfers in connection with the sale or transfer of all of the party's capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the party's assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by the "lock-up" agreement; (e) if the party is a trust, make transfers to the beneficiary of such trust if such transfer is not for value; (f) enter into transactions relating to shares of common stock or other securities convertible into or exchangeable for common stock acquired in open market transactions after completion of the offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such transactions; (g) make transfers to us pursuant to agreements under which we have the option to repurchase such common stock or a right of first refusal with respect to transfers of such shares upon termination of service of such party; (h) enter into a 10b-5 trading plan, provided that such plan does not permit the sale of any common stock during the 180-day lock-up period and no public announcement or filing is made regarding such plan during the 180-day lockup period; (i) make transfers to us to satisfy tax withholding obligations pursuant to our equity incentive plans disclosed in this prospectus; and (j) make transfers pursuant to a bona-fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our securities involving a change of control of us, provided that in the event such tender offer, merger, consolidation or other transaction is not completed, such securities held by a party will remain subject to the lock-up agreement; provided that (i) in the case of clauses (a) through (e) above, the transferee agrees to be bound in writing by the lock-up restrictions and (ii) in the case of clauses (c), (d), and (e) above, no filing under Section 16(a) of the Exchange Act shall be required or voluntarily made during the 180-day lock-up period.

        Additionally, this lock-up provision does not apply to the conversion of our outstanding preferred shares into common stock in connection with this offering, provided that such common stock received upon conversion will be subject to this lock-up provision.

        The representatives may, in their sole discretion and at any time or from time to time before the termination of the lock-up period release all or any portion of the securities subject to lock-up agreements; provided, however, that, subject to limited exceptions, at least three business days before the release or waiver or any lock-up agreement, the representatives must notify us of the impending release or waiver and we will announce the impending release or waiver through a major news service at least two business days before the effective date of the release or waiver.

        Electronic Offer, Sale and Distribution of Shares.    A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

        Concurrent Private Placement.    NEA has agreed to purchase approximately $3.0 million of shares of our common stock at the initial public offering price in a private placement that will close concurrently with this offering. The underwriters will serve as placement agents for such concurrent private placement and will receive placement agent fees of 7.0% on shares purchased by NEA. The fee the underwriters will receive in connection with the concurrent private placement may be deemed to be underwriting compensation by FINRA. The closing of this offering is not conditioned upon the closing of such concurrent private placement.

        Other Relationships.    Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees.

        United Kingdom.    Each of the underwriters has represented and agreed that:

  •
  it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

  •
  it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

        Switzerland.    The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

        European Economic Area.    In relation to each Member State of the European Economic Area or the EEA, which has implemented the European Prospectus Directive (each, a Relevant Member State), an offer of our shares may not be made to the public in a Relevant Member State other than:

  •
  to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the European Prospectus Directive,

provided that no such offer of our shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive.

        For the purposes of this description, the expression an "offer to the public" in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression "European Prospectus Directive" means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

 LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus will be passed upon for us by Fenwick & West LLP, San Francisco, California. The underwriters are being represented by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

        CohnReznick LLP, independent registered public accounting firm, has audited our financial statements as of December 31 2013, and for the period from May 9, 2013 (date of inception) to December 31, 2013, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on CohnReznick LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC. Upon the closing of our initial public offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2013 and March 31, 2014 (unaudited)	F-3

Statements of Operations for the Period from May 9, 2013 (date of inception) to December 31, 2013, Three Months Ended March 31, 2014 (unaudited) and the Period from May 9, 2013 (date of inception) to March 31, 2014 (unaudited)

F-4

Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit for the Period from May 9, 2013 (date of inception) to December 31, 2013 and the Period from January 1, 2014 to March 31, 2014 (unaudited)

F-5

Statements of Cash Flows for the Period from May 9, 2013 (date of inception) to December 31, 2013, Three Months Ended March 31, 2014 (unaudited), and the Period from May 9, 2013 (date of inception) to March 31, 2014 (unaudited)

F-6
Notes to Financial Statements—December 31, 2013 and March 31, 2014 (unaudited)	F-7

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Loxo Oncology, Inc.

        We have audited the accompanying balance sheet of Loxo Oncology, Inc. (a development-stage company) as of December 31, 2013, and the related statements of operations, changes in redeemable convertible preferred stock and stockholders' deficit and cash flows for period from May 9, 2013 (date of inception) to December 31, 2013. Loxo Oncology, Inc.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Loxo Oncology, Inc. as of December 31, 2013, and the results of its operations and its cash flows for the period from May 9, 2013 (date of inception) to December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ CohnReznick LLP
Roseland, New Jersey
May 14, 2014, except for the effects of the matter discussed in Note 11, which is as of July 21, 2014

Loxo Oncology, Inc.
(A Development-Stage Company)

Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2013	March 31, 2014
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,994	$26,933
Prepaid expenses and other current assets	17	501

Total current assets	15,011	27,434
Security deposit	11	11

Total assets	$15,022	$27,445

Liabilities, redeemable convertible preferred stock and stockholders' deficit
Current liabilities:
Accounts payable	$221	$243
Accrued expenses	189	353

Total liabilities	410	596

Commitments and contingencies
Redeemable convertible preferred stock:
Series A—$0.0001 par value; 5,156,250 shares authorized at December 31, 2013 and March 31, 2014; 2,812,497 and 5,156,250 shares issued and outstanding at December 31, 2013 and March 31, 2014, respectively; (liquidation preference of $18,000 at December 31, 2013 and $33,000 at March 31, 2014)	17,799	32,810
Series A-1—$0.0001 par value; 500,704 shares authorized at December 31, 2013 and March 31, 2014; 500,704 shares issued and outstanding at December 31, 2013 and March 31, 2014, respectively; (liquidation preference of $12,000 at December 31, 2013 and March 31, 2014)	7,044	7,044

Total redeemable convertible preferred stock	24,843	39,854

Stockholders' deficit:
Common stock, $0.0001 par value; 9,375,000 shares authorized at December 31, 2013 and March 31, 2014; 452,896 and 555,218 shares issued and 452,896 and 516,638 outstanding at December 31, 2013 and March 31, 2014, respectively	—	1
Additional paid-in capital	59	186
Deficit accumulated during the development stage	(10,290)	(13,192)

Total stockholders' deficit	(10,231)	(13,005)

Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$15,022	$27,445

See accompanying notes to financial statements.

Loxo Oncology, Inc.
(A Development-Stage Company)

Statements of Operations

(in thousands, except share and per share amounts)

	Period From May 9, 2013 (Date of Inception) to December 31, 2013	Three months ended March 31, 2014	Period From May 9, 2013 (Date of Inception) to March 31, 2014
		(unaudited)	(unaudited)
Operating expenses:
Research and development with related party	$9,384	$1,275	$10,659
Research and development	323	711	1,034
General and administrative	583	916	1,499

Total operating expenses and net loss	(10,290)	(2,902)	(13,192)
Accretion of redeemable convertible preferred stock	(12)	(11)	(23)

Net loss attributable to common stockholders	$(10,302)	$(2,913)	$(13,215)

Per share information:
Net loss per share of common stock, basic and diluted	$(70.79)	$(14.22)

Weighted average shares outstanding, basic and diluted	145,528	204,807

See accompanying notes to financial statements.

Loxo Oncology, Inc.
(A Development-Stage Company)
Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit
Period from May 9, 2013 (Date of Inception) to December 31, 2013 and the Period from January 1, 2014 to March 31, 2014 (unaudited)
(in thousands except share and per share amounts)

						Stockholders' deficit
	Redeemable Convertible Preferred Stock
						Common Stock			Deficit Accumulated During the Development Stage
	Series A		Series A-1
							$0.0001 Par Value	Additional Paid-in Capital		Total Stockholders' Deficit
	Shares	Amount	Shares	Amount	Total	Shares
Balance, May 9, 2013 (date of inception)	—	$—	—	$—	$—	—	$—	$—	$—	$—
Issuance of common stock to founders—June and July 2013 at $0.0001 per share	—	—	—	—	—	452,896	—	1	—	1
Issuance of Series A redeemable convertible preferred stock, net of issuance costs of $213—July and September 2013 at $6.40 per share	2,812,497	17,787	—	—	17,787	—	—	—	—	—
Issuance of Series A-1 redeemable convertible preferred stock, with a fair value of $14.07 per share, in connection with a license agreement—July 2013	—	—	500,704	7,044	7,044	—	—	—	—	—
Accretion of Series A redeemable convertible preferred stock to redemption value	—	12	—	—	12	—	—	(12)	—	(12)
Stock-based compensation expense	—	—	—	—	—	—	—	70	—	70
Net loss	—	—	—	—	—	—	—	—	(10,290)	(10,290)

Balance, December 31, 2013	2,812,497	17,799	500,704	7,044	24,843	452,896	—	59	(10,290)	(10,231)
Issuance of common stock due to exercise of vested options (unaudited)	—	—	—	—	—	63,742	1	74	—	75
Issuance of Series A redeemable convertible preferred stock—March 2014 at $6.40 per share (unaudited)	2,343,753	15,000	—	—	15,000	—	—	—	—	—
Accretion of redeemable convertible preferred stock to redemption value (unaudited)	—	11	—	—	11	—	—	(11)	—	(11)
Stock-based compensation expense (unaudited)	—	—	—	—	—	—	—	64	—	64
Net loss (unaudited)	—	—	—	—	—	—	—	—	(2,902)	(2,902)

Balance, March 31, 2014 (unaudited)	5,156,250	$32,810	500,704	$7,044	$39,854	516,638	$1	$186	$(13,192)	$(13,005)

See accompanying notes to financial statements.

Loxo Oncology, Inc.
(A Development-Stage Company)

Statements of Cash Flows

(in thousands)

	Period From May 9, 2013 (Date of Inception) to December 31, 2013	Three Months Ended March 31, 2014	Period From May 9, 2013 (Date of Inception) to March 31, 2014
		(unaudited)	(unaudited)
Operating activities:
Net loss	$(10,290)	$(2,902)	$(13,192)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	70	64	134
Issuance of redeemable convertible preferred stock in connection with collaboration agreement	7,044	—	7,044
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(17)	(484)	(501)
Security deposit	(11)	—	(11)
Accounts payable	221	22	243
Accrued expenses	189	164	353

Net cash used in operating activities	(2,794)	(3,136)	(5,930)

Investing activities:
Net cash provided by investing activities	—	—	—

Financing activities:
Proceeds from issuance of redeemable convertible preferred stock, net	17,787	15,000	32,787
Proceeds from issuance of common stock	1	—	1
Proceeds from exercise of stock options	—	75	75

Net cash provided by financing activities	17,788	15,075	32,863

Net increase in cash and cash equivalents	14,994	11,939	26,933
Cash and cash equivalents—beginning of period	—	14,994	—

Cash and cash equivalents—end of period	$14,994	$26,933	$26,933

See accompanying notes to financial statements.

Loxo Oncology, Inc.
(A Development-Stage Company)

Notes to Financial Statements

December 31, 2013 and March 31, 2014 (unaudited)

1.     Organization and Description of Business

        Loxo Oncology, Inc. (the "Company") is a development-stage company that was incorporated on May 9, 2013 in the State of Delaware. The Company develops targeted small molecule therapeutics for the treatment of cancer in genetically defined patient populations. The Company's development approach translates key scientific insights relating to the oncogenic drivers of cancer into drugs that are potent and highly selective for their intended targets. Such drugs typically achieve high target engagement, which has been correlated with improved tumor response. The Company is also building a pipeline of additional product candidates targeting cancers driven by genetic alterations. The Company operates in one segment and has its principal office in Stamford, Connecticut. The Company is financed by venture capital investors.

        On July 3, 2013, the Company signed a multi-year collaboration agreement with Array BioPharma Inc. ("Array"). Under the terms of the agreement, the Company obtained certain rights to Array's TRK inhibitor program, as well as additional novel oncology targets. The Company has unrestricted commercial rights to each program and Array BioPharma participates in any potential successes through milestones, royalties, and partial ownership in the Company (see Note 7).

Reverse Stock Split

        The Company's Board of Directors (the "Board") and stockholders approved a 2.07 to 1 reverse stock split of the Company's common stock. The reverse stock split became effective on July 2, 2013. All share and per share amounts in the financial statements and notes thereto have been adjusted to give effect to this reverse stock split.

2.     Liquidity and Development-Stage Risks

        The financial statements of the Company have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments that might be necessary should the Company be unable to continue in existence. The Company has not generated any revenues and has not achieved profitable operations. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis. In addition, development activities, clinical and preclinical testing, and commercialization of the Company's products will require significant additional financing. The Company's deficit accumulated during the development stage through December 31, 2013 and March 31, 2014 aggregated $10.3 million and $13.2 million, respectively, and management expects to incur substantial and increasing losses in future periods. The success of the Company is subject to certain risks and uncertainties, including among others, uncertainty of product development; competition in the Company's field of use; uncertainty of capital availability; uncertainty of the Company's ability to enter into agreements with collaborative partners; dependence on third parties; and dependence on key personnel. The Company plans to finance future operations with a combination of proceeds from the issuance of preferred and/or common stock, licensing fees, and revenues from future product sales, if any. The Company has not generated positive cash flows from operations, and there are no assurances that the Company will be successful in obtaining an adequate level of financing for the development and commercialization of its planned products. Management believes that the Company's cash and cash equivalents as of March 31, 2014, combined with the Company's financings in

Loxo Oncology, Inc.
(A Development-Stage Company)

Notes to Financial Statements (Continued)

December 31, 2013 and March 31, 2014 (unaudited)

April of 2014 (see Note 10) will provide for the Company to continue operations through the end of 2015; however, there can be no assurance in this regard.

3.     Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification ("ASC") and Accounting Standards Update ("ASU") of the Financial Accounting Standards Board ("FASB").

Unaudited Interim Financial Information

        The accompanying balance sheet as of March 31, 2014, statements of operations and statements of cash flows for the three months ended March 31, 2014 and the period from May 9, 2013 (date of inception) to March 31, 2014 and the statement of redeemable convertible preferred stock and stockholders' deficit for the three months ended March 31, 2014 are unaudited. The interim unaudited financial statements have been prepared on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company's financial position as of March 31, 2014 and the results of its operations and its cash flows for the three months ended March 31, 2014 and the period from May 9, 2013 (date of inception) to March 31, 2014. The financial data and other information disclosed in these notes related to the three months ended March 31, 2014 and the period from May 9, 2013 (date of inception) to March 31, 2014 are unaudited. The results for the three months ended March 31, 2014 are not necessarily indicative of results to be expected for the year ending December 31, 2014, any other interim periods or any future year or period.

Use of Estimates

        Management considers many factors in developing the estimates and assumptions that are used in the preparation of these financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. This process may result in actual results differing materially from those estimated amounts used in the preparation of the financial statements if these results differ from historical experience, or other assumptions do not turn out to be substantially accurate, even if such assumptions are reasonable when made. In preparing these financial statements, management used significant estimates in the following areas, among others: stock-based compensation expense, the determination of the fair value of stock-based awards, the accounting for research and development costs, and the recoverability of the Company's net deferred tax assets and related valuation allowance.

        The Company utilizes significant estimates and assumptions in determining the fair value of its common stock and redeemable convertible preferred stock. The Board determined the estimated fair

Loxo Oncology, Inc.
(A Development-Stage Company)

Notes to Financial Statements (Continued)

December 31, 2013 and March 31, 2014 (unaudited)

value of the Company's common stock based on a number of objective and subjective factors, including external market conditions affecting the biotechnology industry and the prices at which the Company sold shares of redeemable convertible preferred stock, the superior rights and preferences of securities senior to the Company's common stock at the time, and the likelihood of achieving a liquidity event, such as an initial public offering ("IPO") or sale of the Company.

Cash and Cash Equivalents

        The Company considers all highly-liquid investments that have maturities of three months or less when acquired to be cash equivalents. As of December 31, 2013 and March 31, 2014, the Company's cash and cash equivalents consisted of cash deposited in a business checking account and a $20,000 certificate of deposit. Cash equivalents are valued at cost, which approximates their fair market value.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. The Company maintains its cash and cash equivalents at financial institutions, which at times, exceed federally insured limits. At December 31, 2013 and March 31, 2014, the Company's cash and cash equivalents were held by one financial institution and the amount on deposit was in excess of FDIC insurance limits. The Company has not recognized any losses from credit risks on such accounts since inception. The Company believes it is not exposed to significant credit risk on cash.

Fair Value of Financial Instruments

        The Company's financial instruments recorded on the balance sheet include cash and cash equivalents and accounts payable. Given their short-term nature, the carrying amounts of cash and cash equivalents and accounts payable approximate their fair values.

Research and Development Expenses with a Related Party

        Research and development expenses with a related party consist primarily of the estimated fair value of Series A-1 convertible preferred stock issued in connection with the Array collaboration agreement of approximately $7.0 million and $2.3 million in expenses incurred in relation to the conduct of the discovery and preclinical development programs by Array for the period from May 9, 2013 (date of inception) to December 31, 2013. Research and development expenses with a related party consist primarily of $1.3 million in expenses incurred in relation to the conduct of the discovery and preclinical development programs by Array for the three months ended March 31, 2014.

Research and Development Expenses

        Research and development costs are charged to expense as incurred. These costs include, but are not limited to, employee-related expenses, including salaries, benefits, stock-based compensation and travel as well as expenses related to third-party collaborations and contract research agreements.

Loxo Oncology, Inc.
(A Development-Stage Company)

Notes to Financial Statements (Continued)

December 31, 2013 and March 31, 2014 (unaudited)

Income Taxes

        Income taxes are recorded in accordance with ASC Topic 740, Income Taxes ("ASC 740"), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

        The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of December 31, 2013, the Company does not have any uncertain tax positions.

Accretion of Redeemable Convertible Preferred Stock

        The Company accounts for the discount due to issuance costs on its Series A redeemable convertible preferred stock using the straight-line method, which approximates the effective interest method, accreting such amounts to preferred stock from the date of issuance to the earliest date the holder can demand redemption.

Stock-Based Compensation

        At December 31, 2013 and March 31, 2014, the Company had one stock-based compensation plan, which is more fully described in Note 6. The Company accounts for stock-based compensation in accordance with the provisions of ASC Topic 718, Compensation-Stock Compensation ("ASC 718"), which requires the recognition of expense related to the fair value of stock-based compensation awards in the Statement of Operations.

        For stock options issued to employees and members of the Board for their services on the Board, the Company estimates the grant date fair value of each option using the Black-Scholes option-pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected term of the option, risk-free interest rates, the value of the common stock and expected dividend yield of the common stock. For awards subject to service-based vesting conditions, the Company recognizes stock-based compensation expense equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, which is generally the vesting term. For awards subject to both performance and service-based vesting conditions, the Company recognizes stock-based compensation expense using the straight-line recognition method when it is probable that the performance condition will be achieved. Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Loxo Oncology, Inc.
(A Development-Stage Company)

Notes to Financial Statements (Continued)

December 31, 2013 and March 31, 2014 (unaudited)

        Share-based payments issued to non-employees are recorded at fair value, and are periodically revalued as the equity instruments vest and are recognized as expense over the related service period. See Note 6 for a discussion of the assumptions used by the Company in determining the grant date fair value of options granted under the Black-Scholes option pricing model, as well as a summary of the stock option activity under the Company's stock-based compensation plan for the period from May 9, 2013 (date of inception) to December 31, 2013 and the three months ended March 31, 2014.

Basic and Diluted Net Loss Per Share of Common Stock

        Basic net loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, excluding the dilutive effects of convertible preferred stock, unvested restricted stock and stock options. Diluted net loss per share of common stock is computed by dividing the net loss attributable to common stockholders by the sum of the weighted-average number of shares of common stock outstanding during the period plus the potential dilutive effects of convertible preferred stock, unvested restricted stock and stock options outstanding during the period calculated in accordance with the treasury stock method, although these shares and options are excluded if their effect is anti-dilutive. Because the impact of these items is anti-dilutive during periods of net loss, there was no difference between basic and diluted net loss per share of common stock for the period from May 9, 2013 (date of inception) to December 31, 2013 or the three months ended March 31, 2014.

Recent Accounting Pronouncements

        On June 10, 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation ("ASUE 2014-10"). The guidance is intended to reduce the overall cost and complexity associated with financial reporting for development stage entities without reducing the availability of relevant information. The Board also believes the changes will simplify the consolidation accounting guidance by removing the differential accounting requirements for development stage entities. As a result of these changes, there no longer will be any accounting or reporting differences in GAAP between development stage entities and other operating entities. For organizations defined as public business entities the presentation and disclosure requirements in Topic 915 will no longer be required starting with the first annual period beginning after December 15, 2014, including interim periods therein. Early application is permitted for any annual reporting period or interim period for which the entity's financial statements have not yet been issued (public business entities) or made available for issuance (other entities). The Company is currently evaluating the impact of the adoption of ASU 2010-14 on its financial statements.

Loxo Oncology, Inc.
(A Development-Stage Company)

Notes to Financial Statements (Continued)

December 31, 2013 and March 31, 2014 (unaudited)

4.     Net Loss per Common Share

        The following table sets forth the computation of basic and diluted net loss per share (in thousands, except share and per share data):

	Period From May 9, 2013 (Date of Inception) to December 31, 2013	Three Months Ended March 31, 2014
Basic and diluted net loss per common share calculation:
Net loss	$(10,290)	$(2,902)
Accretion of discount on redeemable convertible preferred stock	(12)	(11)

Net loss attributable to common stockholders	$(10,302)	$(2,913)

Weighted average common shares outstanding—basic and diluted	145,528	204,807

Net loss per share of common stock—basic and diluted	$(70.79)	$(14.22)

        The following potentially dilutive securities outstanding at December 31, 2013 and March 31, 2014 have been excluded from the computation of diluted weighted average shares outstanding, as they would be anti-dilutive:

	December 31, 2013	March 31, 2014
Convertible preferred stock	3,313,201	5,656,949
Unvested restricted stock	264,190	264,190
Stock options	681,056	688,482

	4,258,447	6,609,621

5.     Accrued Expenses and Other Liabilities

        Accrued expenses and other liabilities consisted of the following (in thousands):

	December 31, 2013	March 31, 2014
Research and development expenses	$81	$148
General and administrative expenses	108	205

	$189	$353

Loxo Oncology, Inc.
(A Development-Stage Company)

Notes to Financial Statements (Continued)

December 31, 2013 and March 31, 2014 (unaudited)

6.     Redeemable Convertible Preferred Stock and Stockholders' Deficit

Capitalization

        As of December 31, 2013 and March 31, 2014, the Company's amended and restated certificate of incorporation reflected the following authorized shares: 15,031,954 shares of capital stock, consisting of 9,375,000 shares of common stock, par value of $0.0001 per share, and 5,656,954 shares of preferred stock, par value of $0.0001 per share of which (i) 5,156,250 shares are designated Series A Redeemable Convertible Preferred Stock ("Series A") and (ii) 500,704 shares are designated Series A-1 Redeemable Convertible Preferred Stock ("Series A-1").

        On June 28, 2013 and July 3, 2013, the Company issued 452,896 shares of common stock to its co-founders. The shares of common stock issued to two of these co-founders, aggregating 264,190 shares, were subject to vesting pursuant to restricted stock agreements, with 25% of such shares vested on July 3, 2014 and the remaining 75% vesting in equal monthly installments over a three-year period thereafter. The estimated grant-date fair value of these restricted shares was de minimis.

        On July 3, 2013, the Company entered into a stock purchase agreement, which was subsequently amended on September 19, 2013, pursuant to which the Company agreed to sell to certain investors (the "Investors"), upon the satisfaction of certain conditions, up to 2,812,497 shares of Series A. The initial closing occurred on July 3, 2013 and 1,562,500 shares of Series A were issued. The remaining 1,249,997 shares were issued on September 19, 2013. Upon completing the July and September closings, the Company received net proceeds of approximately $17.8 million. Additionally on July 3, 2013, the Company issued 500,704 shares, with an estimated fair value of approximately $7.0 million, of Series A-1 to Array in connection with entering into a collaboration agreement (see Note 7). The estimated fair value of these shares has been recognized as research and development expense-related party in the accompanying statement of operations (see Note 9).

        On February 28, 2014, the Company filed with the United States Food and Drug Administration an Investigational New Drug Application for a tyrosine kinase inhibitor targeted to the TRK family of receptors. As a result and in accordance with the provisions of the stock purchase agreement entered into on July 3, 2013, the Company issued 2,343,748 shares of Series A at a price of $6.40 per share and received net proceeds of $15.0 million on March 18, 2014.

Voting

        The holders of the common stock are entitled to one vote for each share of common stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting. The Series A-l (and, prior to the closing of a Qualified IPO, as defined below, any common stock issued upon conversion of the Series A-1) shall not have voting rights of any kind.

        Each holder of outstanding shares of Series A shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of Series A shall vote together with the holders of common stock as a single class on an as-converted basis, shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

Loxo Oncology, Inc.
(A Development-Stage Company)

Notes to Financial Statements (Continued)

December 31, 2013 and March 31, 2014 (unaudited)

Dividends

        The Series A and Series A-1 shall be entitled to receive dividends, when, as and if declared by the Board, out of any assets at the time legally available. If the Board shall declare dividends out of funds legally available therefore on the common stock, then dividends shall be declared on the Series A and Series A-1 on a pari passu basis and paid pro rata among the holders of the Series A, Series A-1, and common stock on a per share basis (as if all shares of Series A and Series A-1 had been converted into common stock immediately prior to the payment of such dividends). For this purpose, each holder of shares of Series A and Series A-1 is to be treated as holding the greatest whole number of shares of common stock then issuable upon conversion of all shares of Series A and Series A-1 held by such holder.

Liquidation

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or any deemed liquidation event, as defined in the articles of incorporation, before any payment shall be made to the holders of common stock by reason of their ownership thereof, the holders of shares of each series of Series A and Series A-1 then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, on a pari passu basis, an amount per share equal to (i) the original issue price for each share of Series A of $6.40 per share and (ii) the Series A-1 liquidation price of $23.96626 per share, plus in each case any dividends declared but unpaid thereon. If upon any such liquidation, dissolution, winding up or deemed liquidation event of the Company, the funds and assets available for distribution to the stockholders of the Company shall be insufficient to pay the holders of shares of Series A and Series A-1 the full amounts, the holders shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series A and Series A-1 held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

        The original issuance price for the Series A and the Series A-1 liquidation price are subject to appropriate adjustment in the event of any stock splits and combinations of shares and for dividends paid on such series of Series A or Series A-1 in shares of such stock.

Conversion

        Each share of a series of Series A and A-1 shall be convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of common stock as is determined by dividing at an initial conversion price of $6.40 per share and subject to adjustment as defined in the certificate of incorporation.

        Upon either (A) the closing of the sale of shares of common stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), resulting in at least $40 million of gross proceeds to the Corporation at a price per share to the public of at least three times the original issue price of the Series A (as adjusted for stock splits, stock dividends, recapitalizations or the like) (such public offering, a "Qualified IPO") or (B) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Series A Holders, (i) all outstanding shares of Series A shall automatically be converted into shares of Common Stock, at the original conversion price of $6.40

Loxo Oncology, Inc.
(A Development-Stage Company)

Notes to Financial Statements (Continued)

December 31, 2013 and March 31, 2014 (unaudited)

per share, subject to adjustment, and (ii) such shares may not be reissued by the Company. The conversion terms with the Series A-1 were amended with the April 2014 Series B convertible preferred stock financing (See Note 10) and fixed at $3.21 per share.

Redemption

        Shares of Series A shall be redeemed by the Company at a price equal to the original issuance price per share plus all declared but unpaid dividends thereon (the "Redemption Price"), in three annual installments commencing not more than 60 days after receipt by the Company at any time on or after the fifth anniversary of the original issuance date. In the event the Company is prevented from redeeming the shares, the Company shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. As of March 31, 2014, the Series A and A-1 redemption values were $33.0 million and $12.0 million, respectively.

        The Series A-1 is subject to redemption under certain "deemed liquidation" events, as defined, and, as such, the Series A-1 is considered contingently redeemable for accounting purposes.

2013 Equity Incentive Plan

        Effective July 2, 2013, the Company adopted the 2013 Equity Incentive Plan, which was amended in November 2013 (the "Plan"). The Plan provides for the granting of incentive stock options, non-statutory stock options and the issuance of restricted stock awards. As of December 31, 2013 and March 31, 2014 there were 905,796 shares of common stock authorized for issuance in connection with the Plan, of which there were 224,734 and 153,565 shares available for future issuance, respectively. On April 23, 2014 the Company amended the Plan, increasing the numbers of shares by 586,099 shares to 1,491,895 shares of common stock authorized for issuance in connection with the Plan. On July 9, 2014, the Company amended the Plan, increasing the number of shares by 33,741 shares to 988,554 shares of common stock authorized for issuance in connection with the Plan.

        Incentive options may be granted to employees, including members of the Board. Non-statutory stock options and purchase rights are granted to employees and consultants of the Company, including members of the Board and advisory board members. The terms of the stock option agreements, including the purchase price per share payable upon exercise of the non-statutory options, are determined by the Board. The exercise price of the incentive options shall not be less than the fair market value per share of common stock on the date of grant. The maximum term of the options granted is ten years, unless an employee owns more than 10% of the total combined voting power of all classes of stock of the Company.

        Certain options are eligible for exercise prior to vesting. Exercised but unvested shares are subject to repurchase by the Company at the initial exercise price. The proceeds from the shares subject to repurchase are classified as a liability and reclassified to equity as the shares vest. Under the Plan's early exercise feature, the Company could be required to repurchase 38,580 shares as of March 31, 2014. The Company records cash received from early exercised shares as a liability. As of March 31, 2014, $46,000 has been recorded as a liability and included in accrued expenses.

Loxo Oncology, Inc.
(A Development-Stage Company)

Notes to Financial Statements (Continued)

December 31, 2013 and March 31, 2014 (unaudited)

        The following table summarizes stock option activity under the Plan for the period from May 9, 2013 (date of inception) through March 31, 2014:

	Number of Shares	Weighted- Average Exercise Price
Outstanding at May 9, 2013 (date of inception)	—	—
Granted	681,056	$1.1840
Exercised	—	—
Cancelled	—	—
Forfeited	—	—

Outstanding at December 31, 2013	681,056	$1.1840
Granted	71,168	1.1840
Exercised	(63,742)	1.1840
Cancelled	—	—
Forfeited	—	—

Outstanding at March 31, 2014	688,482	$1.1840

Vested and expected to vest at March 31, 2014	688,482	$1.1840

Exercisable at December 31, 2013	57,722	$1.1840

Exercisable at March 31, 2014	21,259	$1.1840

Weighted-average grant date fair value of options granted during the period from May 9, 2013 (date of inception) to December 31, 2013	$0.90

Weighted-average grant date fair value of options granted during the three months ended March 31, 2014	$1.54

        The 688,482 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2014 in the table above includes 38,580 shares of common stock that have been issued upon exercise prior to vesting and are subject to repurchase by the Company.

        The weighted-average remaining contractual term of the outstanding options at December 31, 2013 and March 31, 2014 was 9.92 and 8.67 years, respectively.

        As of December 31, 2013, there was $543,563 of total unrecognized compensation expense related to options granted but not yet vested. This amount will be recognized as expensed over a weighted-average period of 3.46 years.

        As of March 31, 2014, there was $1,107,486 of total unrecognized compensation expense related to options granted but not yet vested. This amount will be recognized as expensed over a weighted-average period of 3.50 years.

Loxo Oncology, Inc.
(A Development-Stage Company)

Notes to Financial Statements (Continued)

December 31, 2013 and March 31, 2014 (unaudited)

        The Company uses the Black-Scholes option pricing model to estimate the fair value of option awards with the following weighted-average assumptions, which are based on industry comparative information for the period indicated:

	Period From May 9, 2013 (Date of Inception) to December 31, 2013	Three Months Ended March 31, 2014
Risk-free interest rate	2.14%	1.86%
Expected dividend yield	0%	0%
Expected stock price volatility	84.76%	90.70%
Expected term of options (in years)	7.44	6.04
Expected forfeiture rate	0%	0%

        The weighted-average valuation assumptions were determined as follows:

  •
  Risk-free interest rate: The Company bases the risk-free interest rate on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected option term.

  •
  Expected annual dividends: The estimate for annual dividends is 0%, because the Company has not historically paid, and does not expect for the foreseeable future to pay, a dividend.

  •
  Expected stock price volatility: The expected volatility used is based on historical volatilities of similar entities within the Company's industry which were commensurate with the Company's expected term assumption.

  •
  Expected term of options: The expected term of options represents the period of time options are expected to be outstanding. The expected term of the options granted to employees is derived from the "simplified" method as described in SAB 107 relating to stock-based compensation. The expected term for options granted to non-employees is equal to the contractual term of the awards.

  •
  Expected forfeiture rate: The Company's estimated annual forfeiture rate was 0%, based on historical forfeiture experience of various employee groups.

  •
  Fair value of common stock: The fair value of common stock of $1.1840 per share was determined with the assistance of a third-party valuation firm in connection with our initial Series A and Series A-1 convertible preferred stock issuances.

Loxo Oncology, Inc.
(A Development-Stage Company)

Notes to Financial Statements (Continued)

December 31, 2013 and March 31, 2014 (unaudited)

  •
  The estimated fair value of the Company's stock-based awards is amortized on a straight-line basis over the awards' service period. Stock-based compensation expense recognized was as follows (in thousands):

	Period From May 9, 2013 (Date of Inception) to December 31, 2013	Three Months Ended March 31, 2014	Period From May 9, 2013 (Date of Inception) to March 31, 2014
Research and development	$15	$44	$59
General and administrative	55	20	75

	$70	$64	$134

Restricted Stock

        The stock-based compensation expense for restricted stock is determined based on the estimated fair value of the Company's common stock on the grant date of the awards applied to the total number of awards that are anticipated to vest. Stock-based compensation was de minimis for the period from May 9, 2013 (date of inception) to December 31, 2013 and for the three months ended March 31, 2014.

7.     Commitments and Contingencies

Operating Leases

        The Company leases office space under an operating lease, which became effective December 20, 2013 and is scheduled to expire May 31, 2018. Rent expense under the operating lease during the period from May 9, 2013 (date of inception) to December 31, 2013 was $1,529. Rent expense under the operating lease during the three months ended March 31, 2014 was $13,904.

        Future minimum lease payments as of December 31, 2013 are as follows (in thousands):

Operating Lease
2014	$36
2015	62
2016	62
2017	62
2018	26

$248

Array Collaboration Agreement

        On July 3, 2013, the Company signed a multi-year strategic collaboration agreement with Array, and this agreement was subsequently amended on November 26, 2013 and April 10, 2014. Under the terms of the collaboration agreement, the Company obtained certain rights to Array's TRK inhibitor program, as well as additional novel oncology targets. The Company has worldwide commercial rights to each product candidate from the collaboration and Array participates in any potential successes through milestones, royalties, and equity ownership in the Company.

Loxo Oncology, Inc.
(A Development-Stage Company)

Notes to Financial Statements (Continued)

December 31, 2013 and March 31, 2014 (unaudited)

        With respect to the discovery and preclinical program, the collaboration agreement runs through July 3, 2016, and the Company has the option to extend the term for up to two additional one-year renewal periods by providing written notice to Array at least three months before the end of the initial discovery and preclinical development programs or the renewal period, if applicable.

        As part of the agreement the Company agreed to pay Array a fixed amount per month, based on Array's commitment to provide full-time equivalents and other support relating to the conduct of the discovery and preclinical development programs. The Company recorded related-party research and development expenses from the inception of the collaboration agreement to December 31, 2013 and the three months ended March 31, 2014 of $2.3 million and $1.3 million, respectively, related to the conduct of the discovery preclinical development programs by Array.

Milestones

        With respect to product candidates directed to TRK, including LOXO-101 and its back-up compounds, the Company could be required to pay Array up to $222 million in milestone payments, the substantial majority of which are due upon the achievement of commercial milestones. With respect to product candidates directed to targets other than TRK, the Company could be required to pay Array up to $213 million in milestone payments, the substantial majority of which are due upon the achievement of commercial milestones.

Royalties

        The Company is required to pay Array mid-single digit royalties on worldwide net sales of products directed to TRK and directed to targets. With respect to the royalty on products directed to targets, the Company has the right to credit certain milestone payments against royalties on sales of products directed to such target.

Convertible preferred stock issuance

        In connection with this agreement, the Company issued Array 500,704 shares of Series A-1 convertible preferred stock, par value $0.0001. The Company recognized, as a component of research and development expense with related party approximately $7.0 million related to the estimated fair value of the shares issued during the period from May 9, 2013 (date of inception) to December 31, 2013.

Legal Proceedings

        The Company is not involved in any legal proceeding that it expects to have a material effect on its business, financial condition, results of operations and cash flows.

8.     Income Taxes

        The Company accounts for income taxes under FASB ASC 740 ("ASC 740"). Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities, which are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Loxo Oncology, Inc.
(A Development-Stage Company)

Notes to Financial Statements (Continued)

December 31, 2013 and March 31, 2014 (unaudited)

        As of December 31, 2013, the Company had Federal net operating loss ("NOL") carryforwards of $3.4 million, local NOL carryforwards of $1.4 million and research and development tax credit carryforwards of $0.1 million, which are available to reduce future tax. The federal and local net operating loss carryforwards do not yet include the effect of research and development expenses of $6.8 million that we have capitalized for tax purposes. The Federal NOL and tax credit carryforwards will begin to expire at various dates starting in 2033. The local NOL carryforwards will begin to expire at various dates starting in 2033. The NOL and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. NOL and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, as well as similar state tax provisions. This could limit the amount of NOLs that the Company can utilize annually to offset future taxable income or tax liabilities. The amount of the annual limitation, if any, will be determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years.

        The Company's valuation allowances related to deferred tax assets are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filings or positions is more likely than not to be realized. Through December 31, 2013, the Company had no unrecognized tax benefits or related interest and penalties accrued.

        The principal components of the Company's deferred tax assets are as follows (in thousands):

Period from May 9, 2013 (date of inception) to December 31, 2013
Net operating losses	$1,248
Acquired research and development	2,479
Research and development credits	108
Other temporary differences	13

Gross deferred tax assets	3,848
Deferred tax asset valuation allowance	(3,848)

$—

        ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, the Company has recorded a full valuation allowance against its deferred tax assets at December 31, 2013 because the Company's management has determined that is it more likely than not that these assets will not be realized. The Company experienced a net change in valuation allowance of $3.8 million for the period from May 9, 2013 (date of inception) to December 31, 2013.

Loxo Oncology, Inc.
(A Development-Stage Company)

Notes to Financial Statements (Continued)

December 31, 2013 and March 31, 2014 (unaudited)

        A reconciliation of income tax (expense) benefit at the statutory federal income tax rate and income taxes as reflected in the financial statements is as follows:

Period from May 9, 2013 (date of inception) to December 31, 2013
U.S. statutory income tax rate	34.0%
State income taxes, net of federal benefit	2.4
Permanent differences	(0.1)
R&D credit carryforward	1.1
Valuation allowance	(37.4)

Effective tax rate	(0.0)%

9.     Related-Party Transactions

        The Company recorded expenses, as a component of research and development with related party, for the period from May 9, 2013 (date of inception) to December 31, 2013 and for the three months ended March 31, 2014 of approximately $2.3 million and $1.3 million, respectively, for services provided by Array. In addition to this payment to Array, the Company recorded approximately $7.0 million in expenses related to the issuance of Series A-1 convertible preferred stock in connection with a collaboration agreement during the period from May 9, 2013 (date of inception) to December 31, 2013, as described in further detail in Note 7 above.

10.   Subsequent Events

        The Company has evaluated events and transactions subsequent to the unaudited balance sheet date and through June 27, 2014, the date which the financial statements were available to be issued, and noted that no additional events have occurred such that adjustment to the amounts presented or disclosure in the notes to the financial statements is required, except for those disclosed below.

Series B Convertible Preferred Stock Financing

        On April 24, 2014 and June 24, 2014, the Company entered into stock purchase agreements pursuant to which the Company agreed to sell 2,664,343 and 501,890 shares, respectively, of Series B Redeemable Convertible Preferred Stock ("Series B"), $0.0001 par value, at a purchase price of $8.9661 per share. Upon completing the April and June offerings, the Company received gross proceeds of approximately $28.4 million which will be used to fund working capital and for general corporate purposes.

        As a result of these offerings, the Company amended and restated its certificate of incorporation to increase its authorized shares of common stock from 9,375,000 to 12,187,500 and its authorized shares of preferred stock from 5,656,949 to 8,823,182, of which 3,166,233 are designated as Series B.

        The Series B shall vote together with the holders of Common Stock as a single class on an as-converted basis and be entitled to receive non-cumulative dividends at an annual rate of 8% of the original issue price of the Series B ($8.9661 per share at April 24, 2014) per share per annum, out of

Loxo Oncology, Inc.
(A Development-Stage Company)

Notes to Financial Statements (Continued)

December 31, 2013 and March 31, 2014 (unaudited)

any assets at the time legally available therefore, when, as and if declared by the Board, prior and in preference to any dividend or distributions, declared, paid or set aside on shares of the Series A, A-1, or common stock.

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or any deemed liquidation event, as defined in the Company's charter, before any payment shall be made to the holders of Series A, Series A-1, or common stock, the Series B holders shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, on a pari passu basis, an amount per share equal to the original issuance price plus any dividends declared but unpaid thereon.

        The holders of Series B have the right to convert their shares, at any time, into shares of common stock at an initial conversion ratio of 1:1. The conversion ratio is subject to adjustment as defined in the Company's certificate of incorporation which include standard anti-dilution as well as down-round protection. Upon the closing of an IPO of the Company's common stock for a total offering of not less than $50 million, with a per share purchase price of not less than 1.3x, 2.0x and 3.0x the original issue price of the Series B, if the IPO occurs in 2014, 2015 or 2016, respectively.

        At any time on or after the seventh anniversary of the original issuance date and at the option of the holder, the Series B shall be redeemed by the Company at a price equal to the greater of (i) the original issuance price per share plus all declared but unpaid dividends or (ii) the fair market value as at the time of redemption thereon in three annual installments commencing not more than 60 days after receipt by the Company.

        Upon completing the Series B offering, the Company has raised more than $40 million in convertible preferred stock offerings, thereby terminating the special conversion price adjustment feature for the Series A-1 stockholders.

Employment Matters

        On April 9, 2014, the Company entered into an employment agreement with Mikel Moyer, Ph.D. to serve in the capacity of Chief Scientific Officer reporting to the Company's Chief Executive Officer. Dr. Moyer will be eligible to participate in the Company's bonus and the Plan.

Amendment to Array Agreement

        On April 10, 2014, the Company and Array entered into an amendment to the collaboration agreement (see Note 7). Pursuant to the amendment, in addition to LOXO-101, the parties designated 12 discovery targets, of which six are to be selected for additional study on or before January 2015, which will be reduced to four on or before October 2015. The Company has the option to increase the total candidate selection number to five for a modest additional payment. The Company also agreed to provide additional headcount support for Array's research activities on the agreed-upon targets.

        In addition, Array has agreed to notify the Company in writing at least 90 days before it begins substantial negotiations with third parties regarding the development and/or commercialization of compounds that selectively modulate TRKA for any oncology indications, and during this 90 day period the Company has the right to discuss the terms and conditions under which Array would grant such rights to the Company. If the Company does not reach agreement with Array during the 90 day period, then Array would be free to negotiate with, and grant such rights to, a third party.

Loxo Oncology, Inc.
(A Development-Stage Company)

Notes to Financial Statements (Continued)

December 31, 2013 and March 31, 2014 (unaudited)

Operating Lease Agreement

        On May 15, 2014, the Company entered into an operating lease agreement to occupy office space in San Francisco, CA (see Note 7). The lease commenced in May 2014 and will continue through May 2017, with the option of the Company to extend the lease for one additional period of three years. The total of the estimated base payments over the term of the lease are approximately $211,000. In addition to the base rent payments, the Company will be obligated to pay a pro rata share of operating expenses, utilities, and taxes.

Stock Option Grant

        On June 19, 2014 and July 9, 2014, the Board granted 587,594 and 204,780 options, respectively, with an exercise price of $3.6480 and $7.1360 per share, respectively, pursuant to the Plan. The vesting terms of each award may vest immediately, over a four year period or upon the achievement of certain milestones as defined in each award.

Capital Stock

        On July 21, 2014, the Company amended and restated its certificate of incorporation to reflect the following authorized share increases: 31,010,692 shares of capital stock, consisting of 22,187,500 shares of common stock, par value of $0.0001 per share, and 8,823,192 shares of preferred stock, par value of $0.0001 per share of which (i) 5,156,250 shares are designated Series A Redeemable Convertible Preferred Stock, (ii) 500,704 shares are designated Series A-1 Redeemable Convertible Preferred Stock and (iii) 3,166,233 shares are designated Series B Redeemable Convertible Preferred Stock.

2014 Equity Incentive Plan

        The Company has adopted a 2014 Equity Incentive Plan that will become effective on the date immediately prior to the effective date of this registration statement for the Company's proposed initial public offering and will serve as the successor to the 2013 Equity Incentive Plan. The 2014 Equity Incentive Plan will provide for the grant of awards to employees, directors, consultants, independent contractors and advisors, provided the consultants, independent contractors, directors and advisors are natural persons that render services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of stock options must be at least equal to the fair market value of our common stock on the date of grant.

        The Company has reserved 1,092,085 shares of its common stock to be issued under the 2014 Equity Incentive Plan and will increase automatically on January 1 of each of 2015 through 2024 by the number of shares equal to 3.0% of the aggregate number of outstanding shares of our common stock as of the immediately preceding December 31. The Company's Board may reduce the amount of the increase in any particular year.

        The 2014 Equity Incentive Plan authorizes the award of stock options, restricted stock awards, or RSAs, stock appreciation rights, or SARs, restricted stock units, or RSUs, performance awards and stock bonuses.

Loxo Oncology, Inc.
(A Development-Stage Company)

Notes to Financial Statements (Continued)

December 31, 2013 and March 31, 2014 (unaudited)

2014 Employee Stock Purchase Plan

        The Company has adopted a 2014 Employee Stock Purchase Plan ("ESPP") that will become effective on the effective date of this registration statement for the Company's proposed initial public offering. The ESPP will provide employees of the Company, including any parent or subsidiary companies that the Board designates from time to time as a corporation that shall participate in the plan, with a means of acquiring an equity interest in the Company and to provide an incentive for continued employment.

        There are 149,600 shares of common stock reserved for future issuances under the ESPP. Any employee regularly employed by the Company for six months or more on a full-time or part-time basis (20 hours or more per week on a regular schedule) will be eligible to participate in the plan. The ESPP will operate in successive six month offering periods. Each eligible employee who has elected to participate may purchase up to 1,000 shares or $25,000 during each offering period. The purchase price will be the lower of (i) 85% of the fair market value of a share of common stock on the first trading day of the offering period or (ii) 85% of the fair market value of a share of common stock on the last trading day of the offering period. The ESPP will continue for a period of ten years from the first purchase date under the plan unless otherwise terminated by the Board. As of July 19, 2014, no shares have been issued under the ESPP.

11.   Forward Stock Split

        In July 2014, the Board approved a 1.5625-for-1 forward stock split of the Company's common stock. The forward stock split became effective on July 21, 2014. All share and per share amounts in the financial statements and notes thereto have been adjusted to give effect to this forward stock split.

4,384,615 Shares

Common Stock

PROSPECTUS

Cowen and Company	Stifel

Oppenheimer & Co.	JMP Securities

            , 2014

Until            , 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

Amount Paid or to be Paid
SEC registration fee	$9,093
FINRA filing fee	11,089
Initial NASDAQ Global Market listing fee	25,000
Blue sky qualification fees and expenses	5,000
Printing and engraving expenses	300,000
Legal fees and expenses	1,200,000
Accounting fees and expenses	150,000
Transfer agent and registrar fees and expenses	4,000
Miscellaneous expenses	395,818

Total	$2,100,000

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

        As permitted by the Delaware General Corporation Law, the Registrant's restated certificate of incorporation to be effective in connection with the closing of this offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

  •
  any breach of the director's duty of loyalty to the Registrant or its stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

  •
  any transaction from which the director derived an improper personal benefit.

        As permitted by the Delaware General Corporation Law, the Registrant's restated bylaws to be effective upon the closing of this offering, provide that:

  •
  the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

  •
  the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

  •
  the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

  •
  the rights conferred in the restated bylaws are not exclusive.

        Prior to the closing of this offering, the Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's restated certificate of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. Reference is also made to the underwriting agreement to be filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant's restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

        The Registrant currently carries liability insurance for its directors and officers.

        Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.1
Form of Restated Certificate of Incorporation to be effective upon the closing of this offering	3.2
Form of Restated Bylaws to be effective upon the closing of this offering	3.4
Amended and Restated Investors' Rights Agreement dated April 24, 2014 among the Registrant and certain of its stockholders, as amended	4.2
Form of Indemnification Agreement	10.1

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

        Since our incorporation in May 9, 2013 and through July 30, 2014, the Registrant has issued and sold the following securities:

          1.     Since May 9, 2013 and through July 30, 2014, the Registrant has granted to its directors, officers, employees and consultants options to purchase 752,224 shares of common stock with an exercise price of $1.1840 per share, options to purchase 587,594 shares of common stock with an exercise price of $3.6480 per share and options to purchase 204,780 shares of common stock with an exercise price of $7.1360 per share under our 2013 Equity Incentive Plan. In this same period, the Registrant issued 124,978 shares of common stock upon exercise of stock options by its directors, officers, employees and consultants at per share exercise prices ranging from $1.1840 to $3.6480. These transactions were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 promulgated under the Securities Act.

          2.     In June 2013, the Registrant issued an aggregate of 188,707 shares of Registrant's common stock at a purchase price of $0.0013 per share to Joshua H. Bilenker. The securities issued in this transaction were exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act.

          3.     In July 2013, the Registrant issued an aggregate of 75,482 shares of Registrant's common stock at a purchase price of $0.0013 per share to Keith Flaherty, and 188,707 shares of Registrant's common stock at a purchase price of $0.0013 to Aisling Capital III, LP. The securities issued in this transaction were exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act.

          4.     In July 2013, the Registrant issued an aggregate of 1,562,500 shares of the Registrant's Series A convertible preferred stock at a purchase price of $6.40 per share to Aisling Capital III, LP and 500,709 shares of the Registrant's Series A-1 convertible preferred stock to Array BioPharma Inc., each of whom represented to us that it was a sophisticated accredited investor and qualified institutional buyer. The securities issued in this transaction were exempt from the registration requirements of the Securities Act in reliance on Rule 506 promulgated under the Securities Act.

          5.     In September 2013, the Registrant issued an aggregate of 1,249,997 shares of the Registrant's Series A convertible preferred stock at a purchase price of $6.40 per share to four purchasers that represented to us that they were sophisticated accredited investors and qualified institutional buyers. The securities issued in this transaction were exempt from the registration requirements of the Securities Act in reliance on Rule 506 promulgated under the Securities Act.

          6.     In March 2014, the Registrant issued an aggregate of 2,343,748 shares of the Registrant's Series A convertible preferred stock at a purchase price of $6.40 per share to five purchasers that represented to us that they were sophisticated accredited investors and qualified institutional buyers. The securities issued in this transaction were exempt from the registration requirements of the Securities Act in reliance on Rule 506 promulgated under the Securities Act.

          7.     In April 2014, the Registrant issued an aggregate of 2,664,343 shares of the Registrant's Series B convertible preferred stock at a purchase price of $8.9661 per share to seven purchasers that represented to us that they were sophisticated accredited investors and qualified institutional buyers. The securities issued in this transaction were exempt from the registration requirements of the Securities Act in reliance on Rule 506 promulgated under the Securities Act.

          8.     In June 2014, the Registrant issued an aggregate of 501,890 shares of the Registrant's Series B convertible preferred stock at a purchase price of $8.9661 per share to two purchasers that represented to us that they are each a sophisticated accredited investor and qualified institutional buyer. The securities issued in this transaction were exempt from registration requirements of the Securities Act in reliance on Rule 506 promulgated under the Securities Act.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  Exhibits.

Exhibit Number		Description of Document
1.1	*	Form of Underwriting Agreement (including form of lock-up agreement).

3.1	*	Restated Certificate of Incorporation, as amended to date.

3.2	*	Form of Restated Certificate of Incorporation to be effective upon closing of this offering.

3.3	*	Bylaws, as currently in effect.

3.4	*	Form of Restated Bylaws to be effective upon closing of this offering.

4.1	*	Form of Common Stock Certificate.

4.2	*	Amended and Restated Investors' Rights Agreement, dated July 21, 2014, by and among the Registrant and certain of its stockholders, as amended.

5.1	*	Opinion of Fenwick & West LLP.

10.1	*	Form of Indemnification Agreement.

10.2		2013 Equity Incentive Plan and forms of award agreements.

10.3	*	2014 Equity Incentive Plan, to become effective on the date immediately prior to the date the registration statement is declared effective, and forms of award agreements.

10.4	*	2014 Lease Agreement by and between Kashiwa Fudosan America, Inc. and the Registrant, dated as of April 1, 2014.

10.5	*	Offer Letter, dated as of November 15, 2013, by and between the Registrant and Joshua H. Bilenker, M.D.

10.6	*	2013 Sub-Lease Agreement by and between Tyr Energy, Inc. and the Registrant, dated as of November 22, 2013.

10.7	†*	Drug Discovery and Collaboration Agreement, dated July 3, 2013, between Registrant and Array BioPharma Inc., as amended by Amendment No. 1 to Drug Discovery and Collaboration Agreement, dated November 26, 2013 and Amendment No. 2 to Drug Discovery and Collaboration Agreement, dated April 10, 2014.

10.8	*	Founder's Restricted Stock Purchase Agreement, dated June 28, 2013, by and between the Registrant and Joshua H. Bilenker, M.D.

10.9	*	2014 Employee Stock Purchase Plan, to become effective on the date the registration statement is declared effective.

10.10	*	Offer Letter, dated as of July 1, 2014, by and between the Registrant and Dov A. Goldstein, M.D.

21.1	*	Subsidiaries of the Registrant.

23.1		Consent of independent registered public accounting firm.

23.2	*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1	*	Power of Attorney. (Included in page II-6 to the registration statement on Form S-1 filed previously.)

*
Previously filed.

†
Confidential treatment has been requested for this exhibit.

  (b)
  Financial Statement Schedules.

        No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

ITEM 17.    UNDERTAKINGS.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

          (a)   purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Stamford, Connecticut, on the 30th day of July, 2014.

LOXO ONCOLOGY, INC.
By:	/s/ JOSHUA H. BILENKER, M.D. Joshua H. Bilenker, M.D. President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ JOSHUA H. BILENKER, M.D. Joshua H. Bilenker, M.D.		President, Chief Executive Officer and Director (Principal Executive Officer)	July 30, 2014
/s/ DOV A. GOLDSTEIN, M.D. Dov A. Goldstein, M.D.		Chief Financial Officer and Director (Principal Accounting Officer and Principal Financial Officer)	July 30, 2014
* James Barrett, Ph.D.		Director	July 30, 2014
* David Bonita, M.D.		Director	July 30, 2014
* Steven A. Elms		Director	July 30, 2014
* Keith T. Flaherty, M.D.		Director	July 30, 2014
* Avi Z. Naider		Director	July 30, 2014
*By	/s/ DOV A. GOLDSTEIN, M.D. Dov A. Goldstein, M.D.

EXHIBIT INDEX

Exhibit Number		Description of Document
1.1	*	Form of Underwriting Agreement (including form of lock-up agreement).

3.1	*	Restated Certificate of Incorporation, as amended to date.

3.2	*	Form of Restated Certificate of Incorporation to be effective upon closing of this offering.

3.3	*	Bylaws, as currently in effect.

3.4	*	Form of Restated Bylaws to be effective upon closing of this offering.

4.1	*	Form of Common Stock Certificate.

4.2	*	Amended and Restated Investors' Rights Agreement, dated July 21, 2014, by and among the Registrant and certain of its stockholders, as amended.

5.1	*	Opinion of Fenwick & West LLP.

10.1	*	Form of Indemnification Agreement.

10.2		2013 Equity Incentive Plan and forms of award agreements.

10.3	*	2014 Equity Incentive Plan, to become effective on the date immediately prior to the date the registration statement is declared effective, and forms of award agreements.

10.4	*	2014 Lease Agreement by and between Kashiwa Fudosan America, Inc. and the Registrant, dated as of April 1, 2014.

10.5	*	Offer Letter, dated as of November 15, 2013, by and between the Registrant and Joshua H. Bilenker, M.D.

10.6	*	2013 Sub-Lease Agreement by and between Tyr Energy, Inc. and the Registrant, dated as of November 22, 2013.

10.7	†*	Drug Discovery and Collaboration Agreement, dated July 3, 2013, between Registrant and Array BioPharma Inc., as amended by Amendment No. 1 to Drug Discovery and Collaboration Agreement, dated November 26, 2013 and Amendment No. 2 to Drug Discovery and Collaboration Agreement, dated April 10, 2014.

10.8	*	Founder's Restricted Stock Purchase Agreement, dated June 28, 2013, by and between the Registrant and Joshua H. Bilenker, M.D.

10.9	*	2014 Employee Stock Purchase Plan, to become effective on the date the registration statement is declared effective.

10.10	*	Offer Letter, dated as of July 1, 2014, by and between the Registrant and Dov A. Goldstein, M.D.

21.1	*	Subsidiaries of the Registrant.

23.1		Consent of independent registered public accounting firm.

23.2	*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1	*	Power of Attorney. (Included in page II-6 to the registration statement on Form S-1 filed previously.)

*
Previously filed.

†
Confidential treatment has been requested for this exhibit.